Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AURINIA PHARMA U.S., INC.,

a Delaware corporation;

AURINIA MERGER SUB, INC.,

a Delaware corporation;

KEZAR LIFE SCIENCES, INC.,

a Delaware corporation;

AND

solely for purposes of Section 10.13

AURINIA PHARMACEUTICALS INC.,

a company incorporated under the laws of the Province of Alberta

Dated as of March 30, 2026

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

Exhibits

EXHIBIT A	Offer Conditions
EXHIBIT B	Form of Certificate of Incorporation of the Surviving Corporation
EXHIBIT C	Form of CVR Agreement
EXHIBIT D	Form of Tender and Support Agreement

Schedules

SCHEDULE I	Closing Net Cash
SCHEDULE II	Prepaid Expenses, Receivables and Deposits

Company Disclosure Letter

Parent Disclosure Letter

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 30, 2026 (this “Agreement” and, such date, the “Agreement Date”), by and among Aurinia Pharma U.S., Inc., a Delaware corporation (“Parent”), Aurinia Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Kezar Life Sciences, Inc., a Delaware corporation (the “Company”), and, solely for purposes of Section 10.13, Aurinia Pharmaceuticals Inc., a company incorporated under the laws of the Province of Alberta (“Ultimate Parent”).

WHEREAS, on the terms and subject to the conditions of this Agreement, Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be amended from time to time in accordance with the terms of this Agreement, the “Offer”) to purchase all the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) for a price per share of the Company Common Stock of (i) $6.955 (the “Cash Amount”), which Cash Amount is based on an estimated amount of Closing Net Cash as of the Agreement Date equal to fifty million dollars ($50,000,000) (the “Signing Net Cash”), payable without interest, plus (ii) one contingent value right (a “CVR”) (such amount, or any different amount per share paid pursuant to the Offer to the extent permitted under this Agreement, being the “CVR Amount”), issuable without interest, which shall represent the right to receive potential payments, in cash, without interest, described in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (the Cash Amount plus the CVR Amount, collectively being the “Offer Price”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, and pursuant to the Merger, each share of the Company Common Stock that is not validly tendered and irrevocably accepted for purchase pursuant to the Offer, except as provided in this Agreement, shall be converted in the Merger into the right to receive an amount equal to the Offer Price without interest;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected under Section 251(h) of the DGCL and, subject to the terms of this Agreement, effected as soon as practicable following the consummation (as defined in Section 251(h)(6) of the DGCL) of the Offer;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain of the Company’s stockholders are entering into tender and support agreements with Parent and Merger Sub, substantially in the form attached hereto as Exhibit D (each, a “Support Agreement”) pursuant to which, among other things, such stockholders have agreed to tender their Company Common Stock to Merger Sub in the Offer;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Offer Closing Time, the Company, the Representative thereunder and the Rights Agent will enter into the CVR Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Offer, the Merger and the other Transactions are fair to, and in the best interests of the Company and the Company Stockholders, (ii) approved and declared advisable the Merger and the execution, delivery and performance by the Company of this Agreement and the consummation of the

Transactions, (iii) resolved that this Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing Time, and (iv) recommended that the Company Stockholders accept the Offer and tender their shares of the Company Common Stock pursuant to the Offer;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, Ultimate Parent has agreed to guarantee certain obligations of Parent and Merger Sub pursuant to Section 10.13 of this Agreement;

WHEREAS, the board of directors of each of Parent and Merger Sub has duly authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, and the board of directors of Merger Sub has declared this Agreement and the Transactions advisable and recommended that Parent, as sole stockholder of Merger Sub, adopt this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement (i) shall permit the Company and its Representatives to comply with the Company’s obligations in this Agreement and (ii) may omit a “standstill” or similar obligation to the extent that Parent has been, or is, concurrently with the entry by the Company into such confidentiality agreement, released from any “standstill” or other similar obligation in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such first Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Authorizations” means any approvals, authorizations, certificates, registrations, licenses, exemptions, permits and consents of Governmental Entities.

“Book-Entry Shares” means shares of the Company Common Stock not represented by certificates and held in the Direct Registration System.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York.

“Buyer Entities” means, collectively, Parent and Merger Sub.

“Closing Net Cash” means, without duplication, (i) the sum of the Company’s cash and cash equivalents and marketable securities as of immediately prior to the Offer Closing Time, determined in accordance with GAAP, applied on a basis consistent with the Company’s application thereof in the Company’s consolidated financial statements (excluding the aggregate exercise price of all of the In-the-Money Options), plus (ii) the prepaid expenses, receivables and deposits of the Company set forth on Schedule II, minus (iii) the sum of the Company’s monetary liabilities and its consolidated short-term and long-term contractual obligations (including Indebtedness) whether or not accrued or incurred by or on behalf of the Company as of immediately prior to the Offer Closing Time, minus (iv) the Transaction Expenses to the extent unpaid as of immediately prior to the Offer Closing Time, minus (v) all Parent Transaction Expenses in an amount not to exceed two hundred fifty thousand dollars ($250,000), minus (vi) the Estimated Costs Post Merger Closing, each in a manner consistent with Schedule I hereto, which is attached for illustrative purposes only.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Group” means a group of Persons that elects to file a Tax Return or pay a Tax, or is required to or otherwise files a Tax Return or pays a Tax, as an affiliated group, consolidated group, combined group, unitary group or other similar group for purposes of applicable Law.

“Company Associate” means any current or former employee, officer, independent contractor or other non-employee individual service provider of the Company or any of its Subsidiaries.

“Company Balance Sheet” means the consolidated audited balance sheet of the Company as of December 31, 2025 included in the Company’s Form 10-K for the year ended December 31, 2025.

“Company Employee Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA that the Company or any of its Subsidiaries (i) sponsors, maintains, administers, or contributes to, or (ii) provides benefits under or through, or (iii) has any obligation to contribute to or provide benefits under or through, or (iv) may reasonably be expected to have any liability (contingent or otherwise) with respect to, or (v) utilizes to provide benefits to or otherwise cover any Company Associate (or their spouses, dependents, or beneficiaries).

“Company Equity Awards” means the Company Options and Company Restricted Stock Unit Awards.

“Company ESPP” means the Company 2018 Employee Stock Purchase Plan.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company, co-owned by the Company, or exclusively licensed to the Company or any of its Subsidiaries.

“Company Lease” means that certain Lease, dated August 16, 2017, and as subsequently amended, between the Company and GNS SOUTH TOWER, LP, as successor-in-interest to AP3-SF1 4000 Shoreline, LLC (“Landlord”) regarding the premises located on the first floor and the third (3rd) floor of the Building located at 4000 Shoreline Court, South San Francisco, California 94080.

“Company Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence that has a material adverse effect on the business, financial condition, assets, properties or results of operations of the Company; provided that, none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: any change, event, condition, development, circumstance, state of facts, effect or occurrence to the extent resulting from or arising out of (A) general conditions (or changes therein) in the industries in which the Company operates, (B) general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, default or similar event or occurrence affecting a national or federal government, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case, in the United States, the European Union or elsewhere in the world, (C) any change in applicable Law or GAAP after the date hereof, (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared), sabotage, or terrorism (cyber or otherwise), or any escalation or worsening of any of the foregoing, (E) any epidemic, pandemic, disease outbreak or other public health-related event (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Officials), hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster, (F) the failure, in and of itself, of the Company to meet any internal or external forward-looking projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after the Agreement Date, or changes in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement, pendency or performance of any of the Transactions (including any actions reasonably required to effect the Wind-Down Process), including the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, any stockholder Proceeding (direct or derivative) in respect of this Agreement or any of the Transactions and any loss of or change in relationship, contractual or otherwise, with any Governmental Entity, supplier, vendor, service provider, collaboration partner, licensor, licensee or any other party having business dealings with the Company (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control), or departure of any employees or officers, of the Company (provided that this clause (G) shall not apply to the representations and warranties set forth in Section 4.05 or the condition set forth in clause (ii) of Exhibit A to the extent relating to such representations and warranties), (H) the Company’s compliance with, or Parent’s breach of, the covenants contained in this Agreement, (I) any action taken by the Company at Parent’s express written request or with Parent’s express written consent, or (J) any matter set forth in, arising out of, or disclosed in the Company Disclosure Letter or taken into account in the calculation of Closing Net Cash, except in the case of clause (A), (B), (C), (D) or (E), to the extent that the Company is disproportionately affected thereby as compared with other participants in the industries in which the Company operates (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Outstanding Shares” means the total number of shares of the Company Common Stock, including all shares underlying the Company Options and Company Restricted Stock Unit Awards, that are issued and outstanding as of immediately prior to the Offer Closing Time, and assuming the exercise of all In-the-Money Options outstanding as of the Effective Time. No Out-of-the-Money Options or other security cancelled for no consideration shall be included in the total number of shares of the Company Common Stock outstanding for purposes of determining the Company Outstanding Shares.

“Company Options” means options to purchase shares of Company Common Stock granted by the Company under the Company Stock Plans.

“Company Registered Intellectual Property Rights” means all Registered Intellectual Property Rights within the Company Intellectual Property Rights.

“Company Restricted Stock Unit Awards” means restricted stock unit awards covering shares of Company Common Stock granted by the Company under the Company Stock Plans.

“Company Stockholders” means the holders of shares of outstanding Company Common Stock.

“Company Stock Plans” means the Company’s 2015 Equity Incentive Plan, as amended, the Company’s 2018 Equity Incentive Plan, the Company’s 2022 Inducement Plan and the Company ESPP.

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group (other than Parent and its Subsidiaries) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 20% or more (based on the fair market value thereof, as determined by the Company Board) of the assets of the Company or (B) 20% or more of the aggregate voting power of the capital stock of the Company, (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company that, if consummated, would result in any Person or group (or the stockholders of any Person) beneficially owning, directly or indirectly, 20% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions or (iii) any combination of the foregoing.

“Consent” means any consent, approval, license, permit, order or authorization.

“Contract” means, with respect to any Person, any legally binding contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument to which such Person or its Subsidiaries is a party or by which any of their respective properties or assets is bound.

“Direct Registration System” means the service that provides for electronic direct registration of securities in a record holder’s name on the Company’s transfer books and allows shares to be transferred between record holders electronically.

“Enforceability Exceptions” means the (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Enodia Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of March 6, 2026, by and between the Company and Enodia Therapeutics SAS, a French simplified joint stock company (société par actions simplifiée), as may be amended, supplemented, or otherwise modified from time to time.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity, part of the same “controlled group” as such Entity or under common control with such Entity under Sections 414(b),(c),(m) or (o) of the Code, as applicable.

“Estimated Costs Post Merger Closing” means, without duplication (including duplication of any amounts included in Transaction Expenses or Indebtedness) the unpaid costs that the Surviving Corporation would reasonably be expected to incur after the Offer Closing Time, in connection with: (i) the Wind-Down Process, including (y) any related clinical activities (including closing down clinical studies), and (z) remaining lease-related obligations (including rent, common area maintenance, property taxes, insurance, utilities, janitorial services and other administrative fees, (ii) the obligations set forth under Section 4.6(c) of the CVR Agreement, and (iii) any legal Proceedings that commenced, or are related to events that occurred, prior to the Offer Closing Time, but in each case, excluding any such costs that are required to be paid by Parent or Merger Sub hereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended, and all regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any supranational, national, federal, state, municipal, provincial, local or other government, domestic or foreign, or any court, administrative agency or commission or other governmental authority or instrumentality exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, federal, state, municipal, provincial or local government, including any department, commission, board, agency, bureau, subdivision, instrumentality or other regulatory, administrative, judicial or arbitral authority, whether domestic or foreign, and in each case, of competent jurisdiction.

“Governmental Official” means any official or employee of any government, or any department, agency, or instrumentality thereof, any political party or official thereof, any candidate for political office, any official or employee of any public international organization, or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, party, or public international organization.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Health Care Laws” means the FDCA, the Public Health Service Act (42 U.S.C. §§ 201 et seq.), the Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the False Statements Law (42 U.S.C. §1320a-7b(a)), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7a), the False Claims Act (31 U.S.C. § 3729 et seq.), the Physician Payments Sunshine Act (42 U.S.C. §1320a-7h), and the exclusions law (42 U.S.C. §1320a-7).

“Incidental Contracts” means all (a) shrink-wrap, click-wrap and off-the-shelf Contracts for commercially available software or services, (b) material transfer agreements, (c) Contracts that are ancillary to a sale of products or services to customers or the purchase or use of software, services, equipment, reagents or other materials, (d) non-disclosure agreements entered into in the ordinary course of business, (e) non-exclusive license agreements for cell lines, viruses and research tools, (f) non-material services agreements entered into in the ordinary course of business and (g) offer letters, employment agreements, consulting or contractor agreements and invention assignment agreements entered into with employees and contractors of the Company or any of its Subsidiaries.

“Indebtedness” means, with respect to the Company or its Subsidiaries, and without duplication (including without duplication of any amounts included in Transaction Expenses) (i) indebtedness for borrowed money, (ii) debt obligations evidenced by bonds, debentures, notes or similar instruments, (iii) all guarantees of the Company or its Subsidiaries of any Indebtedness of any other Person and arrangements having the economic effect of a guarantee, to the extent called or drawn upon, (iv) any deferred purchase price obligations for assets, property, securities, business or services, including seller notes, holdback, or similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation, (v) net obligations under any interest rate swap, forward contract, currency or other hedging arrangement, derivative or similar transaction, to the extent actually terminated, (vi) any Unpaid Taxes, (vii) any unfunded benefit liability with respect to any retirement or deferred compensation plan, program, agreement or arrangement, and (viii) any accrued and unused vacation, paid time off or similar leave, and any accrued and unpaid severance, bonus, commission or similar obligations, that relate to the period prior to the Offer Closing Time, irrespective of whether accrued, and in each case, the employer portion of any payroll taxes related thereto. “Indebtedness” shall not include any intercompany Indebtedness of the Company or any Indebtedness incurred by Parent or its Affiliates (and subsequently assumed by the Company) at the Closing.

“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights throughout the world, including any and all state, United States, international and/or foreign or other territorial or regional rights in, arising out of or associated with any of the following: (i) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisional, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, reexaminations, term extensions, confirmations, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (ii) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs or other names and locators associated with the internet, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith and symbolized thereby, (iii) works of authorship (whether or not copyrightable) and all copyrights, copyrightable works, derivative works, including registrations and applications for registration thereof, and all renewals, extensions, restorations or reversions of the foregoing, including all rights of authorship, use, publication, publicity, reproduction, distribution, income, performance and transformation, (iv) software, including all source code, object code, firmware, development tools files, records and data, all media on which any of the foregoing is recorded, and all related documentation, (v) all inventions, invention disclosures, improvements, formulae, customer lists, trade secrets, know-how (including recipes, specifications, formulae, manufacturing and other processes, operating procedures, methods, techniques and all research and development information), technology, technical data, databases, data collections, confidential information and other proprietary rights and intellectual property, whether patentable or not, and all documentation relating to any of the foregoing, (vi) all United States and foreign rights arising under or associated with any of the foregoing, and (vii) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world.

“Intervening Event” means an event, change, effect, development, condition or occurrence material to the Company that was not known or reasonably foreseeable by the Company Board as of the Agreement Date (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable); provided that in no event shall any of the following constitute or contribute to an Intervening Event: (i) changes in the financial or securities markets or general economic or political conditions in the United States, (ii) changes (including changes in applicable Law) or conditions generally affecting the industry in which the Company operates, (iii) changes in the market price or trading volume of the Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event if such facts are not otherwise excluded under this definition), or (iv) the receipt, existence or terms of any Company Takeover Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to a Company Takeover Proposal, or the consequences of any of the foregoing.

“In-the-Money Option” means each Company Option that has a per share exercise price that is less than the Cash Amount.

“IRS” means the U.S. Internal Revenue Service.

“Judgment” means a judgment, order, injunction or decree of any Governmental Entity.

“knowledge” means (a) in the case of the Company, the actual knowledge, as of the Agreement Date, of the individuals listed in Section 1.01(a) of the Company Disclosure Letter and (b) in the case of Parent and Merger Sub, the actual knowledge, as of the Agreement Date, of the individuals listed in Section 1.01(a) of the Parent Disclosure Letter, in each case, following reasonable inquiry of such individual’s direct reports who are current employees as of the Agreement Date.

“Law” means any statute, law, ordinance, regulation, rule, act, code, order, constitution, treaty, common law, judgment, decree, award, writ, ruling, injunction, other requirement or rule of law of any Governmental Entity.

“Liens” means pledges, licenses, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

“made available” means (unless otherwise specified), with respect to a particular document, item or other piece of information, (i) inclusion and availability in the virtual data room hosted on Ideals by the Company in connection with the Transactions on or prior to 4:00 p.m., Eastern Time, or (ii) as disclosed in the forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) filed with (or furnished to) the SEC by the Company, to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System, each of clauses (i) and (ii), on the Business Day prior to the Agreement Date and continuously through the Closing.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a “multiple employer plan” as described in Section 413(c) of ERISA.

“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

“Nasdaq” means The Nasdaq Global Select Market.

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Out-of-the-Money Option ” means each Company Option that has a per share exercise price that is equal to or greater than the Cash Amount.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents, prohibits, impairs or delays or is reasonably likely to prevent, prohibit, impair or delay Parent or Merger Sub from consummating the Offer, the Merger and the other Transactions on or before the Outside Date, or performing their respective obligations under this Agreement or the CVR Agreement.

“Permitted Lien” means (i) a defect or irregularity in title, (ii) an easement or right of way, (iii) a Lien for Taxes not yet due and payable or being contested in good faith through appropriate Proceedings and for which adequate reserves have been maintained in accordance with GAAP, (iv) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business, (v) liens that have arisen in the ordinary course of business (including, after giving effect to the Wind-Down Process) and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company, (vi) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (vii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (viii) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and (ix) liens arising under applicable securities Law, and/or (x) other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, estate, trust, joint venture, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” means data and information relating to an identifiable natural person that is considered “personal information,” “personally identifiable information” or a similar term and regulated or protected by one or more applicable Privacy Laws.

“Pre-Closing Tax Period” means any taxable period, or portion thereof in the case of a Straddle Period, that ends on or prior to the Merger Closing Date.

“Privacy Laws” mean applicable Laws relating to privacy, data security and/or collection, use or other processing of Personal Information.

“Proceeding” means any private, governmental, or administrative claim, counterclaim, proceeding, suit, arbitration, hearing, litigation, action, charge, complaint or audit, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Process” or “Processing” means the use, collection, processing, storage, recording, adaption, alteration, transfer, disclosure, or dissemination of Personal Information.

“Registered Intellectual Property Rights” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Entity.

“Regulatory Authority” means any national or supranational Governmental Entity, including the FDA, with responsibility for granting any licenses, clearances, authorizations, certifications, permits, registrations or approvals with respect to the Company Product Candidates.

“Regulatory Authorizations” means any approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Regulatory Authority.

“Representative” of any Person means such Person’s officers, directors, employees, investment bankers, attorneys, other advisors or other representatives acting in the scope of his, her or its service to such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Company Proposal” means any written bona fide Company Takeover Proposal received after the Agreement Date and that if consummated would result in a Person or group (or the stockholders of any Person) owning, directly or indirectly, (i) 50% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (ii) 50% or more (based on the fair market value thereof, as determined in good faith by the Company Board) of the consolidated assets of the Company on terms and conditions which the Company Board determines, in good faith, after consultation with outside counsel and its independent financial advisor, (A) would reasonably be expected to be more favorable from a financial point of view to the Company Stockholders than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.02(b)); and (B) is reasonably likely to be completed.

“Tax Return” means all Tax returns, declarations, statements, reports, claims for refund, disclosures, elections, estimates, schedules, forms and information returns relating to Taxes, and any attachment thereto or amendment thereof, filed or required to be filed with any Governmental Entity.

“Taxes” means any and all federal, state, provincial, local, foreign and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges in the nature of a tax imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts, including, without limitation (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts; and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, commercial activity, alternative or add-on minimum, environmental, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

“Tax Sharing Agreement” means any Tax sharing, Tax indemnity, Tax allocation or similar agreement with a third party (but excluding any agreements entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes).

“Transactions” the Offer, the Merger and the other transactions contemplated by this Agreement and the CVR Agreement.

“Transaction Expenses” means, without duplication (including without duplication of any amounts included in Indebtedness), all fees and expenses incurred or payable by the Company and the Company’s Subsidiaries (including any such fees or expenses that the Company or any of the Company’s Subsidiaries is legally obligated to pay or reimburse) at or prior to the Offer Closing Time in connection with the Transactions, including (i) any out-of-pocket fees and expenses of legal counsel, accountants, financial advisors, investment bankers, brokers, consultants, and other advisors engaged by the Company; (ii) fees paid to the SEC in connection with filing the Schedule 14D-9, and any amendments and supplements thereto, with the SEC; (iii) any fees and expenses in connection with the printing, mailing and distribution of the Schedule 14D-9 and any amendments and supplements thereto; (iv) any fees, expenses and premiums incurred in connection with the D&O Tail Policies; and (v) any (A) “single trigger” (or “double trigger,” to the extent payable pursuant to Company Employee Plans as in effect on the Agreement Date), bonus, severance, or change-in-control payments, payments payable under any transaction bonus agreements in connection with the consummation of the Offer (the “Closing Management Bonus Payments”) or similar payment obligations, and (B) the employer portion of any payroll taxes associated with the vesting, exercise cash-out or settlement of any Company Equity Awards that become due or payable to any director, officer, employee or consultant of the Company upon the consummation of the Transactions (provided, that Transaction Expenses shall not include any (w) amounts payable as a result of any arrangements implemented or actions taken (other than pursuant to any Company Employee Plan as in effect on the Agreement Date) by or at the direction or request of the Parent or its Affiliates (including the Surviving Corporation); (x) amounts discharged by the Company prior to the Merger Closing; (y) amounts payable resulting from any termination of employment or service after the Offer Closing Time; or (z) amounts payable to stockholders or equity award holders in respect of their shares or equity awards in connection with the Transactions).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Unpaid Taxes” means an amount equal to all accrued but unpaid Tax liabilities of the Company for any Pre-Closing Tax Period (which shall not be less than zero with respect to any Tax in any jurisdiction), determined (i) in accordance with Section 7.06(b), (ii) on a jurisdiction-by-jurisdiction basis, (iii) taking into account any losses or any other tax attributes actually available to reduce such Tax liabilities, (iv) taking into account any estimated Taxes paid (including overpayments of prior years’ Taxes), (v) taking into account any deductions arising in respect of or resulting from the Transactions, including any deductions with respect to payment of amounts included in Transaction Expenses or Indebtedness, to the extent “more likely than not” permitted by applicable Law deductible in the Pre-Closing Tax Period, (vi) in a manner consistent with the past practice of the Company and (vii) by excluding any Taxes incurred with respect to any transaction not contemplated by this Agreement and outside the ordinary course of business on the Closing Date after the Closing.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar or related law.

“Willful Breach” means a material breach, or a material failure to perform, any covenant, representation, warranty, or agreement set forth in this Agreement, in each case, that is the consequence of an intentional or willful act or omission by a party hereto with the knowledge that the taking of such act or failure to take such act would result in, constitute or cause a material breach or material failure to perform this Agreement.

“Wind-Down Process” means the process related to the winding down of the operations and research and development activities of the Company and its Subsidiaries not related to the obligations set forth under the CVR Agreement in a manner consistent with any applicable Contract terms, applicable Laws, applicable clinical standards and applicable ethical practices.

Each of the following terms is defined in the Section set forth opposite such term:

Accounting Firm	Section 2.01(c)(vi)
Adverse Recommendation Change	Section 6.02(b)
Agreement	Preamble
Agreement Date	Preamble
Appraisal Shares	Section 3.08(d)
Business Day	Section 1.02
Cash Amount	Recitals
Cash Determination Time	Section 2.01(c)(ii)
Certificate of Merger	Section 3.03
Certificates	Section 3.09(b)
Closing Cash Calculation	Section 2.01(c)(ii)
Closing Cash Schedule	Section 2.01(c)(ii)
Company	Preamble
Company 401(k) Plan	Section 7.15(a)
Company Board	Recitals
Company Board Recommendation	Section 4.03(a)
Company Certifications	Section 4.07(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company IT Systems	Section 4.20(b)
Company Material Adverse Effect	Exhibit A(ii)
Company Material Contract	Section 4.12(a)
Company Material Contracts	Section 4.12(a)
Company Notice	Section 6.02(b)
Company Option Cash Consideration	Section 3.10(a)(i)
Company Permits	Section 4.13(b)
Company Preferred Stock	Section 4.06(a)
Company Product Candidates	Section 4.13(c)
Company Real Estate Leases	Section 4.10
Company SEC Documents	Section 4.07(a)
Company Termination Fee	Section 9.03(a)
Confidentiality Agreement	Section 7.01
CVR	Recitals
CVR Agreement	Section 3.11
CVR Amount	Recitals
Data Protection Requirements	Section 4.20(a)
DGCL	Recitals
Dispute Notice	Section 2.01(c)(iii)

D&O Tail Policies	Section 7.03(c)
Effective Time	Section 3.03
Existing D&O Policies	Section 7.03(c)
FDA Application Integrity Policy	Section 4.13(e)
Health Care Submissions	Section 4.13(c)
Indemnified Party	Section 7.03(a)
Intervening Event Adverse Recommendation Change	Section 6.02(b)
Legal Restraints	Section 8.01(a)
Maximum Amount	Section 7.03(c)
Measurement Date	Section 4.06(a)
Merger	Recitals
Merger Closing	Section 3.02
Merger Closing Date	Section 3.02
Merger Consideration	Section 3.08(c)
Merger Sub	Preamble
Minimum Closing Net Cash Condition	Section 10.14(iv)
Minimum Tender Condition	Exhibit A
Offer	Recitals
Offer Closing Time	Section 2.01(a)
Offer Conditions	Section 2.01(a)
Offer Documents	Section 2.01(b)
Offer Price	Recitals
Outside Date	Section 9.01(b)(i)
Parent	Preamble
Parent Disclosure Letter	Article V
Parent Transaction Expenses	Section 7.04
Paying Agent	Section 3.09(a)
Payment Fund	Section 3.09(a)
Pre-Closing Period	Section 6.01
Qualifying Company Takeover Proposal	Section 6.02(a)
Response Time	Section 2.01(c)(iii)
Rights Agent	Section 3.11
Schedule 14D-9	Section 2.02(a)
Section 262	Section 3.08(d)
Settled RSU Company Common Stock	Section 3.10(b)
Signing Net Cash	Recitals
Stockholder List Date	Section 2.02(b)
Straddle Period	Section 7.06(b)
Support Agreement	Recitals
Surviving Corporation	Section 3.01
Takeover Law	Section 4.24
TD Cowen	Section 2.02(a)
Termination Condition	Exhibit A
Trade Approvals	Section 4.22
Trade Laws	Section 4.22
Transfer Taxes	Section 7.06(a)

SECTION 1.02 Interpretation and Rules of Construction. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. All Exhibits annexed to this

Agreement or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any terms used in the Company Disclosure Letter, the Parent Disclosure Letter, any Exhibit or any certificate or other document made or delivered pursuant to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The words “include,” “includes” and “including” shall be deemed, in each case, to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. Unless the context requires otherwise (i) any definition of or reference to any Contract, instrument or other document or any Law in this Agreement shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, including comparable successor law and references to all attachments thereto and instruments incorporated therein, but only to the extent, in the case of any amendment, supplement or other modification to any Contract, instrument or other document listed in the Company Disclosure Letter or the Parent Disclosure Letter, that such amendment, supplement or other modification has been made available to the other party and is also listed on the appropriate section of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references in this Agreement to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, unless otherwise indicated, (v) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection and (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party hereto drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Unless indicated otherwise, (A) any action required to be taken by or on a day or business day may be taken until 11:59 p.m., Eastern Time, on such day or business day, (B) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (C) all days, business days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the fourth decimal place, except in respect of payments, which shall be rounded down to the nearest whole United States cent.

ARTICLE II

THE OFFER

SECTION 2.01 The Offer.

(a) Commencement and Term of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 9.01, subject to the terms and conditions of this Agreement, as promptly as practicable (but in no event later than ten (10) Business Days after the Agreement Date), the Buyer Entities shall commence (within the meaning of the applicable rules and regulations of the SEC) the Offer at the Offer Price. The obligations of the Buyer Entities to, irrevocably accept for payment, and pay for, any shares of the Company Common Stock tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of the conditions set forth on Exhibit A (the “Offer Conditions”). The initial expiration date of the Offer shall be at the time that is one minute following 11:59 p.m., Eastern Time, on the date that is twenty (20) Business Days (determined using Rule 14d-1(g)(3) of the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). The Buyer Entities expressly reserve the right to waive, in their sole discretion, in whole or in part, any Offer Condition or modify the terms of the Offer in any manner not inconsistent with this Agreement, except that the Minimum Tender Condition shall not be waived, and, without the prior written consent of the Company, the Buyer Entities shall not, (i) reduce the number of shares of the Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) waive, amend or modify the Termination Condition, (iv) add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of the Company Common Stock, (v) except as otherwise provided in this Section 2.01, terminate, or extend or otherwise amend or modify the expiration date of, the Offer, (vi) change the form or terms of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of the Company Common Stock, or (viii) provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act. Notwithstanding the foregoing or anything to the contrary in this Agreement, unless this Agreement has been validly terminated in accordance with Section 9.01, (A) the Buyer Entities may elect to (and if so requested by the Company, the Buyer Entities shall), extend the Offer for one or more consecutive increments of such duration as requested by the Company (or if not so requested by the Company, as determined by the Buyer Entities), but not more than ten (10) Business Days each (or for such longer period as may be agreed to by the Buyer Entities and the Company) (provided, however, that in no event shall the Buyer Entities be permitted to extend the Offer beyond one minute after 11:59 p.m., Eastern Time, on the day that is the Outside Date without the prior written consent of the Company) if (I) at the scheduled expiration date of the Offer any of the Offer Conditions (including the Minimum Tender Condition) shall not have been satisfied or waived (if permitted hereunder), until such time as such conditions shall have been satisfied or waived (if permitted hereunder) or (II) at the scheduled expiration date of the Offer, Section 2.01(c)(v) applies as to the determination of the Closing Net Cash and the resolution of the matters described in Section 2.01(c)(vi) has not been finalized, and (B) the Buyer Entities shall extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof or Nasdaq, in each case that are applicable to the Offer; provided that the Buyer Entities shall not, and shall not be required to, extend the Offer beyond the Outside Date.

On the terms and subject only to the conditions of the Offer and this Agreement, the Buyer Entities shall irrevocably accept for payment, and pay for, all shares of the Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as promptly as practicable after the expiration of the Offer and, in any event, no more than three (3) Business Days after the expiration of the Offer. The time at which Merger Sub first irrevocably accepts for purchase the shares of the Company Common Stock tendered in the Offer is referred to as the “Offer Closing Time.” The Offer may not be terminated or withdrawn prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Section 2.01(a)), unless this Agreement is validly terminated in accordance with Section 9.01. If this Agreement is validly terminated in accordance with Section 9.01, Merger Sub shall promptly and irrevocably terminate the Offer and return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of the Company Common Stock to the registered holders thereof. Nothing contained in this Section 2.01(a) shall affect any termination rights set forth in Section 9.01.

(b) Schedule TO; Offer Documents. As promptly as reasonably practicable on the date of commencement of the Offer, the Buyer Entities shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall include an offer to purchase and a related letter of transmittal and summary advertisement containing the terms set forth in this Agreement and Exhibit A

(such Schedule TO, as amended from time to time, and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”) and (ii) disseminate the Offer Documents to the holders of the Company Common Stock as and to the extent required by applicable Law. The Company shall furnish to the Buyer Entities all information concerning the Company required by applicable Law to be set forth in the Offer Documents. Each of the Buyer Entities and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and the Buyer Entities shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of the Company Common Stock, in each case, as and to the extent required by applicable Law. The Buyer Entities shall promptly provide the Company and its counsel with copies of any written comments, and shall inform the Company and its counsel of any oral comments, that the Buyer Entities or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments. Except from and after an Adverse Recommendation Change, prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the holders of the Company Common Stock, or responding to any comments of the SEC or its staff with respect to the Offer Documents, the Buyer Entities shall (A) provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable) and (B) give reasonable and good faith consideration to any comments made by the Company or its counsel. The Buyer Entities shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents. In addition, the Buyer Entities shall use commercially reasonable efforts to cause the Offer Documents (i) to comply in all material respects with the Exchange Act and other applicable laws and (ii) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Buyer Entities with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents.

(c) Confirmation of Closing Net Cash.

(i) If, between the Agreement Date and the Offer Closing Time, the outstanding shares of the Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted and such adjustment to the Offer Price shall provide to the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

(ii) Except as otherwise contemplated in this Section 2.01(c), on the tenth (10th) Business Day before the scheduled expiration of the Offer (including as extended pursuant to Section 2.01(a)), the Company shall deliver to Parent a schedule (the “Closing Cash Schedule”) setting forth, in reasonable detail, a balance sheet of the Company as of the Cash Determination Time and, on the basis of the foregoing, the Company’s good faith, estimated calculation of Closing Net Cash, including each component thereof (the “Closing Cash Calculation”), as of immediately prior to the Offer Closing Time (the “Cash Determination Time”) based on such scheduled expiration of the Offer. The Company shall make available to Parent, as reasonably requested by Parent, the work papers and back-up materials used in preparing the Closing Cash Schedule, including close-out memos or other forms of written affirmation from vendors that either no more money is due or an amount of money is due that is reflected on the Closing Cash Schedule. If reasonably requested by Parent, reasonable access to the Company’s accountants and counsel at reasonable times and upon reasonable notice will be provided by the Company in order to permit Parent to review the Closing Cash Calculation. The Closing Cash Calculations shall include the Company’s determination, as of the Cash Determination Time, of the Cash Amount and each component thereof.

(iii) Parent shall have the right to dispute any part of the Closing Cash Calculation by delivering a written notice (for which email will suffice) (a “Dispute Notice”) to that effect to the Company on or prior to 11:59 p.m., Eastern Time, on the fifth (5th) Business Day following Parent’s receipt of the Closing Cash Schedule (the “Response Time”), which Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the proposed Closing Cash Calculation and shall be accompanied by a reasonably detailed explanation for the basis for such revisions.

(iv) If, on or prior to the Response Time, Parent notifies the Company in writing that it has no objections to the Closing Cash Calculation or if Parent fails to deliver a Dispute Notice as provided in Section 2.01(c)(iii) prior to the Response Time, then the Closing Cash Calculation as set forth in the Closing Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and shall represent the Closing Net Cash at the Cash Determination Time for purposes of this Agreement.

(v) If Parent delivers a Dispute Notice on or prior to the Response Time, then Representatives of the Company and Parent shall promptly (and in no event later than one (1) Business Day thereafter) meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Closing Net Cash, which agreed upon Closing Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and shall represent the Closing Net Cash at the Cash Determination Time for purposes of this Agreement.

(vi) If Representatives of the Company and Parent are unable to negotiate an agreed-upon determination of Closing Net Cash as of the Cash Determination Time pursuant to Section 2.01(c)(v) within three (3) Business Days after delivery of the Dispute Notice (or such other period as the Company and Parent may mutually agree upon), then any remaining disagreements as to the calculation of Closing Net Cash shall be referred to for resolution to Ernst & Young, or, if such accounting firm is unable to serve, the Company and Parent shall, within two (2) Business Days, appoint by mutual agreement the office of an impartial nationally or regionally recognized firm of independent certified public accountants other than the Company’s accountants or Parent’s accountants (the “Accounting Firm”). The Company and Parent shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Closing Cash Schedule and the Dispute Notice, and the Company and Parent shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within three (3) Business Days of accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any materials related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The Accounting Firm’s determination of Closing Net Cash shall be within the range of values for Closing Net Cash asserted by the Company and Parent in the dispute. The determination of the amount of Closing Net Cash made by the Accounting Firm shall be made in writing delivered to each of the Company and Parent, shall be final and binding on the Company and Parent and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Closing Net Cash at the Cash Determination Time for purposes of this Agreement. The Buyer Entities shall extend the expiration date of the Offer until the resolution of the matters described in this Section 2.01(c)(vi); provided, that the Buyer Entities shall not, and shall not be required to, extend the Offer beyond the Outside Date. The fees and expenses of the Accounting Firm shall be allocated between the Company and Parent in the same proportion that the disputed amount of the Closing Net Cash that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Closing Net Cash amount and the Company’s portion of such fees and expenses shall be included in the calculation of Transaction Expenses. If this Section 2.01(c)(vi) applies as to the determination of the Closing Net Cash at the Cash Determination Time with respect to a scheduled expiration of the Offer, upon resolution of the matter in accordance with this Section 2.01(c)(vi), the parties shall not be required to determine Closing Net Cash again (solely with respect to such applicable scheduled expiration of the Offer) even though such applicable expiration of the Offer may occur later.

SECTION 2.02 Company Actions.

(a) Schedule 14D-9. On the date the Offer Documents are filed with the SEC, or as promptly thereafter as practicable (but in no event later than the first (1st) Business Day following the date on which the Offer Documents are filed), the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, (such Schedule 14D-9, as amended from time to time, together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”), including a description of the Company Board Recommendation (subject to Section 6.02) and shall disseminate the Schedule 14D-9 to the holders of the Company Common Stock, as and to the extent required by applicable U.S. federal securities Law. The Schedule 14D-9 shall also contain and constitute the notice of appraisal rights required to be delivered by the Company under Section 262(d)(2) of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC and the opinion of TD Securities (USA) LLC (“TD Cowen”). The Company shall set the record date for the holders of Company Common Stock to receive such notice of appraisal rights as the same date as the Stockholder List Date and shall disseminate the Schedule 14D-9 including such notice of appraisal rights to such holders to the extent required by Section 262(d) of the DGCL. Parent and Merger Sub shall furnish to the Company all information concerning Parent and Merger Sub required by applicable Law to be set forth in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of the Company Common Stock, in each case, as and to the extent required by applicable Law. Except from and after an Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 6.02, the Company shall provide Parent and its counsel with copies of any written comments, and shall inform Parent and its counsel of any oral comments, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. Except from and after an Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 6.02, prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the holders of the Company Common Stock, or responding to any comments of the SEC or its staff with respect to the Schedule 14D-9, the Company shall (x) provide Parent and its counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response (it being understood that Parent and its counsel shall provide any comments thereon as soon as reasonably practicable) and (y) give reasonable and good faith consideration to any comments made by Parent or its counsel. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. The Company hereby approves of and consents to the Offer, the Merger and the Transactions and the inclusion in the Offer Documents of a description of the Company Board Recommendation (except to the extent that the Company Board shall have withdrawn or modified the Company Board Recommendation, respectively, in accordance with Section 6.02(b)). In addition, the Company shall use commercially reasonable efforts to cause the Schedule 14D-9 (i) to comply in all material respects with the Exchange Act and other applicable Laws and (ii) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9.

(b) Stockholder Information. In connection with the Offer, the Company shall cause its transfer agent to promptly furnish the Buyer Entities with mailing labels containing the names and addresses of the record holders of shares of the Company Common Stock as of the most recent practicable date preceding the date on which the Offer is commenced and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of shares of the Company Common Stock, and shall furnish to the Buyer Entities such information and reasonable assistance (including updated lists of stockholders, security position listings and computer files) as the Buyer Entities may reasonably request in communicating the Offer and disseminating the Offer Documents to the Company Stockholders. The date of the list of stockholders used to determine the persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated is referred to as the “Stockholder List Date.” Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, the Buyer Entities shall hold in confidence, in accordance with the Confidentiality Agreement, the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy (and shall direct their agents to deliver to the Company or destroy) all copies of such information (and certify in writing to the Company such destruction, if applicable).

ARTICLE III

THE MERGER

SECTION 3.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL (including Section 251(h) of the DGCL), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 3.02 Merger Closing. The closing of the Merger (the “Merger Closing”) shall take place remotely via the electronic exchange of documents and signature pages at 9:00 a.m., Eastern Time, on a date to be specified by Parent and the Company, which date shall be as soon as practicable following the Offer Closing Time, subject to the satisfaction or (to the extent permitted by Law) waiver by the party or parties hereto entitled to the benefits thereof of the conditions set forth in Article VIII, other than those conditions that by their nature are to be satisfied at the Merger Closing (but in no event later than the second (2nd) Business Day following such satisfaction or waiver of such conditions), unless another date, time or place is mutually agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.”

SECTION 3.03 Effective Time. Prior to the Merger Closing, Parent and the Company shall prepare, and on the Merger Closing Date, the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

SECTION 3.04 Merger Without Meeting of Stockholders. The Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote on the adoption of this Agreement by the holders of shares of the Company Common Stock. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become, and that the Merger shall become, effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of stockholders of the Company in accordance with Section 251(h) of the DGCL.

SECTION 3.05 Effects of Merger. The Merger shall have the effects provided in this Agreement and as set forth in the DGCL.

SECTION 3.06 Certificate of Incorporation and Bylaws.

(a) Immediately following the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be in the form attached as Exhibit B and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or permitted by applicable Law (including the DGCL), subject to Section 7.03.

(b) The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation immediately following the Effective Time until thereafter changed or amended as provided therein or permitted by applicable Law, subject to Section 7.03, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation.

SECTION 3.07 Directors and Officers. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock or any shares of capital stock of Merger Sub:

(a) The directors of Merger Sub immediately prior to the Effective Time shall be appointed as the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The Company shall request each director of the Company immediately prior to the Effective Time to execute and deliver a letter effectuating his or her resignation as a member of the Company Board and any officer or director position (or equivalent governing person) of any Subsidiary.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the only officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(c) Except as otherwise designated in writing by Parent prior to the Effective Time or as required to comply with applicable Law, the officers and directors (or equivalent governing persons) of each Subsidiary shall have resigned from such positions, and the individuals designated in writing by Parent (or, if no designation has been made, the officers and directors of Merger Sub immediately prior to the Effective Time) shall be deemed to have been appointed or elected, as applicable, to serve as the officers and directors (or equivalent governing persons) of each such Subsidiary, in each case to hold office from and after the Effective Time in accordance with the organizational documents of the applicable Subsidiary until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable Law. Notwithstanding the foregoing, if the resignation, removal, appointment or election of any officer or director (or equivalent governing person) of a Subsidiary at the Effective Time (a) requires any filing, registration, qualification, governmental approval, notarial act, local court or registry action, works council or employee representative consultation, shareholder action, or other procedural step under applicable Law, or (b) would violate, or is not effective without compliance with, any mandatory local Law (including any Law requiring the Subsidiary to maintain at least one locally resident, locally licensed or employee-representative director or officer), then the Surviving Corporation shall, and shall cause the applicable Subsidiary to, use their respective reasonable best efforts to effect such resignation, removal, appointment or election as promptly as practicable after the Effective Time in a manner compliant with such Law, and until such time the then-current officer(s) and director(s) shall serve in a transitional capacity subject to the direction of Parent and the Surviving Corporation to the maximum extent permitted by applicable Law.

SECTION 3.08 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Certain Other Stock. Each share of Company Common Stock that (i) is owned by the Company immediately prior to the Effective Time, (ii) was owned by Parent, Merger Sub or any other Subsidiary of Parent at the commencement of the Offer and is owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time or (iii) was irrevocably accepted for purchase in the Offer shall no longer be outstanding and, in each case, shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Except as provided in Section 3.08(b) and Section 3.08(d), each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price without interest (the “Merger Consideration”). As of the Effective Time, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of any such shares of the Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Section 3.08(c). For the avoidance of doubt, at the Effective Time, any repurchase rights of the Company or other similar restrictions on shares of Company Common Stock shall lapse in full and will be of no further force or effect, and all shares of Company Common Stock shall be fully vested as of the Effective Time.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of the Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the Merger Consideration as provided in Section 3.08(c), but instead, at the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of any such Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive payment of the fair value of such Appraisal Shares in accordance with Section 262; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 with respect to such Appraisal Shares or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to receive the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 3.08(c). The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any shares of the Company Common Stock, and Parent shall have the right to participate in, and direct all negotiations and Proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Prior to the Offer Closing Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 3.09 Payment of Merger Consideration.

(a) Paying Agent. Not less than three (3) Business Days before the Merger Closing Date, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Cash Amount pursuant to Section 3.08(c). At or promptly after the Effective Time (and in any event, within two (2) Business Days of the Merger Closing Date), Parent shall cause the Surviving Corporation to deposit with the Paying Agent, for the benefit of holders of shares of the Company Common Stock, cash in U.S. dollars sufficient to pay the Cash Amount at the Effective Time pursuant to Section 3.08(c) (such cash being hereinafter referred to as the “Payment Fund”).

(b) Payment Procedure. As promptly as reasonably practicable (but in no event later than two (2) Business Days) after the Effective Time, the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of the Company Common Stock (the “Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 3.08(c) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as are customary and reasonably acceptable to the Company and Parent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent for cancellation, together with such letter of transmittal, duly executed and in proper form and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive, in exchange therefor, the Merger Consideration into which the shares of the Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.08(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of the Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer, stamp, registration or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the good faith satisfaction of Parent that any such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.09, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender, the Merger Consideration (without interest) into which the shares of the Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 3.08(c). No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c) Treatment of Book-Entry Shares. No holder of record of Book-Entry Shares shall be required to deliver a Certificate or a letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book-Entry Shares. In lieu thereof, such holder of record shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive the Merger Consideration into which such Book-Entry Shares shall have been converted pursuant to Section 3.08(c), and the Surviving Corporation or Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (but in no event later than five (5) Business Days after the Effective Time to each such holder of record as of the Effective Time), an amount of U.S. dollars equal to the aggregate Cash Amount (without interest) to which such holder is entitled hereunder, and such Book-Entry Shares shall forthwith be cancelled. Payment of the Cash Amount with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(d) Adjustments. If, between the Agreement Date and the Effective Time, the outstanding shares of the Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

(e) No Further Ownership Rights in the Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article III as a result of the conversion of any shares of the Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of the Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, such Certificates shall be cancelled and exchanged as provided in this Article III.

(f) Lost, Stolen or Destroyed Certificates. Notwithstanding the requirements to surrender a Certificate contained in Section 3.09, if any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for the shares of the Company Common Stock formerly represented by such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of such shares.

(g) Termination of Payment Fund. Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed as of the twelve (12)-month anniversary of the Merger Closing Date shall be delivered to the Company or its designated Affiliate, upon demand, and any former holder of the Company Common Stock entitled to payment of the Cash Amount who has not theretofore complied with this Article III shall thereafter look only to the Company or any successor-in-interest of the Company for payment of its claim for the Cash Amount (subject to applicable abandoned property, escheat and other similar Law).

(h) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, immediately prior to such date become the property of the Surviving Corporation or its designated Affiliate, free and clear of any claims or interest of any such holders or their successors, assigns or personal representative previously entitled thereto, subject to the claims of any former holder of the Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article III.

(i) Investment of Payment Fund. The Payment Fund shall be invested by the Paying Agent as directed by Parent. Nothing contained in this Section 3.09(i) and no investment losses resulting from the investment of the Payment Fund shall diminish the rights of the Company Stockholders entitled to payment of the Cash Amount to receive the Cash Amount. To the extent there are losses or the Payment Fund for any reason (including Appraisal Shares losing their status as such) is less than the level required to promptly pay the Cash Amount pursuant to Section 3.08(c), Parent shall replace, restore or add to the cash in the Payment Fund to ensure the prompt payment of the Merger Consideration. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent or its designated Affiliate.

(j) Withholding Rights. Notwithstanding anything to the contrary, each of the Company, the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement or the Offer such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax Law. Amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made and shall be properly remitted to the applicable Governmental Entity. Parent shall (i) use commercially reasonable efforts to provide advance notice of any such deduction or withholding (other than with respect to amounts paid as compensation or backup withholding resulting from failure to deliver an IRS Form W-9 or W-8 upon request) and (ii) cooperate with the Company and any holders of Company Common Stock or Company Equity Awards to obtain any affidavits, certificates and other documents as may reasonably be expected to afford to the Company and such holders reduction of or relief from any such deduction or withholding.

SECTION 3.10 Equity Awards.

(a) As of immediately prior to the Offer Closing Time, each Company Option that is then outstanding but not then vested or exercisable shall become immediately vested and exercisable in full.

(i) At the Effective Time, each In-the-Money Option that is then outstanding shall be cancelled and the holder thereof shall be entitled to receive (A) an amount in cash without interest, equal to the product obtained by multiplying (x) the excess of the Cash Amount over the exercise price per share of the Company Common Stock underlying such Company Option at the Effective Time by (y) the number of shares of the Company Common Stock underlying such Company Option (such amount, the “Company Option Cash Consideration”) and (B) one CVR in respect of each share of Company Common Stock underlying such In-the-Money Option. Prior to the Closing, the Company (or its agent) shall establish a special payroll to pay the Company Option Cash Consideration and the Buyer Entities shall issue such CVRs at or reasonably promptly following the Effective Time (but in no event later than five (5) Business Days after the Effective Time).

(ii) At the Effective Time, each Out-of-the-Money Option that is then outstanding shall be automatically cancelled for no consideration and the holder thereof shall have no further rights with respect thereto.

(b) No later than five (5) Business Days prior to the Effective Time (but subject to the occurrence of the Effective Time), each Company Restricted Stock Unit Award that is then outstanding but not vested shall become immediately vested in full and shall be settled by issuing to the holder of the Company Restricted Stock Unit Award a number of shares of Company Common Stock equal to the number of shares of Company Common Stock underlying such Company Restricted Stock Unit Award immediately prior to such settlement (subject to applicable withholdings for Taxes, which may be satisfied by net share settlement) (the “Settled RSU Company Common Stock”). The Settled RSU Company Common Stock shall be treated at the Effective Time in the same manner as other shares of Company Common Stock, including for the avoidance of doubt as set forth in Section 3.08(c). Following the settlement of the Company Restricted Stock Unit Awards into Settled RSU Company Common Stock as provided herein, no holder thereof shall have any rights with respect to such award (or the shares of Company Common Stock underlying such award) other than the right to receive the consideration specified in this Section 3.10.

(c) Prior to the Effective Time, the Company shall (A) terminate the Company ESPP, as of immediately prior to the Merger Closing Date and (B) provide that no new offering period shall commence after the Agreement Date.

(d) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take such action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 3.10. The Company shall provide that, on and following the Effective Time, no holder of any Company Equity Awards shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof and each Company Stock Plan shall terminate as of the Effective Time; provided, that the Company ESPP shall terminate in accordance with Section 3.10(c) hereof.

SECTION 3.11 Contingent Value Right. At or prior to the Offer Closing Time, the Buyer Entities will authorize and duly adopt, execute and deliver, and will ensure that a duly qualified rights agent with respect to the CVRs mutually agreeable to the Buyer Entities and the Company (a “Rights Agent”) executes and delivers, a contingent value rights agreement in substantially the form attached as Exhibit C (the “CVR Agreement”), subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent or the Representative thereunder (provided that such revisions are not, individually or in the aggregate, materially detrimental to any holder of CVRs). The Buyer Entities and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the written disclosure schedule delivered by the Company to Parent (the “Company Disclosure Letter”) or (ii) as disclosed in the Company SEC Documents (as defined below) filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements; provided that any factual information contained within such disclosure shall not be excluded), the Company represents and warrants to Parent as follows:

SECTION 4.01 Due Organization; Subsidiaries.

(a) Each of the Company and its Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of the Company to consummate the Transactions. All of the Company’s Subsidiaries are wholly owned by the Company.

(b) Each of the Company and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) Except as set forth on Section 4.01(c) of the Company Disclosure Letter, the Company has no other Subsidiaries and the Company does not directly or indirectly own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Person. The Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed and is not obligated to make, nor is the Company bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person. The Company has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Person.

SECTION 4.02 Organizational Documents. The Company has made available to Parent accurate and complete copies of the Organizational Documents of the Company. The Company is not in breach or violation of its Organizational Documents in any material respect.

SECTION 4.03 Authority; Binding Nature of Agreement.

(a) The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and, assuming the representations and warranties set forth in Section 5.08 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, to consummate the Transactions. The execution and delivery by the Company of this Agreement and, assuming that the representations and warranties set forth in Section 5.08 are true and correct and the Transactions are consummated in accordance with Section 251(h) of the DGCL, the consummation by the Company of the Transactions has been duly authorized by all necessary corporate action on the part of the Company. The Company Board, at a meeting duly called and held, duly and by unanimous vote of the Company Board adopted resolutions (i) determining that the Offer, the Merger and the other Transactions are fair to and in the best interest of the Company and the Company Stockholders, (ii) approving and declaring advisable the Merger and the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (iii) resolving that this Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing Time and (iv) recommending that the Company Stockholders accept the Offer and tender their shares of the Company Common Stock pursuant to the Offer (the “Company Board Recommendation”), which resolutions, as of the Agreement Date, have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, and assuming the representations and warranties set forth in Section 5.08 are true and correct, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b) Prior to the scheduled expiration of the Offer, the Company Board or the compensation committee of the Company Board has, or will have, (i) duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act each agreement, plan, program, arrangement or understanding entered into or established by the Company or any of its former Subsidiaries on or before the date hereof with or on behalf of any of its officers, directors or employees, including the terms of Section 3.08, Section 3.10 and Section 7.03, and (ii) taken all other actions reasonably necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to the foregoing.

SECTION 4.04 No Vote Required. Assuming (a) the Transactions are consummated in accordance with Section 251(h) of the DGCL, (b) the Minimum Tender Condition has been satisfied and (c) the accuracy of the representations and warranties set forth in Section 5.08, no stockholder votes or consents are needed to authorize this Agreement or for consummation of the Transactions.

SECTION 4.05 Non-Contravention; Consents.

(a) Except as set forth on Section 4.05(a) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien other than any Permitted Lien upon any of the properties or assets of the Company or its Subsidiaries under, any provision of (i) the Company’s Organizational Documents, (ii) any Company Material Contract to which the Company is or its Subsidiaries are a party or (iii) subject to the filings and other matters referred to in Section 4.05(b) of the Company Disclosure Letter, any Judgment or, assuming the representations and warranties set forth in Section 5.08 are true and correct, any Law, in either case, that is applicable to the Company or its Subsidiaries or its and their properties or assets, other than, in the case of clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Schedule 14D-9 and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iii) such filings as may be required under the rules and regulations of Nasdaq, and (iv) such other items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 4.06 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 250,000,000 shares of Company Common Stock, of which 7,371,527 shares have been issued and are outstanding as of the close of business on March 28, 2026 (the “Measurement Date”), and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”), of which no shares have been issued and are outstanding as of the close of business on the Measurement Date. The Company does not hold any shares of its capital stock in its treasury. From the Measurement Date to the Agreement Date, there have been no issuances by the Company of shares of capital stock or other voting securities or equity interests of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock or other voting securities or equity interests of the Company or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of the Company Common Stock, other than the issuance of the Company Common Stock upon the exercise of Company Options or vesting of Company Restricted Stock Unit Awards in accordance with their terms.

(b) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Liens other than Permitted Liens, Liens set forth in the Organizational Documents or under applicable securities Laws. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, the Company is not bound by any Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. Other than pursuant to the Company Stock Plans and the Company Equity Awards thereunder, the Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Section 4.06(b) of the Company Disclosure Letter accurately and completely lists all repurchase rights held by the Company with respect to shares of Company Common Stock and specifies which of those repurchase rights are currently exercisable.

(c) Section 4.06(c) of the Company Disclosure Letter sets forth a true and complete list, as of the Measurement Date, of each outstanding Company Option and Company Restricted Stock Unit Award, including: (i) the name (or employee identification number) of the holder, (ii) the number of shares of Company Common Stock subject to such Company Option or Company Restricted Stock Unit Award, (iii) the exercise price of each Company Option, (iv) the date of grant, (v) the applicable vesting schedule, including the number of vested and unvested shares, and (vi) the expiration date, as applicable. The Company has made available to Parent accurate and complete copies of the following (except for such documents that are filed as an exhibit to a Company SEC Document): (A) the standard form of agreement evidencing Company Options and Company Restricted Stock Unit Awards; and (B) each agreement evidencing a Company Option or Company Restricted Stock Unit Award that does not conform in all material respects to the standard form agreement.

(d) Except for the Company Stock Plans, including the Company Options and the Company Restricted Stock Unit Awards, and as otherwise set forth on Section 4.06(c) of the Company Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company having the right to vote, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

(e) All outstanding shares of Company Common Stock and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

SECTION 4.07 SEC Filings; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis all material forms, schedules, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Securities Act, or the Exchange Act and the Sarbanes-Oxley Act and all rules and regulations of the SEC promulgated by the SEC thereunder (as the case may be) since December 31, 2023 (the “Company SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing), each of the Company SEC

Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and as of the time they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents (collectively, the “Company Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.07, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. Other than as expressly disclosed in the Company SEC Documents filed prior to the date hereof, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP. The books of account and financial records of the Company and each of its Subsidiaries are true and correct in all material respects.

(c) The Company’s auditor has at all times since the date of enactment of the Sarbanes Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes Oxley Act), (ii) to the knowledge of the Company, “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act and (iii) to the knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Except as set forth on Section 4.07(d) of the Company Disclosure Letter, the Company has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of Company Common Stock on Nasdaq. The Company has not disclosed any unresolved comments in the Company SEC Documents. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq.

(e) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of the Company, the Company Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) As of the Agreement Date, and except as set forth on Section 4.07(f) of the Company Disclosure Letter, the Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of Nasdaq.

(g) The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance that the Company maintains records that in reasonable detail accurately and fairly reflect the Company’s transactions and dispositions of assets. The Company has disclosed to the Company’s auditors and the audit committee of the Company Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Company SEC Documents filed prior to the date hereof, the Company’s internal control over financial reporting is effective and the Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting.

(h) Neither the Company nor its Subsidiaries have effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(b) of Regulation S-K under the Exchange Act).

SECTION 4.08 Absence of Changes.

(a) Except as set forth on Section 4.08 of the Company Disclosure Letter, since January 1, 2026, other than the Wind-Down Process, (i) the Company and its Subsidiaries have conducted its business only in the ordinary course of business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto), and (ii) there has not been any change, event, condition, development, circumstance, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From January 1, 2026 to the Agreement Date, the Company has conducted its business in accordance with the Wind-Down Process, and during such period there has not been:

(i) except for any transactions under the Company Stock Plan, any declaration, setting aside, accrual or payment of any dividend on, or making of any other distribution (whether in cash, stock, equity securities or property) in respect of, any capital stock of the Company (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

(ii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

(iii) any change in accounting methods, principles or practices by the Company (other than any immaterial change thereto), except as required (A) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (B) by Law, including Regulation S-X promulgated under the Securities Act;

(iv) any sale, lease (as lessor), exclusive license or other disposition of (including through any “spin-off”), or pledge, encumbrance or other Lien imposed upon (other than a Permitted Lien), any properties or assets (other than Intellectual Property) that are material, individually or in the aggregate, to the Company except (A) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business, (B) pursuant to Contracts to which the Company is a party made available to Parent and in effect prior to the date of the Company Balance Sheet and (C) in accordance with the Wind-Down Process;

(v) any sale, assignment, lease, exclusive license, transfer or other disposition of, pledge, encumbrance or other Lien imposed upon (other than a Permitted Lien), or permitting to lapse or abandonment of, any Intellectual Property Rights owned by the Company that is material, individually or in the aggregate, to the Company;

(vi) any acquisition, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other similar manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company);

(vii) in each case with respect to the Company or any of its Subsidiaries: any filing of or change to a material Tax election, any adoption of or change to an annual Tax accounting period or change to a material method of Tax accounting, any filing of an amended material Tax Return, any entry into a closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), any settlement or compromise of a material Tax liability or refund, any consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes (excluding extensions of time to file Tax Returns obtained in the ordinary course of business), any grant of any power of attorney with respect to material Taxes, or any entry into any Tax Sharing Agreement;

(viii) any Contract to which the Company or its Subsidiaries are a party that (A) materially restricts the ability of the Company or its Affiliates, including following the Offer Closing Time, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Contracts to which Parent or any of its Affiliates is a party prior to the Offer Closing Time) following the Merger Closing, to compete in any business or with any Person in any geographical area, (B) requires the Company or its Affiliates, including following the Offer Closing Time, Parent and its Affiliates (other than, in the case of Parent and its Affiliates, due to the operation of Contracts to which Parent or any of its Affiliates is a party prior to the Offer Closing Time) following the Merger Closing, to conduct any business on a “most favored nations” basis with any third party in any material respect, (C) grants a third party development (other than solely for or on behalf of the Company or its Affiliates), marketing or distribution rights with respect to the Company’s products, (D) requires the Company or its Affiliates to purchase a minimum quantity of goods or supplies relating to the Company Product Candidates in favor of any third party, or (E) obligates the Company or its Affiliates to purchase or otherwise obtain any product or service exclusively from any third party or sell any product or service exclusively to any third party;

(ix) any Contract to which the Company or its Subsidiaries are a party with any academic institution or Governmental Entity that provides for the provision of funding to the Company or its Subsidiaries for research and development activities involving the creation of any material Intellectual Property Rights for the Company or its Subsidiaries in respect of the Company Product Candidates;

(x) any Contract to which the Company or its Subsidiaries are a party, other than with respect to any partnership that is wholly owned by the Company, that relates to the formation, creation, operation, management or control of any legal partnership or any joint venture entity pursuant to which the Company or its Subsidiaries have an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;

(xi) any Contract between the Company or its Subsidiaries and any Governmental Entity, except for clinical study agreements, sponsored research agreements, materials transfer agreements and non-disclosure agreements entered into in the ordinary course of business;

(xii) any settlement or compromise of, or written offer or proposal to settle or compromise, any Proceeding involving or against the Company or its Subsidiaries;

(xiii) except as required pursuant to the terms of any Company Employee Plan in effect as of the date of the Company Balance Sheet or in the ordinary course of business, (A) any granting to any director or employee of the Company of any increase in compensation, bonus, severance or termination pay, or (B) any entry by the Company into any employment, consulting, severance or termination agreement with any director or any employee; in any such case of (A) or (B), other than as disclosed in the Company SEC Documents or Section 4.08 or Section 4.16 of the Company Disclosure Letter; or

(xiv) any agreement on the part of the Company or its Subsidiaries to do any of the foregoing.

SECTION 4.09 Absence of Undisclosed Liabilities. As of the Agreement Date, neither the Company nor any of its Subsidiaries has any liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) liabilities disclosed, reflected or reserved against in the latest Company Balance Sheet, (b) liabilities that have been incurred by the Company or its Subsidiaries since the date of the latest Company Balance Sheet in the ordinary course of business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) liabilities for performance of obligations of the Company or any of its Subsidiaries under the Company’s Contracts or Company Employee Plans, (d) liabilities incurred in connection with the Transactions or the Wind-Down Process and (e) liabilities listed in Section 4.09 of the Company Disclosure Letter. As of the Agreement Date, neither the Company nor its Subsidiaries has taken any actions reasonably calculated to manipulate any element of the calculation of Closing Net Cash in a manner that would be inconsistent with past practice and adverse to Parent or Merger Sub in any material respect.

SECTION 4.10 Real Property; Leasehold. Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.

SECTION 4.11 Intellectual Property.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth a true and correct list, as of the date hereof, of all material Company Registered Intellectual Property Rights, together with the name of the current owner(s), the applicable jurisdictions and the application or registration numbers. Except as otherwise indicated, the Company is the exclusive owner, a co-owner, or an exclusive licensee of all material Company Registered Intellectual Property Rights set forth in Section 4.11(a) of the Company Disclosure Letter, free and clear of any Liens other than Permitted Liens. The Company Registered Intellectual Property Rights set forth in the rows highlighted in gray of the table in Section 4.11(a) of the Company Disclosure Letter may be abandoned by the Company or any Subsidiary in connection with the Wind-Down Process.

(b) To the knowledge of the Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company takes commercially reasonable steps to have each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any material Intellectual Property Rights owned by the Company execute a valid agreement containing an assignment to the Company of such employee’s or contractor’s rights to such material Intellectual Property Rights.

(c) To the knowledge of the Company, all material Company Registered Intellectual Property Rights that have been issued or that have completed registration are valid and enforceable. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and to the knowledge of the Company, since December 31, 2023, the Company has not received written notice from any third party challenging the validity, enforceability or ownership of any material Company Registered Intellectual Property Rights, nor is the Company currently a party to any proceeding relating to any such challenge, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining such Company Registered Intellectual Property Rights.

(d) Since December 31, 2023, until the date hereof, the Company has not received any written notice from any third party that the operation of the business of Company as it is currently conducted, or the Company Product Candidates, infringe or misappropriate the Intellectual Property Rights of any third party.

(e) To the knowledge of the Company, except for any infringements or misappropriations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the Agreement Date, no third party is currently infringing or misappropriating any material Company Intellectual Property Rights. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and to the knowledge of the Company, the Company is not currently a party to any proceeding (i) challenging the validity, enforceability or ownership of any third party Intellectual Property Rights or (ii) asserting that the operation of the business of any third party, or any third party products or services, infringes or misappropriates any Company Intellectual Property Rights.

SECTION 4.12 Agreements, Contracts and Commitments.

(a) Section 4.12 of the Company Disclosure Letter lists the following Contracts in effect as of the Agreement Date other than any Company Employee Plans (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) each Contract that is a collective bargaining agreement or other Contract with any labor union, works council or labor organization;

(iii) each Contract for the employment or engagement of any individual on an employee, consulting or other basis that provides for annual base compensation in excess of $250,000;

(iv) each Contract with any Company Associate that provides for retention, change in control, transaction or other similar payments or benefits, payable as a result of the Transactions;

(v) each Contract relating to any agreement of indemnification or guaranty not entered into in the ordinary course of business;

(vi) each Contract containing (A) any covenant limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person, or limiting the development, manufacture, or distribution of the Company’s products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision that purport to restrict Parent following the Closing;

(vii) other than any Contract that can be terminated for convenience on notice by the Company and with no penalty or payment, each Contract to which the Company or its Subsidiaries are a party that provides for recurring annual minimum payments or receipts (other than milestone, royalty or similar payments or other contingent payments) in excess of $150,000 pursuant to its express terms;

(viii) each Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $150,000 after the Agreement Date or has outstanding any purchase price adjustment, “earn-out,” material payment or similar obligations on the part of the Company or its Subsidiaries;

(ix) each Contract to which the Company or its Subsidiaries are a party relating to any Indebtedness for borrowed money, financial guaranty, mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Liens with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

(x) each Contract to which the Company or any of its Subsidiaries are a party pursuant to which (A) the Company or its Subsidiaries have continuing milestone or similar contingent payments obligations, including upon the achievement of regulatory or commercial milestones or payment of royalties or other amounts calculated based upon any revenues or income of the Company or its Subsidiaries, in each case, that could result in payments in excess of $100,000, and in each case, excluding indemnification and performance guarantee obligations provided for in the ordinary course of business; (B) the Company or any of its Subsidiaries grant to or receive from any third party any license to, or covenant not to sue or other right with respect to, any material Intellectual Property Rights; or (C) the Company or its Subsidiaries have ongoing performance obligations relating to any material research, development and/or collaboration programs or pre-clinical and/or clinical trials and studies with respect to the Company Product Candidates; in each case ((A)-(C)), other than Incidental Contracts;

(xi) each Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Transactions;

(xii) each Contract to which the Company or any of its Subsidiaries is a party or by which any of their assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Company or such Subsidiary in excess of $100,000;

(xiii) a Company Real Estate Lease;

(xiv) any other Contract that is not terminable at will (with no penalty or payment) by the Company or any of its Subsidiaries, and (A) which involves payment or receipt by the Company or such Subsidiary after the date of this Agreement under any such agreement, contract or commitment of more than $150,000 in the aggregate, or (B) that is material to the business or operations of the Company and its Subsidiaries taken as a whole;

(xv) each stockholders’, investors rights’, registration rights or similar Contract to which the Company is a party (excluding Contracts governing Company Options and Company Restricted Stock Unit Awards); and

(xvi) each Contract with or binding upon the Company or its Subsidiaries, or its and their properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b) The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. The Company has not, nor, to the Company’s knowledge as of the Agreement Date, has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company and its Subsidiaries, as of the Agreement Date, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

SECTION 4.13 Compliance; Permits; Restrictions.

(a) The Company and each of its Subsidiaries is, and since December 31, 2023, has been, in compliance with all applicable Laws, except where the failure to so comply would not, whether individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No investigation, claim, suit, proceeding, audit, Judgement, or other action by any Governmental Entity is pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, which if determined unfavorably to such Person would reasonably be expected to have a Company Material Adverse Effect. There is no agreement or Judgement binding upon the Company or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of material property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Transactions.

(b) Each of the Company and its Subsidiaries holds, and is in compliance with the terms of, all Governmental Authorizations that are required for the operation of the business of the Company as currently conducted (collectively, the “Company Permits”), except where the failure to hold or comply with the terms of such Company Permits would not, whether individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, since December 31, 2023, no event has occurred which allows, or after notice or lapse of time would reasonably be expected to allow, revocation, termination or material impairment of the rights of the holder of any Company Permits, where such revocation, termination, or impairment would reasonably be expected to have a Company Material Adverse Effect. All material Company Permits are in full force and effect, and no Proceeding is pending or, to the knowledge of the Company, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Company Permit, the revocation, limitation, suspension or modification of which would reasonably be expected to have a Company Material Adverse Effect.

(c) Each of the Company and its Subsidiaries is, and since December 31, 2023, has been, in compliance with all Health Care Laws applicable to the Company’s or its Subsidiaries’ product candidates (collectively, the “Company Product Candidates”), except where any failure to so comply would not, whether individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except in either case as would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect, (x) the Company has filed, maintained or furnished with the applicable Regulatory Authorities all required filings, declarations, listings, registrations, submissions, amendments, modifications, notices and responses to notices, applications and supplemental applications, reports (including all adverse event/experience reports) and other information (collectively, the “Health Care Submissions”) and (y) all such Health Care Submissions were complete and accurate in all material respects and in compliance with applicable Health Care Laws when filed (or were corrected or completed in a subsequent filing). There are no Proceedings pending or, to the knowledge of the Company, threatened in writing with respect to an alleged material violation by the Company or any of its Subsidiaries of any applicable Health Care Law promulgated by the FDA comparable Governmental Entity. Since December 31, 2023, neither the Company nor any Subsidiary has had any Company Product Candidate manufacturing site subject to an FDA or comparable Governmental Entity shutdown or material import or export prohibition, nor received any unresolved FDA Form-483 or other Governmental Entity notice of inspectional observations, warning letters, untitled letters or requirements to make changes to any Company Product Candidate, that in each case, if not complied with, would reasonably be expected to result in a Company Material Adverse Effect.

(d) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company or its Subsidiaries, in which the Company Product Candidates have participated, were and, if still pending, are being conducted in compliance in all material respects applicable Laws to which such studies and tests are or were subject, including the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312, and any other applicable regulations governing the conduct of such pre-clinical studies or clinical trials. Neither the Company nor any of its Subsidiaries has received any written notices, correspondence, or other written communications from the FDA or any comparable Governmental Entity or institutional review board of any action to place a clinical hold order on, or otherwise terminate, materially delay, or suspend any clinical studies currently being conducted by or on behalf of, or sponsored by, the Company or any of its Subsidiaries with respect to the Company Product Candidates, other than ordinary course communications regarding the design and implementation of such clinical trials, and to the knowledge of the Company, there are no reasonable grounds for the same.

(e) None of the Company, any of its Subsidiaries, any of its respective directors, officers, employees, or, to knowledge of the Company, any of its contractors or agents, (i) is the subject of any pending or, to the knowledge of the Company, threatened in writing investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Governmental Entity pursuant to any similar policy, (ii) has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions made to FDA or any similar Governmental Entity that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar Governmental Entity to invoke a similar policy, (iii) since December 31, 2023, has been excluded, suspended or debarred from participation in any government health care program or human clinical research, or (iv) since December 31, 2023, has been convicted of any crime that would reasonably be expected to result in a material debarment or exclusion under (A) 21 U.S.C.

Section 335a, (B) 42 U.S.C. § 1320a-7, or (C) any other similar applicable Law. Neither the Company nor any of its Subsidiaries is a party to or has any reporting obligations under any corporate integrity agreements, monitoring agreements, deferred or non-prosecution agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(f) No Company Product Candidate that is or has been manufactured, tested, distributed, held or marketed by or on behalf of the Company has been subject to any material recall or product withdrawal (whether voluntarily or otherwise) or, to the Company’s knowledge, has been adulterated or misbranded. No Proceedings (whether complete or pending) seeking the recall, withdrawal, or seizure of any such Company Product Candidate are pending or, to the knowledge of the Company, threatened in writing against the Company.

SECTION 4.14 Proceedings; Judgments.

(a) Except as set forth in Section 4.14 of the Company Disclosure Letter, there is no pending Proceeding and, to the knowledge of the Company, no Person has threatened in writing to commence any Proceeding: (i) that involves the Company or any of its Subsidiaries or any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

(b) There is no Judgement to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries is subject. To the knowledge of the Company, no officer of the Company or any of its Subsidiaries is subject to any Judgement that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries or to any material assets owned or used by the Company or any of its Subsidiaries.

SECTION 4.15 Tax Matters.

(a) Each of the Company and its Subsidiaries has timely filed or caused to be timely filed all U.S. federal and state income Tax Returns and other material Tax Returns that were required to be filed by or with respect to it under applicable Law (taking into account any valid extensions of time to file). All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law.

(b) All material amounts of Taxes due and owing by, imposed on or required to be paid by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of the Company as of the date of the latest Company Balance Sheet did not exceed in any material respect the accruals and reserves for Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the latest Company Balance Sheet. Since the date of the latest Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business.

(c) Each of the Company and its Subsidiaries has been (or was prior to its dissolution) classified as a C corporation since its formation for U.S. federal income Tax purposes.

(d) Each of the Company and its Subsidiaries complied in all material respects with all applicable Law relating to the payment, collection, withholding, and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, independent contractor, creditor, stockholder, or other third party.

(e) There are no Liens for material Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(f) No deficiencies for a material amount of Taxes of the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Entity in writing that have not been paid, settled or withdrawn. There is no material audit, examination or other governmental proceeding in respect of any Taxes of the Company or any of its Subsidiaries that is pending (or, based on written notice, threatened) or in progress. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes which has not yet expired or agreed to any extension of time with respect to a material Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) which has not yet expired. The Company has not granted to any Person any power of attorney that will remain in force following the Merger Closing Date with respect to any Tax matter.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax Sharing Agreement that would have a continuing effect after the Merger Closing Date.

(h) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor, or by contract with a third party (other than a contract entered into in the ordinary course of business a principal purpose of which is not related to Taxes). Neither the Company nor any of its Subsidiaries is now nor has ever been a member of a Combined Group (other than a Combined Group the parent of which is the Company).

(i) No claim has been made by a Governmental Entity in writing (or, to the knowledge of the Company, orally) in a jurisdiction in which the Company or any of its Subsidiaries do not file a Tax Return that the Company or any of its Subsidiaries, as applicable, are subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(j) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code in the two years prior to the date of this Agreement or in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(k) Neither the Company nor any of its Subsidiaries has entered into any transaction that constitutes a “listed transaction” for purposes of Treasury Regulations Sections 1.6011 4(b)(2) or 301.6111-2(b)(2).

(l) Neither the Company nor any of its Subsidiaries has been, or is, a U.S. real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Merger Closing Date as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law)

for a taxable period ending on or prior to the Merger Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding, similar or analogous provision of state, local or non-U.S. Law) executed on or prior to the Merger Closing Date (and prior to the Merger Closing); (iii) installment sale or open transaction disposition made prior to the Merger Closing; (iv) prepaid amount, advance payments or deferred revenue received or accrued by the Company or its Subsidiaries on or prior to the Merger Closing Date other than in respect of such amounts received in the ordinary course of business; or (v) an intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code. The Company does not have any liability for Taxes under 965 of the Code.

SECTION 4.16 Employee and Labor Matters; Benefit Plans.

(a) Neither the Company nor any of its Subsidiaries is a party to, bound by the terms of, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, works council or labor organization representing any current Company Associate, and there are no labor unions, works council or labor organizations representing or, to the knowledge of the Company, purporting to represent or seeking to represent any current Company Associates, including through the filing of a petition for representation election. There has never been, nor to the knowledge of the Company is there currently, any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting the Company or its Subsidiaries.

(b) Section 4.16(b) of the Company Disclosure Letter lists all material Company Employee Plans.

(c) As applicable with respect to each material Company Employee Plan, the Company has made available to Parent, true and correct copies (as applicable) of (i) the plan document, including all amendments thereto, and in the case of an unwritten Company Employee Plan, a written description of all material terms thereof, (ii) all related trust instruments or other funding-related documents and insurance contracts, (iii) the summary plan description and each summary of material modifications thereto, (iv) the financial statements for the most recent year for which such financial statements are available (in audited form, if available or required by ERISA) and, where applicable, annual reports with any Governmental Entity (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination or opinion letter, (vi) written results of any required compliance testing for the most recently completed plan year, and (vii) all material, non-routine notices, filings or correspondence during the past three years with any Governmental Entity.

(d) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or may rely on a favorable opinion letter with respect to such qualified status from the IRS. To the knowledge of the Company, nothing has occurred that would reasonably be expected to cause the loss of the qualified status of any such Company Employee Plan or the Tax exempt status of any related trust.

(e) Each Company Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms and all applicable Laws, including, without limitation, the Code and ERISA. No Proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Company Employee Plan. All payments and/or contributions required to have been made with respect to all Company Employee Plans have been made in accordance with the terms of the applicable Company Employee Plan and applicable Law in all material respects.

(f) Neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to or is required to contribute to, or has any liability with respect to (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any Multiple Employer Plan, or (iv) any Multiple Employer Welfare Arrangement.

(g) Except as set forth on Section 4.16(g) of the Company Disclosure Letter, no Company Employee Plan provides for medical or other welfare benefits to any Company Associate beyond termination of service or retirement, other than (i) pursuant to applicable Law (the full cost of which is borne by such Person or such Person’s dependents or beneficiaries) or (ii) continuation coverage through the end of the month in which such termination or retirement occurs.

(h) Except as set forth on Section 4.16(h) of the Company Disclosure Letter, no Company Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(i) Each Company Employee Plan has complied in all material respects with Section 409A of the Code, to the extent applicable, and no compensation has been or would reasonably be expected to be includable in the gross income of any Company Associate by reason of the application of Section 409A of the Code.

(j) The Company and its Subsidiaries are, and since December 31, 2023, have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including terms and conditions of employment, worker classification (including the classification of individual independent contractors and exempt and non-exempt employees), Tax withholding, prohibited discrimination, harassment, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, hours of work, plant closure, and layoff notices (e.g., the WARN Act). There are no Proceedings pending or, to the knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any Company Associate (in their capacity as such). The Company is not a party to a conciliation agreement, consent decree or other agreement or Judgement with any federal, state, or local agency or Governmental Entity with respect to employment practices.

(k) The Company has not incurred any liability or obligation under the WARN Act that remains unsatisfied.

(l) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to make any payment or compensate any Company Associate for Taxes incurred pursuant to Section 4999 or Section 409A of the Code.

(m) Except as set forth on Section 4.16(m) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event, including without limitation, a termination of employment within a certain period of time thereafter) will result in any (i) payment (including severance, forgiveness of indebtedness or otherwise) or benefit becoming due to any Company Associate, (ii) increase in any benefits or the compensation payable under any Company Employee Plan, or (iii) acceleration of the time of payment, funding or vesting of any such compensation or benefits or any loan forgiveness to any Company Associate.

SECTION 4.17 Environmental Matters. Since December 31, 2023, the Company and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all Regulatory Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received since December 31, 2023, any written notice or other communication (in writing or otherwise), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company: (a) no current or prior owner of any property leased or controlled by the Company or any of its Subsidiaries has received since December 31, 2023, any written notice or other communication relating to property owned or leased at any time by the Company or any of its Subsidiaries, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property, (b) neither the Company nor any of its Subsidiaries has any material liability under any Environmental Law, and (c) neither the Company nor its Subsidiaries have treated, stored, handled, transported, generated, disposed of, arranged for the disposal of, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Materials, in each case as would give rise to liability under applicable Environmental Laws.

SECTION 4.18 Insurance. The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries. Each of such insurance policies is in full force and effect and the Company and its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since December 31, 2023, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible: (a) cancellation or invalidation of any insurance policy or (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of the Company and its Subsidiaries has provided timely written notice to the appropriate insurance carrier(s) of each Proceeding pending against the Company or such Subsidiary for which the Company or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Proceeding, or informed the Company or any of its Subsidiaries of its intent to do so.

SECTION 4.19 No Financial Advisors. Except as set forth on Section 4.19 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 4.20 Privacy and Data Security.

(a) During the past three (3) years, to the knowledge of the Company, each of the Company and its Subsidiaries has materially complied with (i) applicable Privacy Laws; (ii) the Company’s publicly published and posted policies relating to the Company and its Subsidiaries’ Processing of Personal Information; and (iii) applicable material terms of any Contracts relating to the Processing of Personal Information (collectively, (i) – (iii), the “Data Protection Requirements”), except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, during the past three (3) years, no material claims have been asserted or threatened in writing against the Company by any Person alleging a violation of the Data Protection Requirements. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, during the past three (3) years, there have been no material personal data breaches related to Personal Information in the custody or control of the Company requiring notifications to any individuals or authorities.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the information technology assets and equipment of the Company and its Subsidiaries (collectively, “Company IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and its Subsidiaries as currently conducted, and to the knowledge of the Company, are free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company and its Subsidiaries have implemented and maintain commercially reasonable physical, technical and administrative safeguards designed to protect Personal Information Processed by the Company and its Subsidiaries, and during the past three (3) years, to the knowledge of the Company, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability.

SECTION 4.21 Certain Payments. For the five (5) years immediately preceding the date hereof, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, executives, Representatives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature. Since December 31, 2023 to the Agreement Date, the Company and its Subsidiaries are not, nor have been, to the knowledge of the Company, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of any Law that prohibits bribery, corruption, fraud, or other improper payments.

SECTION 4.22 Trade Control Laws. Since April 24, 2019, the Company and its Subsidiaries have been in material compliance with all applicable import, export control, and economic and trade sanctions laws, regulations, statutes, and orders, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (the “Trade Laws”) and have obtained, or are otherwise qualified to rely upon, all material import and export licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations or other authorizations from, and made any filings with, any Governmental Entity required for (a) the import, export, and reexport of products, services, software and technologies and (b) releases of technologies and software to foreign nationals (the “Trade Approvals”). There are no pending or threatened written claims against the Company or its Subsidiaries, nor, to the knowledge of the Company, any actions, conditions, facts, or circumstances that would reasonably be expected to give rise to any material future claims with respect to the Trade Laws or Trade Approvals.

SECTION 4.23 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or disseminated to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that the Company makes no representation or warranty with respect to information furnished in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in any such document. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

SECTION 4.24 No Rights Agreement; Anti-Takeover Provisions. As of the Agreement Date, the Company has amended its stockholder rights agreement to provide that the Offer, the Merger and the other Transactions will not result in the distribution of rights thereunder, the occurrence of a triggering event thereunder, or any Person becoming an “Acquiring Person” (or similar designation) thereunder, and such stockholder rights agreement, as so amended, will not apply to the Offer, the Merger or the other Transactions. The Company Board has taken all action necessary to render Section 203 of the DGCL and any other takeover, anti takeover, moratorium, “fair price,” “control share,” or similar Law inapplicable to the Offer and the Merger. Assuming the accuracy of the representations and warranties set forth in Section 5.08, no restrictions of any other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to the Company pursuant to this Agreement or the Transactions.

SECTION 4.25 Opinion of Financial Advisor. The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of TD Cowen to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Cash Amount to be received by the holders of shares of Company Common Stock in the Offer is fair, from a financial point of view, to such holders. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub. The Company will make available to Parent and Merger Sub solely for informational purposes a written copy of such opinion as soon as possible after receipt thereof following the Agreement Date.

SECTION 4.26 No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent, its stockholders or any of its Affiliates in connection with the Transactions, and (subject to the express representations and warranties of the Company set forth in Article IV (in each case as qualified and limited by the Company Disclosure Letter)) none of Parent, its Representatives, stockholders or members, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the letter, dated as of the Agreement Date, from Parent and Merger Sub to the Company (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article V, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article V to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other sections) (the “Parent Disclosure Letter”), Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

SECTION 5.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate power and authority to conduct its businesses as presently conducted.

SECTION 5.02 Merger Sub.

(a) Merger Sub was formed solely for the purpose of entering into the Transactions, and since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b) The authorized capital stock of Merger Sub consists of 10,000 shares of common stock, par value $0.001 per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of any Liens.

SECTION 5.03 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the CVR Agreement and to consummate the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). The approval and adoption of this Agreement and the consummation of the Offer, the Merger and the other Transactions have been approved by the sole stockholder of Parent. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its, and at the Offer Closing Time the CVR Agreement will constitute Parent’s, legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to the Enforceability Exceptions).

SECTION 5.04 No Conflicts; Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement and the CVR Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, any provision of (i) the organizational documents of Parent, Merger Sub or any of Parent’s Subsidiaries, (ii) any Contract to which Parent or any of its Subsidiaries is party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.04(b), any Judgment or Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the CVR Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Offer Documents and (B) such reports under the Exchange Act, as may be required in connection with this Agreement, the CVR Agreement, the Offer, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the secretary of the State of Delaware, (iii) compliance with the rules and regulations of any national security exchange on which securities of Parent or the Company are listed and (iv) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 5.05 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

SECTION 5.06 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates, directors, officers or employees.

SECTION 5.07 Litigation. There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any Subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any Subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 5.08 Ownership of the Company Common Stock. Neither Parent nor Merger Sub is, nor at any time for the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. As of the date hereof, Parent or a Subsidiary of Parent beneficially own no shares of the Company Common Stock and none of Parent or any Subsidiary of Parent (i) owns (as such term is defined in Section 203 of the DGCL), directly or indirectly, any other shares of the Company Common Stock or other securities convertible into, exchangeable for, or exercisable for shares of the Company Common Stock or any securities of any Subsidiary of the Company or (ii) has any rights to acquire any shares of the Company Common Stock except pursuant to this Agreement. Parent and each of its Subsidiaries are affiliates of Merger Sub as such term is defined in section 251(h) of the DGCL.

SECTION 5.09 Sufficient Funds. Parent has (or has available to it), and will have as of the Offer Closing Time and Effective Time sufficient cash available to pay all amounts to be paid by Parent and Merger Sub in connection with this Agreement and the Transactions, including Parent’s and Merger Sub’s costs and expenses and the aggregate Offer Price on the terms and conditions contained in this Agreement, and there is not, nor will there be, any restriction on the use of such cash or cash equivalents for such purpose. In no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

SECTION 5.10 Competing Businesses. None of Parent or any of its Affiliates owns any controlling interest in any person that is developing products in the same markets in which Parent or Merger Sub operate that would reasonably be expected to have an adverse effect on the ability of Parent to consummate the Merger and the Transactions in a timely manner in accordance with the terms hereof.

SECTION 5.11 No Foreign Person. Neither Parent nor Merger Sub is a foreign person, as defined in 31 C.F.R. § 800.224. Each of Parent and Merger Sub further represent that the Transactions will not result in foreign control (as defined in 31 C.F.R. § 800.208) of the Company, and does not constitute direct or indirect investment in the Company by any foreign person that affords the foreign person with any of the access, rights, or involvement contemplated under 31 C.F.R. § 800.211(b).

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 6.01 Conduct of Business of the Company. From the Agreement Date to the earlier of the Offer Closing Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or as otherwise specifically required by this Agreement (including carrying out the Wind-Down Process), the Company shall use commercially reasonable efforts to carry on its business in the ordinary course of business in the manner the business has been conducted since the commencement of the Wind-Down Process. In addition, except as set forth in Section 6.01 of the Company Disclosure Letter or otherwise expressly and specifically permitted or required by this Agreement (including carrying out the Wind-Down Process) or required by applicable Law, during the Pre-Closing Period, neither the Company nor its Subsidiaries shall do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) (i) enter into any new line of business or enter into any agreement, arrangement or commitment that is in excess of $150,000 or materially limits or otherwise restricts the Company or its Affiliates, including, following the Merger Closing, Parent and its Affiliates (other than in the case of Parent and its Affiliates, due to the operation of Parent’s or its Affiliates’ own Contracts), from time to time engaging or competing in any line of business or in any geographic area or (ii) otherwise enter into any agreements, arrangements or commitments in excess of $150,000 or imposing material restrictions on its assets, operations or business;

(b) (i) declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares of capital stock, except for (A) acquisitions of shares of the Company Common Stock in connection with the withholding or surrender of shares of the Company Common Stock by holders of Company Equity Awards outstanding on the Agreement Date in order to pay the exercise price of Company Options or to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans outstanding on the Agreement Date, and (B) the acquisition by the Company of Company Equity Awards in connection with the forfeiture of such awards, in each case, in accordance with their terms;

(c) Other than as contemplated by this Agreement, issue, grant, deliver, sell, authorize, pledge or otherwise encumber any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock based performance units or other rights to acquire such shares or any other rights that give any person the right to receive any economic interest of any nature accruing to the holders of the Company Common Stock, other than issuances of the Company Common Stock upon the vesting and settlement of the Company Restricted Stock Unit Awards, issuances of the Company Common Stock upon the exercise of Company Options in accordance with their terms or as contemplated by this Agreement, issuances of the Company Common Stock pursuant to the Company ESPP in accordance with its terms or the withholding of shares of Company Common Stock upon the vesting and settlement of Company Restricted Stock Unit Awards to satisfy Tax withholding obligations thereunder;

(d) amend its Organizational Documents (except for immaterial or ministerial amendments);

(e) form any Subsidiary or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the ordinary course of business, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person;

(f) except as provided pursuant to the terms of any Company Employee Plan as in effect on the Agreement Date, or pursuant to applicable Law, (i) adopt, enter into, establish, amend or modify any collective bargaining agreement, Company Employee Plan (or plan or arrangement that would be a Company Employee Plan if in effect on the Agreement Date), (ii) grant to any director, employee or individual service provider of the Company any increase in base compensation, (iii) grant to any director, employee or individual service provider of the Company any increase in severance or termination pay, (iv) pay or award, or commit to pay or award, any bonuses or incentive or equity compensation, (v) enter into any employment, retention, consulting, change in control, severance or termination agreement with any director, employee or individual service provider of the Company, (vi) take any action to vest or accelerate any rights or benefits under any Company Employee Plan, or the funding of any payments or benefits under any Company Employee Plan or (vii) hire any employee or individual service provider;

(g) make any change in accounting methods, principles or practices, except as may be required (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (ii) by Law, including Regulation S-X promulgated under the Securities Act, in each case, as agreed to by the Company’s independent public accountants;

(h) sell, lease (as lessor), license or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any properties or assets (other than Intellectual Property Rights) except (i) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business or (ii) pursuant to Contracts to which the Company is a party made available to Parent and in effect prior to the Agreement Date or (iii) in accordance with the Wind-Down Process;

(i) sell, assign, lease, license, transfer, pledge, encumber (other than Permitted Liens) or otherwise dispose of, permit to lapse or abandon any material Company Intellectual Property Rights (other than Intellectual Property Rights set forth in the rows highlighted in gray of the table in Section 4.11(a) of the Company Disclosure Letter that the Company has determined to abandon) that are owned by the Company, other than in accordance with the Wind-Down Process, as required by applicable Law or in the ordinary course of business;

(j) (i) incur or modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;

(k) make or agree to make any capital expenditures;

(l) other than in connection with the Wind-Down Process, commence any Proceeding or pay, discharge, settle, compromise or satisfy (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $250,000 per payment, discharge, settlement, compromise or satisfaction or $250,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions, provided such amounts are taken into account in the calculation of Closing Net Cash or (ii) any litigation, arbitration, proceeding or dispute that relates to the Transactions (which shall be governed exclusively by Section 7.07 hereof);

(m) make, change or revoke any material Tax election, change any annual Tax accounting period or any method of Tax accounting, file any amended material Tax Return, fail to timely file any material Tax Return required to be filed by it (taking into account extensions obtained in the ordinary course of business) or fail to pay any Tax that is due and payable (taking into account any applicable extension), enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), settle or compromise any material Tax claim, or consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes (excluding extensions of time to file Tax Returns obtained in the ordinary course of business), grant any power of attorney with respect to Taxes, or enter into any Tax Sharing Agreement;

(n) other than in connection with the Wind-Down Process, amend, cancel or terminate any insurance policy naming the Company or its Subsidiaries as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(o) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(p) other than in connection with the Wind-Down Process, except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 6.01, enter into, or materially modify in any respect, or expressly release any material rights under, any Company Material Contract or any Contract that, if existing on the Agreement Date, would have been a Company Material Contract;

(q) renew or enter into any agreement containing a non-compete, exclusivity, non-solicitation or similar clause that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries; or

(r) authorize, commit or agree to take any of the foregoing actions.

SECTION 6.02 No Solicitation.

(a) The Company shall not, and the Company shall instruct its Representatives not to, (i) directly or indirectly solicit, initiate or knowingly encourage or knowingly facilitate (including by way of providing information) any inquiries, proposals or offers, or the making of any submission or announcement of any inquiry, proposal or offer, that constitutes or would reasonably be expected to lead to a Company Takeover Proposal or (ii) directly or indirectly engage in, enter into or participate in any discussions or negotiations with any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) regarding, furnish to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) any information regarding the Company or afford access to the business, properties, assets, books or records of the Company to, or take any other action to assist or knowingly facilitate or knowingly encourage any effort by any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub), in each case, in connection with or in response to any inquiry, offer or proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal (other than, solely in response to an inquiry that did not result from a material breach of this Section 6.02(a), to refer the inquiring person to this Section 6.02(a) and to limit its communication exclusively to such referral or to clarify the terms thereof in writing). The Company shall, and shall cause its directors and officers to, and shall use its reasonable best efforts to cause its Representatives to, immediately (i) cease all solicitations, discussions and negotiations regarding any inquiry, proposal or offer pending on the Agreement Date that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) within the last six months for the purposes of evaluating a possible Company Takeover Proposal, and (iii) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal. Notwithstanding anything to the contrary contained in the foregoing or any other provision of this Agreement, at any time during the Pre-Closing Period, in response to a Company Takeover Proposal made after the Agreement Date that did not result from a material breach of this Section 6.02(a), in the event that the Company Board determines, in good faith, after consultation with its outside counsel and financial advisor, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Company Proposal (a “Qualifying Company Takeover Proposal”), the Company may (A) enter into an Acceptable Confidentiality Agreement with any Person or group of Persons making such Qualifying Company Takeover Proposal, (B) furnish information with respect to the Company to the Person or group of Persons making such Qualifying Company Takeover Proposal and its or their Representatives pursuant to an Acceptable Confidentiality Agreement so long as the Company concurrently or promptly thereafter provides Parent, in accordance with the terms of the Confidentiality Agreement, any material non-public information with respect to the Company furnished to such other Person or group of Persons that was not previously furnished to Parent and (C) participate in discussions or negotiations with such Person or group of Persons and its or their Representatives regarding such Qualifying Company Takeover Proposal (including soliciting the making of a revised Qualifying Company Takeover Proposal); provided, that the Company may only take the actions described in clauses (A), (B) or (C) above if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable Law. Wherever the term “group” is used in this Section 6.02(a), it is used as defined in Rule 13d-5 under the Exchange Act.

(b) Neither the Company Board nor any committee thereof shall (i) (A) withdraw or qualify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or resolve or agree to take any such action, (B) adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Company Takeover Proposal, (C) publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer or (D) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company Stockholders (any action described in this clause (i) being referred to in this Agreement as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or authorize, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.02(a)), or resolve, agree or publicly propose to take any such action. Notwithstanding anything to the contrary in the foregoing or any other provision of this Agreement, (x) the Company Board may, in response to an Intervening Event, take any of the actions specified in clause (A) or (D) of the definition of Adverse Recommendation Change (an “Intervening Event Adverse Recommendation Change”) if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (y) if the Company Board receives a Superior Company Proposal that did not result from a material breach of this Section 6.02, the Company may make an Adverse Recommendation Change, and/or may terminate this Agreement pursuant to Section 9.01(h) in order to enter into a definitive agreement with respect to the Superior Company Proposal; provided, that, prior to so making an Intervening Event Adverse Recommendation Change or an Adverse Recommendation Change, or so terminating this Agreement pursuant to Section 9.01(h), (1) the Company Board shall have given Parent at least four (4) Business Days’ prior written notice (a “Company Notice”) of its intention to take such action and a description of the reasons for taking such action (which Company Notice, in respect of a Superior Company Proposal, shall specify the identity of the Person who made such Superior Company Proposal and subject to any restrictions pursuant to any confidentiality agreement in effect, the material terms and conditions of such Superior Company Proposal and attach the most current version of the relevant transaction agreement or, in respect of an Intervening Event, shall include a reasonably detailed description of the underlying facts giving rise to such action), (2) the Company shall have negotiated, and shall have used its reasonable best efforts to cause its Representatives to negotiate, in good faith, with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement in such a manner that would eliminate the need for taking such action (and, in respect of a Superior Company Proposal, would cause such Superior Company Proposal to no longer constitute a Superior Company Proposal), (3) following the end of such notice period, the Company Board shall have considered in good faith any revisions to this Agreement irrevocably committed to in writing by Parent, and shall have determined in good faith, after consultation with outside counsel, that failure to effect such Adverse Recommendation Change or Intervening Event Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law and, with respect to a Superior Company Proposal, that such Superior Company Proposal continues to constitute a Superior Company Proposal and (4) in the event of any change to any of the financial terms (including the form and amount of consideration) of such Superior Company Proposal, or in the event of any material change in any event, occurrence or facts relating to such Intervening Event, the Company shall, in each case, deliver to Parent an additional Company Notice consistent with that described in clause (1) of this proviso and a renewed notice period under clause (1) of this proviso shall commence (except that the four (4)-Business Day notice period referred to in clause (1) of this proviso shall instead be equal to two (2) Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.02(b) anew with respect to such additional Company Notice, including clauses (1) through (4) of this proviso.

(c) Nothing contained in this Section 6.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), including making any “stop, look and listen” communication to the stockholders of the Company or (ii) making any disclosure to its stockholders if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties or applicable Law; provided, that any such action that would otherwise constitute an Adverse Recommendation Change shall be made only in compliance with Section 6.02(b) (it being understood that: (A) any “stop, look and listen” letter or similar communication limited to the information described in Rule 14d-9(f) under the Exchange Act and (B) any disclosure of information to the Company Stockholders that describes the Company’s receipt of a Company Takeover Proposal and the operation of this Agreement with respect thereto and contains a statement that the Company Board has not effected an Adverse Recommendation Change shall be deemed to not be an Adverse Recommendation Change).

(d) Except to the extent the Company is prohibited from giving Parent such notice by any confidentiality agreement in effect as of the date hereof, in addition to the requirements set forth in paragraphs (a) and (b) of this Section 6.02, the Company shall, as promptly as reasonably practicable and in any event within one (1) Business Day after receipt thereof, advise Parent in writing of (i) any Company Takeover Proposal or any request for information or inquiry, proposal or offer that the Company Board in good faith believes would reasonably be expected to lead to a Company Takeover Proposal and (ii) the material terms and conditions of such Company Takeover Proposal or inquiry, proposal or offer (including, if applicable, copies of any written requests, proposals or offers, including proposed term sheets and agreements relating thereto, and any subsequent amendments or modifications thereto) and the identity of the Person making any such Company Takeover Proposal or inquiry, proposal or offer. Commencing upon the provision of any notice referred to in the previous sentence, the Company and its Representatives shall keep Parent informed on a reasonably prompt basis as to any material developments with respect to any such Company Takeover Proposal or inquiry, proposal or offer (and any subsequent material amendments or modifications thereto), and shall provide Parent with a copy of any written correspondence, documents or agreements delivered to or by the Company or its Representatives that contain any material amendments thereto or any material change to the scope or material terms or conditions thereof (or, if not delivered in writing, a summary of any such material amendments or material changes).

SECTION 6.03 Company Lease Settlement. Notwithstanding anything to the contrary contained in Section 6.01(p), with respect to the Company Lease: (i) prior to the Company settling or otherwise fully resolving its obligations under the Company Lease, the Company shall provide Parent with reasonable prior written notice of all terms of such proposed settlement or other arrangement; and (ii) the Company shall not enter into any sublease, license, occupancy agreement or other arrangement that does not fully resolve all of its obligations under the Company Lease without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01 Access to Information; Confidentiality. During the Pre-Closing Period, except if prohibited by any applicable Law, the Company shall afford to Parent and to Parent’s Representatives, reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of the Company)to its properties, books and records, Contracts and personnel, and, during such period, the Company shall use commercially reasonable efforts to furnish, as promptly as reasonably practicable, to Parent such information concerning its business, properties and personnel as Parent or Parent’s Representatives may reasonably request for the purpose of transition planning and not for the purpose of any adverse action or dispute between the parties or their Affiliates; provided that any such access shall be afforded and any such information shall be furnished at Parent’s expense. Notwithstanding the immediately preceding sentence, the Company shall not be required to afford access or furnish information to the extent (i) such information is subject to the terms of a confidentiality agreement with a third party entered into prior to the Agreement Date or granting such access would violate any obligations of the Company with respect to confidentiality to any third party or otherwise breach, contravene or violate, constitute a default under, or give a third party the right to terminate or accelerate an obligation under, any then effective Contract to which the Company is a party, (ii) such information relates to the applicable portions of the minutes of the meetings of the Company Board (including any presentations or other materials prepared by or for the Company Board) where the Company Board discussed (or is information otherwise related to) (A) the Transactions or any similar transaction involving the sale of the Company, or a material portion of its assets, to, the license of a material portion of the Company’s assets to, or combination of the Company with, any other Person, (B) any Company Takeover Proposal or (C) any Intervening Event, or (iii) the Company determines in good faith after consulting with counsel that affording such access or furnishing such information would reasonably be expected to jeopardize or result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such information, violate applicable Law or result in antitrust risk for the Company; provided that the Company will use its reasonable efforts to communicate the applicable information to Parent in a way that, in the Company’s and its counsel’s sole discretion, would not violate any applicable Law, Contract or obligation or waive such a privilege. Nothing in this Section 7.01 or elsewhere in this Agreement shall be construed to require the Company or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information. All information exchanged or accessed pursuant to this Section 7.01 shall be subject to the confidentiality letter agreement dated January 7, 2026 between the Company and Parent, as amended (the “Confidentiality Agreement”).

SECTION 7.02 Reasonable Best Efforts; Notification; Regulatory Filings. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable and in any event prior to the Outside Date, the Offer, the Merger and the other Transactions, including (i) causing each of the Offer Conditions and each of the conditions to the Merger set forth in Article VIII to be satisfied, in each case as promptly as reasonably practicable after the Agreement Date, (ii) the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with, and the taking of all reasonable steps as may be necessary to avoid a Proceeding by, any Governmental Entity with respect to this Agreement or the Transactions, (iii) the defending or contesting of any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In addition and without limiting the foregoing, the Company and the Company Board shall (A) take all action necessary to ensure that no restrictions on business combinations of any Takeover Law or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (B) if the restrictions on business combinations of any Takeover Law or similar statute or regulation becomes applicable to any Transaction or this Agreement, use its reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement.

SECTION 7.03 Indemnification.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the Agreement Date, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company or its predecessors (each, an “Indemnified Party”) as provided in the Company’s Organizational Documents or any indemnification agreement between such Indemnified Party and the Company that is in effect as of the Agreement Date and that has been made available to Parent (i) shall be assumed by the Surviving Corporation and Parent, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions and (iv) for a period of six years following the Agreement Date, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party, and Parent and the Surviving Corporation shall be bound thereby to the fullest extent available under the DGCL or other applicable Law for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six-year period shall continue to be subject to this Section 7.03(a) and the rights provided under this Section 7.03(a) until full and final disposition of such claim. Parent shall cause the Surviving Corporation to perform its obligations under this Section 7.03(a).

(b) Without limiting Section 7.03(a) or any rights of any Indemnified Party pursuant to any indemnification agreement set forth on Section 7.03(b) of the Company Disclosure Letter, from and after the Offer Closing Time, in the event of any threatened or actual Proceeding, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that an Indemnified Party is or was a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its former Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, Parent shall and shall cause the Surviving Corporation to indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by applicable Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Proceeding. Parent shall, and shall cause the Surviving Corporation to, cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder; provided, that Parent and the Surviving Corporation shall be entitled to assume the defense and appoint lead counsel for such defense, except to the extent otherwise provided in an indemnification agreement set forth in the Company Disclosure Letter. Parent and the Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in advance in writing to such settlement, compromise or consent. Parent and the Surviving Corporation’s obligations under this Section 7.03(b) shall continue in full force and effect for the period beginning upon the Offer Closing Time and ending six years from the Effective Time; provided that all rights to indemnification in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding. Parent shall cause the Surviving Corporation to perform its obligations under this Section 7.03(b).

(c) At or prior to the Effective Time, following good faith consultation with Parent, the Company shall obtain and fully pay the premium for “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) for the period beginning upon the Offer Closing Time and ending six years from the Effective Time (the “D&O Tail Policies”), covering each Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate, no less favorable to any Indemnified Party than those of the Company’s directors’ and officers’ liability insurance policies in effect on the Agreement Date (the “Existing D&O Policies”); provided that the maximum aggregate annual premium for such “tail” insurance policies shall not exceed 250% of the aggregate annual premium payable by the Company for coverage pursuant to its most recent renewal under the Existing D&O Policies (the “Maximum Amount”) and the full cost of such “tail” insurance policies shall be included as Transaction Expenses. If such “tail” insurance policies have been obtained by the Company, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation. In the event the Company does not obtain such “tail” insurance policies, then, for the period beginning upon the Offer Closing Time and ending six years from the Effective Time, Parent shall either purchase such “tail” insurance policies or Parent shall maintain in effect the Existing D&O Policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions); provided that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of the Maximum Amount; provided, further, that if the annual premium of such insurance coverage exceeds such Maximum Amount, Parent or the Surviving Corporation shall be obligated to obtain the maximum amount of coverage available for the Maximum Amount, but in such case shall purchase coverage as favorable to the Indemnified Parties as is available for the Maximum Amount as long as such substitution does not result in gaps or lapses of coverage with respect to matters occurring at or prior to the Effective Time.

(d) In the event that (i) Parent or the Surviving Corporation (or any of their respective successors or assigns) (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties or other assets to any Person or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees of Parent or the Surviving Corporation, as applicable, expressly assume the obligations set forth in this Section 7.03.

(e) From and after the Offer Closing Time, the obligations of Parent and the Surviving Corporation under this Section 7.03 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.03 applies without the written consent of such affected Indemnified Party. The provisions of this Section 7.03 are, from and after the Offer Closing Time, intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, their heirs and their representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(f) Parent shall pay all reasonable and documented expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided in this Section 7.03.

SECTION 7.04 Fees and Expenses. Except as set forth in Section 1.01, Section 7.03 (Indemnification), Section 7.06 (Tax Matters) and Section 9.03 (Termination Fee), all fees and expenses incurred for the purposes of, in preparation for, or in connection with this Agreement, the Offer, the Merger and the other Transactions, including any reasonable and documented out-of-pocket third party costs and expenses incurred in connection with legal, financial and commercial due diligence, the arrangement of financing of third parties to assist in connection with the Transactions and all reasonable and documented out-of-pocket fees and expenses of legal counsel, accountants, financial advisors and other advisors engaged by any party hereto shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated; provided that the reasonable and documented out-of-pocket legal fees and expenses incurred by Parent or Merger Sub in connection with this Agreement, the Offer, the Merger and the other Transactions, up to a maximum of $250,000, shall constitute “Parent Transaction Expenses” (and, for the avoidance of doubt, all other fees and expenses incurred by or on behalf of Parent or Merger Sub solely in connection with the Transactions shall be borne by Parent or Merger Sub and shall not be deducted in the calculation of Closing Net Cash).

SECTION 7.05 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national or foreign securities exchange; provided that the restrictions set forth in this Section 7.05 shall not apply to any release, announcement or disclosure made or proposed to be made by the Company with respect to a Company Takeover Proposal, Superior Company Proposal, Intervening Event, or Adverse Recommendation Change that is not the result of a material breach of Section 6.02. The parties hereto agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties hereto.

SECTION 7.06 Tax Matters.

(a) Except as provided in Section 3.09(b), all stock transfer, real estate transfer, documentary, stamp, recording, excise and other similar Taxes (including interest, penalties and additions to any such Taxes) imposed on the Transactions (“Transfer Taxes”) shall be borne by the Company. The party required by Law to file shall file all applicable Tax Returns with respect to Transfer Taxes, and the other party agrees to reasonably cooperate with respect to the filing of such Tax Returns.

(b) In the case of any taxable period that includes (but does not end on) the Merger Closing Date (a “Straddle Period”), (i) the amount of any property and similar ad valorem Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on (and including) the Merger Closing Date and the denominator of which is the number of days in the Straddle Period, and (ii) the amount of any other Taxes of the Company for the Pre-Closing Tax Period (other than Transfer Taxes) shall be determined based on an interim closing of the books as of the close of business on the Merger Closing Date. For purposes of the preceding sentence, exemptions, credits, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Merger Closing Date was the last day of the Straddle Period) shall be allocated between the portion of the Straddle Period ending on the Merger Closing Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion.

SECTION 7.07 Stockholder Litigation. During the Pre-Closing Period, subject to execution of a customary joint defense agreement and the preservation of the attorney-client or other applicable privilege, protection under the work product or other doctrine and protection of confidential information and except if the Company Board has made an Adverse Recommendation Change, the Company shall provide Parent an opportunity to review and to propose comments to all material filings or responses to be made by the Company in connection with any Proceedings commenced, or to the knowledge of the Company, threatened in writing, by or on behalf of one or more stockholders of the Company, against the Company and its directors relating to any Transaction, and the Company shall give reasonable and good faith consideration to any comments proposed by Parent. During the period covered by the first sentence of this Section 7.07, in no event shall the Company enter into, agree to or publicly disclose any settlement with respect to such Proceedings without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned, except (i) to the extent such settlement is fully covered by the Company’s insurance policies (other than any applicable deductible) or (ii) such settlement relates solely to the provision of additional disclosure in the Schedule 14D-9, but, in each case, only if such settlement would not result in the imposition of any restriction on the business or operations of the Company or its Affiliates. The Company shall notify Parent promptly of the commencement or written threat of any Proceedings of which it has received notice or become aware and shall keep Parent promptly and reasonably informed regarding any such Proceedings.

SECTION 7.08 Rule 14d-10 Matters. Prior to the scheduled expiration of the Offer, the Company (acting through the Company Board and the compensation committee of the Company Board) shall use reasonable best efforts to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement that has been, or after the Agreement Date will be, entered into by the Company with current or future directors, officers or employees of the Company.

SECTION 7.09 Rule 16b-3 Matters. Prior to the Effective Time, Parent shall, and the Company may, take all steps required to cause any dispositions or cancellations or deemed dispositions or cancellations of Company equity securities (including derivative securities (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with this Agreement or the Transactions by each individual who is a director or officer of the Company who is a covered Person for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 under the Exchange Act.

SECTION 7.10 Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

SECTION 7.11 Stock Exchange De-listing; SEC Filings; Financial Statements.

(a) The Surviving Corporation shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time and in any event no more than ten (10) days after the Merger Closing Date.

(b) Until the Effective Time, the Company shall (i) maintain its listing on Nasdaq and comply in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable current listing and governance rules and regulations of Nasdaq, (ii) file all reports and documents (including period reports on Form 10-K or 10-Q) with the SEC on a timely basis and in compliance with the applicable requirements of the Exchange Act, the Sarbanes-Oxley Act and all rules and regulations promulgated by the SEC thereunder; and (iii) prepare any financial statements (including any related notes, as well as pro forma financial statements) required to be filed with any periodic reports in compliance in all material respects with the published rules and regulations of the SEC applicable thereto.

SECTION 7.12 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, subject to the provisions in Section 6.01.

SECTION 7.13 Anti-Takeover Provisions. Each of Parent and the Company and the Company Board (and any committee empowered to take such action, if applicable) will use commercially reasonable efforts to cooperate and to render any Takeover Law inapplicable to this Agreement, the Offer, Offer Documents, the Merger or any of the Transactions. Nothing in the foregoing shall be interpreted to require the Company Board (or a duly authorized committee thereof) to take any action that would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or following an Adverse Recommendation Change. Concurrently with the execution of this Agreement, the Company shall execute and deliver an amendment to the Company’s stockholder rights agreement, in form and substance reasonably acceptable to Parent, to provide that the Offer, the Merger and the other Transactions will not trigger such agreement. Neither Parent, Merger Sub nor the Company shall take any action that would cause this Agreement, the Merger, the Offer or the other Transactions to be subject to the requirements imposed by any such Takeover Laws; provided, however, that nothing in the foregoing shall be interpreted to require the Company or the Company Board (or a duly authorized committee thereof) to refrain from taking any action that would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law or any other action following an Adverse Recommendation Change.

SECTION 7.14 FIRPTA Certificate. At the Merger Closing, the Company shall deliver to Parent a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h) to be filed by Parent with the IRS on behalf of the Company following the Merger Closing, in each case, in form and substance reasonably acceptable to Parent.

SECTION 7.15 Employee Matters.

(a) Effective as of no later than the day immediately preceding the day on which the Effective Time occurs (conditioned upon the occurrence of the Closing), the Company shall terminate any and all 401(k) plans, any employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA and any similar benefits plan (the “Company 401(k) Plan”).

(b) The provisions of this Section 7.15 are for the sole benefit of Parent and the Company and no provision of this Agreement shall (i) create any third-party beneficiary or other rights in any Person other than Parent and the Company, including rights in respect of any benefits that may be provided, directly or indirectly, under any Company Employee Plan or any employee benefit plan of Parent or any Affiliate, or rights to continued employment or service with the Company or Parent (or any Affiliate thereof), (ii) be construed as an amendment, waiver or creation of any Company Employee Plan, or any employee benefit plan of Parent or any Affiliate, (iii), subject to the requirements explicitly set forth in this Section 7.15, serve as a limitation on the ability of the Company, Parent or applicable Affiliate to amend, waive, create, suspend or terminate any Company Employee Plan, or any employee benefit plan of Parent or any Affiliate, or (iv) limit the ability of the Company, Parent or applicable Affiliate to terminate the employment of any employee.

SECTION 7.16 Certain Actions.

(a) Parent hereby acknowledges that the Company shall establish a special payroll cycle in order to cause the Company to pay the Closing Management Bonus Payments and any final salary, wages, severance payments and accrued benefits owing to Company Associates on the date on which the Effective Time occurs.

(b) The Company shall, in consultation with Parent, take all action necessary to close the bank accounts set forth on Schedule 7.16(b) at or prior to the Effective Time.

(c) Prior to the Closing, the Company shall prepare, organize, and compile all information, records, and documentation necessary to complete employee tax reporting for fiscal year 2025, including without limitation all Forms W-2, Forms 1099, and any other federal, state, or local tax forms or filings required in connection with compensation paid to employees or other service providers during such fiscal year. The Company shall similarly prepare, organize, and compile all information, records, and documentation necessary to report any transactions occurring during fiscal year 2025 under or in connection with any equity incentive plan, stock option plan, employee stock purchase plan, or other compensatory equity arrangement maintained by the Company, including without limitation any exercises of stock options, vesting of restricted stock or restricted stock units, sales of shares acquired pursuant to any such plan, or other taxable events arising thereunder. The Company shall make such information, records, and documentation available to Parent promptly upon request.

SECTION 7.17 Parent Stockholder Consent. Immediately following the execution and delivery of this Agreement by each of the parties hereto, Parent shall duly execute and deliver a written consent in its capacity as the sole stockholder of Merger Sub duly adopting this Agreement and the Transactions in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub.

SECTION 7.18 Merger. Following the Offer Closing Time, each of Parent, Merger Sub and the Company shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Offer Closing Time, without a meeting of the Company Stockholders, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement. In furtherance, and without limiting the generality of the foregoing, neither Parent nor Merger Sub shall, and shall not permit and shall cause their respective Representatives not to, take any action that could render Section 251(h) of the DGCL inapplicable to the Merger.

SECTION 7.19 Information Agent. Not less than three (3) Business Days before the commencement of the Offer, Parent shall select a duly qualified information agent reasonably acceptable to the Company in connection with the Offer for the purpose of answering any questions or requests for assistance in connection with the Offer.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE MERGER

SECTION 8.01 Conditions to Each Party’s Obligation. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions, any and all of which may be waived in whole or in part by mutual consent of Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a) No Legal Restraints. No Judgment issued, or other legal restraint or prohibition imposed, in each case, by any Governmental Entity of competent jurisdiction, or applicable Law, in each case, (collectively, “Legal Restraints”) preventing or prohibiting the consummation of the Merger shall be in effect.

(b) Consummation of the Offer. Merger Sub shall have irrevocably accepted for payment all shares of the Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer and Merger Sub shall have consummated the Offer.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated at any time prior to the Offer Closing Time, notwithstanding adoption of this Agreement by Parent as sole stockholder of Merger Sub:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company:

(i) if (A) the Offer Closing Time shall not have occurred on or before 11:59 p.m., Eastern Time, on June 28, 2026, 2026 (the “Outside Date”) or (B) the Offer shall have expired or been terminated and have not been extended in accordance with its terms and in accordance with this Agreement without Merger Sub having accepted for payment any shares of the Company Common Stock tendered in the Offer; provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party hereto if the failure of the Offer Closing Time to occur on or before the Outside Date (in the case of the foregoing clause (A)) or the failure of Merger Sub to accept for payment any shares of the Company Common Stock tendered in the Offer (in the case of the foregoing clause (B)) is primarily due to a material breach of this Agreement by such party; or

(ii) if any Legal Restraint permanently preventing or prohibiting the consummation of the Offer or the Merger shall be in effect and shall have become final and non appealable; provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any party hereto if such Legal Restraint is primarily due to such party’s failure to comply in all material respects with its obligations under Section 7.02 in respect of any such Legal Restraint;

(c) by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform (i) would result in the failure of an Offer Condition and (ii) cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Company of such breach or failure to perform and (y) the Outside Date; provided that Parent and Merger Sub are not then in material breach of this Agreement;

(d) by Parent if an Adverse Recommendation Change has occurred;

(e) by Parent if the Minimum Closing Net Cash Condition set forth in clause (vi) of Exhibit A has not been satisfied; provided that the right to terminate this Agreement pursuant to this Section 9.01(e) shall terminate either (x) five (5) Business Days after the final determination of Closing Net Cash pursuant to Section 2.01(c) or (y) to the extent that Parent or Merger Sub’s material breach of this Agreement was a principal cause of the failure of the Minimum Closing Net Cash Condition to be satisfied;

(f) by the Company, if (i) the Buyer Entities fail to commence the Offer in violation of Section 2.01 (other than primarily due to a material violation by the Company of its obligations under Section 2.02), (ii) the Buyer Entities shall have terminated the Offer prior to its expiration date (as such expiration date may be extended in accordance with Section 2.01(a)), other than in accordance with this Agreement, (iii) the Buyer Entities shall have failed to extend the Offer when required to do so in accordance with the terms of Article II, or (iv) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the time the Buyer Entities consummate the Offer, but subject to such conditions being able to be satisfied or waived) as of immediately prior to the expiration of the Offer and the Offer Closing Time shall not have occurred within three (3) Business Days following the expiration of the Offer;

(g) by the Company, if (i) (x) Parent or Merger Sub breaches any of its representations or warranties contained in this Agreement, which breach had or would reasonably be expected to, individually or in the aggregate with all such other breaches, result in a Parent Material Adverse Effect or (y) Parent or Merger Sub breaches or fails to perform any of its covenants contained in this Agreement in any material respect, and (ii) the applicable breach or failure to perform cannot be or has not been cured prior to the earlier of (x) thirty (30) days after the giving of written notice to Parent or Merger Sub of such breach or failure to perform and (y) the Outside Date; provided, in each case, that the Company is not then in material breach of this Agreement; or

(h) by the Company, if (i) the Company Board authorizes the Company to terminate this Agreement to enter into a definitive written agreement with respect to a Superior Company Proposal, (ii) the Company Board has complied in all material respects with its obligations under Section 6.02(b) in respect of such Superior Company Proposal and (iii) the Company has paid, or simultaneously with the termination of this Agreement pays, the Company Termination Fee.

The party hereto desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is being effected.

SECTION 9.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand, except for the last sentence of Section 7.01, this Section 9.02, Section 9.03 and Article X, and any definitions contained in this Agreement and referred to but not contained in any such provisions, which provisions and definitions shall survive such termination. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge and agree that any failure of Parent or Merger Sub to satisfy its obligations to irrevocably accept for payment or pay for the shares of the Company Common Stock following satisfaction of the Offer Conditions, and any failure of Parent to cause the Merger to be effective following the satisfaction of the conditions set forth in Article VIII, will be deemed to constitute a Willful Breach of a covenant of this Agreement. In the event of any termination of this Agreement resulting from a party’s fraud or Willful Breach by a party hereto of any representation, warranty or covenant set forth in this Agreement, in which case such party shall be liable for each other party’s reasonable and documented costs and expenses incurred in connection with enforcing this Agreement by legal action against the first party for such Willful Breach to the extent such enforcement actions result in a judgment against the first party and such party shall have the right to seek damages based on loss of the economic benefit of the Transactions to the other party. The parties hereto acknowledge and agree that, to the extent Parent or Merger Sub is required to pay damages in connection with the termination of this Agreement that exceeds the Company’s expenses or out-of-pocket costs incurred in connection with this Agreement and the transactions contemplated hereby, including any disputes related thereto, such excess represents an amount of damages payable in respect of losses suffered by the Company and by Persons who are Company Stockholders as of the date on which this Agreement is terminated in respect of Company Common Stock.

SECTION 9.03 Termination Fees.

(a) The Company shall pay to Parent a fee equal to the sum of $1,200,000 (the “Company Termination Fee”) if:

(i) the Company terminates this Agreement pursuant to Section 9.01(h) (Superior Company Proposal);

(ii) Parent terminates this Agreement pursuant to Section 9.01(d) (Adverse Recommendation Change); or

(iii) (A) after the Agreement Date, a bona fide Company Takeover Proposal is publicly proposed or announced or shall have become publicly known or otherwise communicated to management of the Company or the Company Board, and such Company Takeover Proposal is not publicly withdrawn or, if not publicly proposed or announced, communicated to the Company Board or management, is not withdrawn in the case of this Agreement being subsequently terminated pursuant to Section 9.01(b)(i) (Outside Date) and the Minimum Tender Condition has not been satisfied prior to such termination (provided, that the conditions to the Offer set forth in clause (i) of Exhibit A are satisfied at the time of such termination), prior to the date that is two (2) Business Days prior to the final expiration date of the Offer, (B) this Agreement is terminated by either Parent or the Company pursuant to Section 9.01(b)(i) (Outside Date) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso in Section 9.01(b)(i) (Outside Date)), and (C) within twelve (12) months after such termination, the Company consummates any Company Takeover Proposal or the Company enters into a definitive agreement with respect to any Company Takeover Proposal that is subsequently consummated.

Any fee due under this Section 9.03(a) shall be paid by wire transfer of same-day funds to an account designated by Parent, (1) in the case of clause (i), prior to or simultaneously with, and as a condition to the effectiveness of, such termination of this Agreement, (2) in the case of clause (ii), within two (2) Business Days after the date of such termination of this Agreement and (3) in the case of clause (iii), within two (2) Business Days after the consummation of such a transaction. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b) Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events. Acceptance by Parent of the Company Termination Fee due under Section 9.03(a)(i) shall constitute acceptance by Parent of the validity of any termination of this Agreement under Section 9.01(h) (Superior Company Proposal). In the event the Company Termination Fee described in this Section 9.03(b) is paid to Parent in accordance with Section 9.03(a), such Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Sub and constitute their sole and exclusive remedy of Parent and Merger Sub against the Company and its current, former or future stockholders and Representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and none of the Company and its current, former or future stockholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided that nothing contained in this Agreement shall relieve any party hereto from liability for any Willful Breach of this Agreement. If the Company fails to pay in a timely manner the Company Termination Fee due pursuant to Section 9.03(a) and, in order to obtain such payment, Parent makes a claim that results in a judgment for the Company Termination Fee, the Company shall pay to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) in connection with such suit, together with interest on the Company Termination Fee at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(c) Each of the parties hereto acknowledges that the agreements contained in this Section 9.03 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement.

SECTION 9.04 Amendment; Extension; Waiver.

(a) This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, that following the Offer Closing Time, this Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price.

(b) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 9.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01 or an amendment of this Agreement or an extension or waiver with respect to this Agreement pursuant to Section 9.04 shall, in order to be effective, require, in the case of Parent or Merger Sub, action by its board of directors, and in the case of the Company, action by the Company Board or the duly authorized designee of the Company Board. Termination of this Agreement pursuant to Section 9.01 shall not require the approval of the stockholders of the Company or Parent as sole stockholder of Merger Sub.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

SECTION 10.02 Notices. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party hereto will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date of personal delivery, the date on which email is sent (provided that the sender of such email does not receive a written notification of delivery failure) or one (1) day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided in this Agreement and with all charges prepaid.

(a)	if to Parent or Merger Sub, to:

Aurinia Pharma U.S., Inc.

77 Upper Rock Circle

Rockville, Maryland 20850

Attention: Kevin Tang; Stephen Robertson

Email: ***

(b)	if to the Company, to:

Kezar Life Sciences, Inc.

4000 Shoreline Court, Suite 300

South San Francisco, California 94080

Attention: Christopher Kirk, Ph.D.

Email: ***

with a copy (which shall not constitute notice) to:

Cooley LLP

55 Hudson Yards

New York, NY 1001

Attn: Bill Roegge; Rita Sobral

E-mail: broegge@cooley.com; msobral@cooley.com

SECTION 10.03 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

SECTION 10.04 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission (e.g., DocuSign or Adobe Sign) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.05 Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties.

(a) This Agreement (including all Exhibits, Annexes and Schedules, including the Company Disclosure Letter, attached to this Agreement), the CVR Agreement (including all Exhibits, Annexes or Schedules thereto), the Support Agreements (including all Exhibits, Annexes or Schedules thereto) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter of this Agreement and the Confidentiality Agreement and (ii) except for Section 7.03, are not intended to confer upon any Person other than the parties hereto any rights or remedies, provided, that the Company shall have the right, on behalf of the Company Stockholders (each of whom are third party beneficiaries of this Agreement to the extent required for this proviso to be enforceable), to pursue specific performance as set forth in Section 10.08(a) or, if specific performance is not sought or granted as a remedy, damages in accordance with this Agreement (which may include the benefit of the bargain lost by such Company Stockholders) in the event of a breach hereof by Parent or Merger Sub of this Agreement, it being agreed that in no event shall any such Company Stockholders be entitled to enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so, as agent for such Company Stockholders. Notwithstanding clause (ii) of the immediately preceding sentence, following the Effective Time the provisions of Article III shall be enforceable by holders of Certificates and holders of Book-Entry Shares solely to the extent necessary to receive the Merger Consideration to which such holders are entitled to thereunder, and the provisions of Section 3.10 shall be enforceable by holders of awards under the Company Stock Plans.

(b) Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Merger Sub is relying on, any other express or implied representation or warranty with respect to the Company or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions (including with respect to the accuracy or completeness thereof). In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company’s business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon the Company or its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, or any other Person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward looking information, business plans or cost-related plans), except as expressly set forth in Article IV.

(c) Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Merger Sub and any other Person on behalf of Parent or Merger Sub makes, and the Company is not relying on, any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information made available to the Company in connection with the Transactions (including with respect to the accuracy or completeness thereof).

SECTION 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 10.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub or Parent of any of its obligations under this Agreement; provided, further, that any such assignment shall not take place after the commencement of the Offer and shall not otherwise materially impede or delay the consummation of the Transactions or otherwise materially impede the rights of the Company Stockholders under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 10.08 Specific Enforcement; Jurisdiction.

(a) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 10.08(b), without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right to specific enforcement shall include the right of the Company to cause the Buyer Entities to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereto acknowledges and agrees that the right of specific enforcement is an integral part of the Transactions and without such right, none of the parties hereto would have entered into this Agreement. If, prior to any termination of this Agreement or the Outside Date, any party hereto brings any Proceeding, in each case, in accordance with Section 10.08(b), to enforce specifically the performance of the terms and provisions hereof by any other party hereto, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus twenty (20) Business Days or (ii) such other time period established by the court presiding over such Proceeding, as the case may be.

(b) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any Proceeding arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any Proceeding arises out of this Agreement, the Offer, the Merger or any of the other Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, the Offer, the Merger or any of the other Transactions, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 10.02 (provided that nothing in this Section 10.08(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement, the Offer, the Merger or any of the other Transactions in any court other than the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

SECTION 10.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT, THE OFFER, THE MERGER OR ANY OF THE OTHER TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.09.

SECTION 10.10 Remedies. Except as otherwise provided in this Agreement, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable Law, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

SECTION 10.11 Cooperation. The parties hereto agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such actions as may be reasonably requested by the other parties hereto to evidence or effect the Transactions and to carry out the intent and purposes of this Agreement.

SECTION 10.12 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, and, during the period between the Offer Closing Time and the Effective Time, to perform all of its agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all defenses and demands whatsoever in connection with the performance of its obligations set forth in this Section 10.12. Parent shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants and obligations of Merger Sub or the Surviving Corporation under this Agreement.

SECTION 10.13 Ultimate Parent Guarantee. Ultimate Parent absolutely, unconditionally and irrevocably guarantees to the Company, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of Parent and Merger Sub pursuant to this Agreement (the “Guaranteed Obligations”). In furtherance of the foregoing, Ultimate Parent acknowledges that the Company may, in its sole discretion, bring and prosecute a separate action or actions against Ultimate Parent for the full amount of the Guaranteed Obligations, regardless of whether any action is brought against Parent or Merger Sub. Except for the defense of payment, to the fullest extent permitted by Law, Ultimate Parent hereby expressly and unconditionally waives any and all rights or defenses arising by reason of any Law, promptness, diligence, notice of the acceptance of this guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, and notice of the Guaranteed Obligations incurred. Other than with respect to Guaranteed Obligations that by their terms survive any termination of this Agreement, the obligations in this Section 10.13 shall automatically and immediately terminate (and Ultimate Parent shall have no further obligations hereunder) upon the earliest to occur of the Merger Closing Date and the valid termination of this Agreement in accordance with its terms. Ultimate Parent is a company duly incorporated, validly existing and in good standing under the laws of the Province of Alberta and has all necessary power and authority to deliver and perform its obligations under this Section 10.13. This Section 10.13 constitutes the legal, valid and binding obligation of Ultimate Parent, and, assuming due authorization, execution and delivery by the other parties hereto, is enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. The execution and delivery of this Agreement by Ultimate Parent for the purposes set forth herein will not cause a violation of any of the provisions of its organizational documents or any Law applicable to Ultimate Parent, except for such violations as would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Ultimate Parent to perform its obligations under this Section 10.13. No vote of Ultimate Parent’s shareholders is necessary to approve this Agreement or any of the Transactions.

SECTION 10.14 No Presumption Against Drafting Party. Any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, Ultimate Parent, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

ULTIMATE PARENT:

AURINIA PHARMACEUTICALS INC., solely for purposes of Section 10.13

By:	/s/ Kevin Tang
Name:	Kevin Tang
Title:	Chief Executive Officer

PARENT:

AURINIA PHARMA U.S., INC.

By:	/s/ Kevin Tang
Name:	Kevin Tang
Title:	Chief Executive Officer

MERGER SUB:

AURINIA MERGER SUB, INC.

By:	/s/ Kevin Tang
Name:	Kevin Tang
Title:	Chief Executive Officer

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IN WITNESS WHEREOF, Ultimate Parent, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

PARENT:

KEZAR LIFE SCIENCES, INC.

By:	/s/ Christopher Kirk
Name:	Christopher Kirk, Ph.D.
Title:	Chief Executive Officer

EXHIBIT A

OFFER CONDITIONS

Notwithstanding any other term of the Offer or the Agreement, the Buyer Entities shall not be required to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Buyer Entities’ obligation to pay for or return tendered shares of the Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of the Company Common Stock tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) unless there shall have been validly tendered in the Offer (and not properly withdrawn) prior to the expiration of the Offer that number of shares of the Company Common Stock (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 251(h) of the DGCL) that, represent at least one share of Company Common Stock more than 50% of the number of Company Common Stock that are then issued and outstanding as of the expiration of the Offer (such condition, the “Minimum Tender Condition”).

Furthermore, notwithstanding any other term of the Offer or this Agreement, the Buyer Entities shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of the Company Common Stock not theretofore accepted for payment or paid for if, at the then-scheduled expiration of the Offer, any of the following conditions exists:

(i) there shall be any Legal Restraint in effect preventing or prohibiting the consummation of the Offer, the Merger or any of the other Transactions;

(ii) (A) any representation or warranty of the Company set forth in Article IV (other than those set forth in Section 4.01(a) (Due Organization; Subsidiaries), Section 4.03 (Authority; Binding Nature of Agreement), Section 4.04 (No Vote Required), Section 4.05(a)(i) (Non Contravention), Section 4.06 (Capitalization), Section 4.08(a)(ii) (No Material Adverse Effect), Section 4.19 (No Financial Advisors) and Section 4.25 (Opinion of Financial Advisor)) shall not be true and correct as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (B) any representation or warranty of the Company set forth in Section 4.01(a) (Due Organization; Subsidiaries), Section 4.03 (Authority; Binding Nature of Agreement), Section 4.04 (No Vote Required), Section 4.05(a)(i) (Non Contravention), Section 4.06 (Capitalization), (other than with respect to Section 4.06(a) and (c)), Section 4.19 (No Financial Advisors) and Section 4.25 (Opinion of Financial Advisor), shall not be true and correct in all material respects as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), (C) any representation or warranty of the Company set forth in Section 4.06(a) and (c) (Capitalization) shall not be true and correct other than in de minimis respects at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) and (D) any representation or warranty of the Company set forth in Section 4.08(a)(ii) (No Material Adverse Effect) shall not be true and correct in all respects as of such time;

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(iii) the Company shall have failed to perform in all material respects the obligations to be performed by it as of such time under this Agreement, including without limitation the Company’s obligations under Section 6.02;

(iv) Parent shall have failed to receive from the Company a certificate, dated as of the date on which the Offer expires and signed by an executive officer of the Company, certifying to the effect that the Offer Conditions set forth in clauses (ii) and (iii) have been satisfied as of immediately prior to the expiration of the Offer;

(v) this Agreement shall have been validly terminated in accordance with its terms (the “Termination Condition”); or

(vi) the Closing Net Cash as finally determined pursuant to Section 2.01(c) is less than fifty million dollars ($50,000,000), unless following such final determination that the Closing Net Cash is less than fifty million dollars ($50,000,000) this Agreement has not been terminated within five (5) Business Days thereafter pursuant to Section 9.01(e) (the “Minimum Closing Net Cash Condition”).

The foregoing conditions shall be in addition to, and not a limitation of, the rights of the Buyer Entities to extend, terminate or modify the Offer in accordance with the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of the Buyer Entities and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by the Buyer Entities in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition and the Termination Condition, which may not be waived by the Buyer Entities). The failure by the Buyer Entities or any other Affiliate of the Buyer Entities at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

EXHIBIT B

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

EXHIBIT B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KEZAR LIFE SCIENCES, INC.

I.

The name of this corporation is Kezar Life Sciences, Inc. (the “Corporation”).

II.

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

The Corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is 10,000, each having a par value of $0.001.

V.

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors (the “Board of Directors”). The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws of the Corporation.

B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

C. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

VI.

A. The Corporation shall provide indemnification as follows:

1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article VI, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article VI, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4. Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article VI. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article VI for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5. Advance of Expenses. Subject to the provisions of Section 6 of this Article VI, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article VI, any expenses (including attorneys’ fees) incurred by or on behalf of an Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article VI; and provided further that no such advancement of expenses shall be made under this Article VI if it is determined (in the manner described in Section 6 of this Article VI) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6. Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article VI, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of

Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article VI (and none of the circumstances described in Section 4 of this Article VI that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article VI, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 of this Article VI only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2 of this Article VI, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7. Remedies. The right to indemnification or advancement of expenses as granted by this Article VI shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article VI that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware.

8. Limitations. Notwithstanding anything to the contrary in this Article VI, except as set forth in Section 7 of this Article VI, the Corporation shall not indemnify an Indemnitee pursuant to this Article VI in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article VI, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

9. Subsequent Amendment. No amendment, termination or repeal of this Article VI or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10. Other Rights. The indemnification and advancement of expenses provided by this Article VI shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article VI shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article VI. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article VI.

11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article VI to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

13. Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

14. Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

VII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on [•], 2026.

Kezar Life Sciences, Inc.

By:
Name: [__________]
Title: [__________]

EXHIBIT C

FORM OF CVR AGREEMENT

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2026 (this “Agreement”), is entered into by and among Aurinia Pharmaceuticals Inc., a company incorporated under the laws of the Province of Alberta (“Ultimate Parent”), Aurinia Pharma U.S., Inc., a Delaware corporation and wholly owned subsidiary of Ultimate Parent (“Parent”), Aurinia Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub” and together with Parent, the “Buyer Entities”), [•], as Rights Agent (as defined herein), and [•], solely in its capacity as the initial representative, agent and attorney in fact of the Holders (the “Representative”).

RECITALS

WHEREAS, Parent, Merger Sub and Kezar Life Sciences, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of March 30, 2026 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, the Buyer Entities shall deliver to holders of outstanding Company Common Stock (and holders of In-the-Money Options (as defined in the Merger Agreement)) certain CVRs (as defined herein) of the Company (collectively, the “Initial Holders”), pursuant to the terms and subject to the conditions hereinafter described;

WHEREAS, the Buyer Entities desire that the Rights Agent act as its agent for the purposes of effecting the distribution of the CVRs to the Initial Holders and performing the other services described in this Agreement; and

WHEREAS, the Initial Holders desire that the Representative act as their agent for the purposes of accomplishing the intent and implementing the provisions of this Agreement and facilitating the consummation of the transactions contemplated hereby and performing the other services described in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties agree, for the equal and proportionate benefit of all Holders (as defined herein), as follows:

ARTICLE I

DEFINITIONS: CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. References to the Company and Merger Sub herein apply to the surviving corporation of the Merger with the Company from and after the Effective Time. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than thirty percent (30%) of outstanding CVRs as set forth in the CVR Register.

“Advisory Group” has the meaning set forth in Section 4.6(f).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Assignee” has the meaning set forth in Section 6.3.

“Business Day” means a day, other than a Saturday, Sunday or public holiday (including Nasdaq or New York Stock Exchange holidays), on which banks are not required or authorized by Law to close in New York, New York.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of any of the Buyer Entities on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving any of the Buyer Entities in which none of the Buyer Entities is the surviving entity, and (c) any other transaction involving any of the Buyer Entities in which such Buyer Entity is the surviving or continuing entity but in which the stockholders of the Buyer Entity immediately prior to such transaction own less than 50% of the Buyer Entity’s voting power immediately after the transaction, in the case of each of the foregoing clauses (a), (b) and (c), whether effected directly or indirectly, and whether effected in a single transaction or a series of related transactions.

“Closing” means the consummation of the Merger and the transactions contemplated thereby.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral agreement, contract, subcontract, lease, sub-lease, occupancy agreement, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“CVRs” means the contractual contingent value rights of Holders that are granted by the Buyer Entities to Initial Holders as additional consideration for the Offer and the Merger pursuant to the terms of the Offer and the Merger Agreement. Unless otherwise specified herein, for purposes of this Agreement all the CVRs shall be considered as part of and shall act as one class only. For the avoidance of doubt, the Buyer Entities shall grant CVRs only to the Initial Holders, and shall not grant CVRs to any other Persons at any other time during the pendency of this Agreement, pursuant and subject to the terms hereof.

“CVR Payment Amount” means, for a given Holder, an amount equal to the product of (a) the CVR Proceeds and (b) (i) the total number of CVRs entitled to receive such CVR Proceeds held by such Holder divided by (ii) the total number of CVRs entitled to receive such CVR Proceeds held by all Holders as each reflected on the CVR Register as of the close of business on the date prior to the date of payment (rounded down to the nearest whole cent).

“CVR Payment Date” means:

(a) with respect to any Net Cash Excess, no later than the later of thirty (30) days following (i) the Final Net Cash Determination Date and (ii) the final determination of any Net Cash Excess in accordance with Section 2.5;

(b) with respect to any Legacy Asset Transaction Proceeds, no later than thirty (30) days following the later of the (i) Final Net Cash Determination Date and (ii) receipt of the corresponding portion of Gross Proceeds by Parent or any of its Affiliates, pursuant to which Legacy Asset Transaction Proceeds are payable to Holders;

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(c) with respect to any Legacy Asset Milestone and Royalty Proceeds, no later than sixty (60) days following: (i) the achievement of the applicable Legacy Asset Milestone, or (ii) the calendar quarter end for which a Legacy Asset Royalty is applicable;

(d) with respect to any Everest Collaboration Proceeds, no later than thirty (30) days following the later of the (i) Final Net Cash Determination Date and (ii) receipt of the corresponding portion of Gross Proceeds by Parent or any of its Affiliates, pursuant to which Everest Collaboration Proceeds are payable to Holders; and

(e) with respect to any Enodia Proceeds, no later than thirty (30) days following the later of the (i) Final Net Cash Determination Date and (ii) receipt of the corresponding portion of Gross Proceeds by Parent or any of its Affiliates, pursuant to which Enodia Proceeds are payable to Holders.

“CVR Payment Notice” has the meaning set forth in Section 2.4(b).

“CVR Proceeds” means, without duplication, the amount equal to (i) Legacy Asset Transaction Proceeds, if any, plus (ii) Legacy Asset Milestone and Royalty Proceeds, if any, plus (iii) Everest Collaboration Proceeds, if any, plus (iv) Enodia Proceeds, if any, plus (v) Net Cash Excess, if any. In no event shall the Net Cash Excess be duplicated (i.e., added or subtracted, respectively from the CVR Proceeds on more than one occasion).

“CVR Register” has the meaning set forth in Section 2.3(b).

“Delaware Courts” has the meaning set forth in Section 6.5(b).

“DTC” means The Depository Trust Company or any successor thereto.

“Effective Time” means the date and time of the effectiveness of the Merger.

“Enodia Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of March 6, 2026, by and between the Company and Enodia Therapeutics SAS, a French simplified joint stock company (société par actions simplifiée), as may be amended, supplemented, or otherwise modified from time to time.

“Enodia Proceeds” means one hundred percent (100%) of the Net Proceeds arising out of the Enodia Asset Purchase Agreement.

“Enodia CVR Period” means the period beginning on the Closing Date and ending on the Expiration Date.

“Equity Award CVR” means a CVR received by a Holder in respect of In-the-Money Options.

“Everest Collaboration” means that certain Collaboration and License Agreement, dated September 20, 2023, by and between the Company and Everest Medicines II (HK) Limited, as amended.

“Everest Collaboration CVR Period” means the period beginning on the Closing Date and ending on the Expiration Date.

“Everest Collaboration Proceeds” means 90% of the Net Proceeds arising out of the Everest Collaboration.

“Expiration Date” means the tenth (10th) anniversary of the Closing.

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“Final Net Cash” means the amount of Closing Net Cash, recalculated by Parent pursuant to the procedures set forth in Section 2.5 herein not later than the date that is one hundred twenty (120) days following the Closing Date (such date, the “Final Net Cash Determination Date”).

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including any arbitrator or arbitral body, mediator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Gross Proceeds” means, without duplication, the sum of all cash consideration and the value of any and all consideration of any kind that is paid to, or otherwise received by, Parent or any of its Affiliates, including the Company (after the Closing) (i) during the Everest Collaboration CVR Period in respect of the Everest Collaboration, (ii) during the Legacy Asset CVR Period in respect of a Legacy Asset Transaction Agreement, and (iii) during the Enodia CVR Period in respect of the Enodia Asset Purchase Agreement. The value of any securities (whether debt or equity) or other non-cash property constituting Gross Proceeds shall be determined as follows: (A) the value of securities for which there is an established public market shall be equal to the volume weighted average of their closing market prices for the five (5) trading days ending the day prior to the date of payment to, or receipt by, Parent or its relevant Affiliate, and (B) the value of securities that have no established public market and the value of consideration that consists of other non-cash property, shall be the fair market value thereof as of the date of payment to, or receipt by, Parent or its relevant Affiliate; provided, that Parent may elect, upon prompt notice to the Representative after receipt of consideration, to have any securities or other non-cash property specified in the foregoing clause (B) be deemed as Gross Proceeds only upon the earlier of (1) the receipt by Parent or any of its Affiliates of cash in respect of the sale or other liquidation of such securities or other non-cash property, or (2) the second (2nd) anniversary of receipt of such securities or other non-cash property; provided further, that if such securities or other non-cash property are received prior to the Expiration Date, they shall in all events be deemed Gross Proceeds no later than the Expiration Date.

“Holder” means, at the relevant time, a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“IP Maintenance Reserve” means, with respect to any CVR Payment Date during the period between the Closing Date and second (2nd) anniversary of the date of this Agreement (the “Maintenance Reserve Period”), an amount of the forecasted, good-faith budget for costs and expenses related to the prosecution, maintenance and enforcement of Legacy Assets that are expected to be incurred in the next four (4) fiscal quarters immediately following such CVR Payment Date.

“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, order, ordinance, approval, authorization, certificate, registration, exemption, consent, license, order, permit and other similar authorizations, rule, regulation, or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legacy Assets” means all of the Company’s and the Company’s Affiliates’ right, title and interest in and to all Company Intellectual Property Rights and other assets and rights to the extent relating to zetomipzomib.

“Legacy Asset CVR Period” means the period beginning on the Closing Date and ending on the Expiration Date.

“Legacy Asset Milestone and Royalty Proceeds” shall mean the Legacy Asset Milestones and Legacy Asset Royalty.

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“Legacy Asset Net Sales” means, with respect to the Legacy Assets, the gross invoiced sales amounts for such Legacy Asset sold by or on behalf of Parent, its Affiliates or (sub)licensees in arm’s length transactions to third parties (but not including sales relating to transactions by and between Parent, its Affiliates or (sub)licensees unless the Affiliate or sublicensee is the last entity in the distribution chain of such Product) less deductions from such gross amounts which are actually incurred or paid, to the extent that such amounts are deducted from gross invoiced sales amounts as reported by Parent, its Affiliates or (sub)licensees, as applicable, in such entity’s financial statements prepared in accordance with, and permitted to be deducted under, generally accepted accounting principles in the U.S. (or international financial reporting standards, if applicable) applied on a consistent basis.

“Legacy Asset Transaction” means a product-level financing arrangement for, or the sale, transfer, license or other disposition by Parent or any of its Affiliates, including the Company (after the Closing), of all or any part of any Legacy Assets, in each case occurring during the Legacy Asset Transaction Period.

“Legacy Asset Transaction Agreement” means a definitive agreement, contract or other definitive arrangement entered into by Parent or any of its Affiliates, including the Company (after the Closing), and any Person who is not an Affiliate of Parent providing for a Legacy Asset Transaction.

“Legacy Asset Transaction Period” means the period commencing on the Closing and ending on the second (2nd) anniversary of the Closing.

“Legacy Asset Transaction Proceeds” means 90% of the Net Proceeds in the case of a Legacy Asset Transaction entered into during the Legacy Asset Transaction Period.

“Net Cash Excess” means, if Final Net Cash is greater than the Signing Net Cash, then the amount equal to (a) Final Net Cash, minus (b) the Signing Net Cash.

“Net Proceeds” means, for purposes of each of the Legacy Asset Transaction Proceeds, Everest Collaboration Proceeds or Enodia Proceeds, as applicable, the Gross Proceeds minus Permitted Deductions, as calculated in a manner consistent with generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board. For clarity, (i) if Permitted Deductions exceed the Gross Proceeds as it relates to any payment event, as applicable, any excess Permitted Deductions shall be applied against Gross Proceeds in a subsequent payment event, as applicable (and, for the avoidance of doubt, Permitted Deductions attributable to one source of Gross Proceeds may be deducted from Gross Proceeds attributable to a different source); (ii) if any of the Gross Proceeds or Permitted Deductions are not in U.S. dollars, currency conversion to U.S. dollars shall be made by using the exchange rate prevailing at JPMorgan Chase Bank, N.A. or its successor entity on the due date of receipt of such Gross Proceeds or due date of payment of relevant Permitted Deductions, as applicable; and (iii) Net Proceeds shall not include any royalties or other amounts payable by Parent or any of its Affiliates (including the Company (after the Closing)) to any third party in connection with the Legacy Asset Transaction Proceeds, Everest Collaboration Proceeds or Enodia Proceeds, as applicable.

“Officer’s Certificate” means a certificate signed by an authorized officer of the applicable Buyer Entity, in his or her capacity as such an officer, and delivered to the Rights Agent and/or the Representative, as applicable.

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“Permitted CVR Transfer” means: a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries of the Holder upon the death of the Holder; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (f) as provided in Section 2.8.

“Permitted Deductions” means the sum of, without duplication, the following costs or expenses that are, in the aggregate:

(a) any applicable Taxes (including any applicable value added, sales or foreign taxes and any related interest, penalties, additions to tax or similar charges) imposed on Gross Proceeds (and which are either imposed on Parent or its Affiliates or otherwise reduce the amount of Gross Proceeds received by Parent or its Affiliates) and, without duplication, any income or other similar Taxes payable by Parent or any of its Affiliates that would not have been incurred by Parent or its Affiliates but for the Gross Proceeds having been received or accrued by the Company or its Subsidiaries and any Taxes imposed on Parent or any of its Affiliates arising from the distribution of cash or any other property to Parent to perform its obligations pursuant to this Agreement and to consummate the transactions contemplated by this Agreement; provided, that for purposes of calculating income Taxes payable by Parent or its Affiliates in respect of the Gross Proceeds, such income Taxes shall be calculated after taking into account any net operating loss carryforwards or other Tax attributes (including Tax credits) actually available to the Company or its Subsidiaries (owned prior to the Closing) as of the Closing Date to the extent “more likely than not” permitted by applicable Law to offset such Gross Proceeds, as reasonably determined by a nationally recognized tax advisor;

(b) any reasonable and documented out-of-pocket costs and expenses (excluding, for the avoidance of doubt, any Taxes) incurred by Parent or any of its Affiliates after the Closing in connection with the applicable Legacy Asset(s), including research and development costs, technology transfer costs, contractual expenses or any reasonable and documented out-of-pocket costs in respect of head licenses for sublicensed technology and the development or prosecution, maintenance or enforcement by Parent or any of its Subsidiaries of intellectual property rights, but excluding any costs related to a breach of this Agreement, including costs incurred in litigation in respect of the same;

(c) (i) any reasonable and documented out-of-pocket costs and expenses (excluding, for the avoidance of doubt, any Taxes) incurred by Parent or any of its Affiliates in connection with any Legacy Asset Transaction and business development related efforts with respect to the relevant Legacy Asset(s) during the Legacy Asset Transaction Period or in connection with the Everest Collaboration, and (ii) prosecution, maintenance and enforcement costs related to the CVRs or the Legacy Assets (including fees and expenses related to the Rights Agent); provided that in no event shall any expense required to be borne by Parent or any of its Affiliates under the Merger Agreement constitute a Permitted Deduction;

(d) any reasonable and documented out-of-pocket costs (excluding, for the avoidance of doubt, any Taxes) incurred or accrued by Parent or any of its Affiliates after the Closing in connection with Parent’s commercially reasonable efforts to negotiate or enter into any Legacy Asset Transaction Agreement or consummate a Legacy Asset Transaction, including, without duplication, any Rights Agent fee, any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto (but excluding, in the case of any of the foregoing clauses (a) through (c), any costs, liabilities or expenses previously deducted from Gross Proceeds and, for clarity, excluding any costs, liabilities or expenses incurred or accrued and reflected in the Closing Cash Schedule, as finally determined in accordance with the Merger Agreement as of the Cash Determination Time); and

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(e) any liabilities existing or incurred prior to the Expiration Date that would have been required to be included in the calculation of Closing Net Cash in accordance with the Merger Agreement to the extent not taken into account in the calculation of Closing Net Cash, including (i) any reasonable and documented costs and expenses incurred by Parent or any of its Affiliates after the Effective Time that relate to agreements or licenses that the Company entered into prior to the Effective Time and which costs and expenses were not taken into account in the calculation of Closing Net Cash and (ii) any costs and expenses incurred by Parent or any of its Affiliates after the Effective Time for services engaged by the Company prior to the Effective Time and for which applicable “auto-renewal” or similar payment obligations are not terminated at or prior to the Effective Time (except to the extent such “auto-renewal” or similar payment obligations are taken into account in the calculation of Closing Net Cash).

“Person” means any individual, firm, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

“Representative Engagement Agreement” has the meaning set forth in Section 4.6(i).

“Representative Expenses” has the meaning set forth in Section 4.6(i).

“Representative Expense Amount” has the meaning set forth in Section 4.6(h).

“Representative Expense Fund” has the meaning set forth in Section 4.6(h).

“Representative Group” has the meaning set forth in Section 4.6(i).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

Section 1.2 Rules of Construction.

(a) As used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders.

(b) This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Agreement.

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(c) As used in this Agreement, the words “include,” “includes,” or “including” will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive.

(d) When reference is made in this Agreement to an Article or Section, such reference will refer to Articles and Sections of this Agreement, as the case may be, unless otherwise indicated.

(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) All references to $ are to United States dollars.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs; Authority; Appointment of Rights Agent. The CVRs represent the contractual rights of Holders to receive contingent cash payment of the aggregate CVR Proceeds from the Buyer Entities pursuant to this Agreement. Each of the Buyer Entities has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer Entities and no other corporate proceedings on the part of the Buyer Entities are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer Entities and, assuming the due authorization, execution and delivery by the Rights Agent and the Representative, constitutes a legal, valid and binding obligation of the Buyer Entities, enforceable against the Buyer Entities in accordance with its terms. Neither the execution and delivery of this Agreement nor the performance by the Buyer Entities of its respective obligations hereunder or the consummation of the transactions contemplated hereby will (i) conflict with, or result in any violation of any provision of the certificate of incorporation, bylaws and other similar organizational documents of the Buyer Entities, or (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer Entities or its respective properties or assets which violation, in the case of clause (ii), individually or in the aggregate, would reasonably be expected to be material to the Buyer Entities. No consent, approval, order or authorization of, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to the Buyer Entities in connection with the execution and delivery of this Agreement by the Buyer Entities or the consummation by the Buyer Entities of the transactions contemplated hereby. The Buyer Entities hereby appoint [•] as the Rights Agent to act as rights agent for the Buyer Entities in accordance with the instructions hereinafter set forth in this Agreement, and [•] hereby accepts such appointment.

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Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted CVR Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued and distributed by the Buyer Entities to each Holder in book-entry form only and will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted CVR Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all the Company Common Stock held by DTC on behalf of the street holders of the Company Common Stock held by such Holders as well as positions for Holders whose CVRs are held in their own name as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with Section 2.2. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of Company Common Stock by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. Upon a written request of a Holder or the Representative to the Buyer Entities, the Buyer Entities will cause the Rights Agent to make available to such Holder or the Representative, as applicable, a list of the other Holders, the number of CVRs held by each Holder, the contact information, including email address, maintained by the Rights Agent with respect to each Holder and such other information relating to this Agreement as may be reasonably requested by the Representative and is information that is typically stored by a rights agent in accordance with general industry practices for similar types of engagements.

(c) Subject to the restrictions on transferability set forth in Section 2.2 and subject to the Rights Agent’s bona fide procedures to validate the identity of a Holder, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer, in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such Person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice and proper validation of the identity of such Holder, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Any registration, transfer or assignment of the CVRs shall be without charge to the Holder (other than payment of a sum to the extent necessary to pay to the applicable Governmental Body any transfer, stamp, documentary, registration, or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer). The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Buyer Entities and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice and proper validation of the identity of such Holder, the Rights Agent will promptly record the change of address in the CVR Register.

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Section 2.4 Payment Procedures; Notices.

(a) If a Legacy Asset Transaction Agreement is entered into prior to the end of the Legacy Asset Transaction Period, then the Buyer Entities shall promptly deliver to the Rights Agent (with a copy to the Representative) written notice indicating that a Legacy Asset Transaction Agreement has been entered into and a copy of the Legacy Asset Transaction Agreement and any ancillary agreements thereto.

(b) On or prior to each CVR Payment Date and subject to Section 4.2(b), the Buyer Entities shall deliver to the Rights Agent (with a copy to the Representative) (i) written notice indicating that (A) the Holders are entitled to receive one or more payments with respect to CVR Proceeds; (B) the source and trigger event for such payment of CVR Proceeds; and (C) if applicable, a detailed calculation of (x) Legacy Asset Milestone and Royalty Proceeds (including any calculations and/or supporting documentation to permit confirmation of the accuracy of any Legacy Asset Net Sales and Legacy Asset Royalty) and (y) Gross Proceeds (including any calculations and/or supporting documentation applicable to any allocation determination for consideration related or not related to a Legacy Asset), Net Proceeds and any Permitted Deductions used to calculate such Legacy Asset Transaction Proceeds, Everest Collaboration Proceeds or Enodia Proceeds with reasonable supporting detail for such Permitted Deductions (such notice, a “CVR Payment Notice”), (ii) a letter of instruction setting forth, for each CVR, the CVR Payment Amount with respect thereto (including each component included in the calculation thereof) and (iii) any other letter of instruction reasonably required by the Rights Agent. On or prior to any CVR Payment Date and subject to Section 4.2(b), the Buyer Entities shall deliver to the Rights Agent the CVR Payment Amounts required by Section 4.2(b). All amounts delivered by the Buyer Entities hereunder shall be delivered in U.S. dollars. For the avoidance of doubt, the Buyer Entities shall have no further liability in respect of the relevant CVR Payment Amount upon delivery of such CVR Payment Amount in accordance with this Section 2.4(b) and the satisfaction of each of the Buyer Entities’ obligations set forth in this Section 2.4(b) and Section 2.6. With respect to cash deposited by the Buyer Entities with the bank or financial institution designated by the Rights Agent (which shall be Wells Fargo, U.S. Bank or another bank or financial institution of substantially equivalent national reputation and financial standing), the Rights Agent agrees to cause such bank or financial institution to establish and maintain a separate demand deposit account therefor in the name of the Rights Agent for the benefit of the Buyer Entities. The Rights Agent will only draw upon cash in such account(s) as required from time to time in order to make payments as required under this Agreement and any applicable Tax withholding payments pursuant to Section 2.6(b) herein. The Rights Agent shall have no responsibility or liability for any diminution of funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party, in the absence of fraud, bad faith or willful misconduct by or on behalf of the Rights Agent. The Rights Agent may from time to time receive interest in connection with such deposits. The Rights Agent shall not be obligated to pay such interest to the Buyer Entities, the Representative, any Holder or any other party. The Rights Agent is acting as an agent hereunder and is not a debtor of the Buyer Entities in respect of cash deposited hereunder. For the avoidance of doubt, the Buyer Entities and Representative acknowledge that (i) the Rights Agent is not a bank or a trust company, (ii) the Rights Agent is not acting in any sort of capacity as an “escrow” or similar agent hereunder, and (iii) nothing in this Agreement shall be construed as requiring the Rights Agent to perform any services that would require registration with any governmental authority as a bank or a trust company.

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(c) The Rights Agent will promptly, and in any event within ten (10) Business Days after receipt of the CVR Payment Notice as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the CVR Payment Notice (at the Buyer Entities’ sole cost and expense) and, following the applicable CVR Payment Date, promptly (and in any event within ten (10) Business Days following such CVR Payment Notice) pay the CVR Payment Amount to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the CVR Payment Date; provided, that with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the CVR Payment Notice, by wire transfer of immediately available funds to the account specified on such instruction.

(d) Any portion of the CVR Payment Amount that remains undistributed to a Holder six (6) months after the date of the delivery of the applicable CVR Payment Date will be delivered by the Rights Agent to the Buyer Entities, upon demand, and any Holder will thereafter look only to the Buyer Entities for payment of the CVR Payment Amount, without interest, but such Holder will have no greater rights against the Buyer Entities than those accorded to general unsecured creditors of the Buyer Entities under applicable Law.

(e) None of the Buyer Entities, any of its Affiliates, or the Rights Agent will be liable to any Person in respect of the CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite the Buyer Entities’, any of its Affiliates’ or the Rights Agent’s commercially reasonable efforts to deliver the CVR Payment Amount to the applicable Holder, the CVR Payment Amount has not been paid prior to two (2) years after the applicable CVR Payment Date (or immediately prior to such earlier date on which the CVR Payment Amount would otherwise escheat to any Governmental Body), the CVR Payment Amount will become the property of the Buyer Entities, to the extent permitted by applicable Law, free and clear of all claims or interest of any Person previously entitled thereto. If the CVR Payment Amount does not become the property of the Buyer Entities as per applicable Law upon transfer by the Rights Agent, such Holder will thereafter look only to the Buyer Entities for payment of the CVR Payment Amount, without interest, and the Buyer Entities will be responsible for escheatment to the applicable Governmental Body. The Rights Agent will not be responsible for escheatment of abandoned property except in the case that the Buyer Entities are unable to provide the Rights Agent with the applicable wire instructions to transfer such property to the Buyer Entities before the CVR Payment would escheat to the Governmental Body. In such case, the Rights Agent will be required to escheat the funds to the State immediately. In addition to and not in limitation of any other indemnity obligation herein, the Buyer Entities agree to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to the Buyer Entities.

Section 2.5 Calculation of Final Net Cash.

(a) On or before the date that is ninety (90) days following the Closing Date, Parent shall deliver to the Representative a schedule (the “Final Net Cash Schedule”) setting forth, in reasonable detail, Parent’s good faith, estimated calculation of Final Net Cash, as well as any Net Cash Excess resulting therefrom, (the “Final Net Cash Calculation”), as of the close of business on the Final Net Cash Determination Date (the “Final Net Cash Determination Time”). Parent shall make available to the Representative and its representatives, as reasonably requested by the Representative, the work papers and back-up materials used or any other relevant information used in preparing the Final Net Cash Schedule, including close-out memos or other forms of written affirmation from vendors that either no more money is due or an amount of money is due that is reflected on the Final Net Cash Schedule. If reasonably requested by the Representative, reasonable access to Parent’s and the Surviving Corporation’s personnel involved in the preparation of the Final Net Cash Schedule, accountants and counsel at reasonable times and upon reasonable notice will be provided by Parent in order to permit the Representative to review the Final Net Cash Calculation. The Final Net Cash Calculation shall include Parent’s determination, as of the Final Net Cash Determination Time, of the Final Net Cash and each component thereof.

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(b) The Representative shall have the right to dispute any part of the Final Net Cash Calculation by delivering a Dispute Notice to that effect to Parent on or prior to 11:59 p.m., Eastern Time, on the thirtieth (30th) day following the Representative’s receipt of the Final Net Cash Schedule (the “Response Time”), which Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the proposed Final Net Cash Calculation and shall be accompanied by a reasonably detailed explanation for the basis for such revisions.

(c) If, on or prior to the Response Time, the Representative notifies Parent in writing that it has no objections to the Final Net Cash Calculation or if the Representative fails to deliver a Dispute Notice prior to the Response Time, then the Final Net Cash Calculation as set forth in the Final Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and shall represent the Final Net Cash at the Final Net Cash Determination Time for purposes of this Agreement.

(d) If the Representative delivers a Dispute Notice on or prior to the Response Time, then Parent and the Representative shall promptly (and in no event later than three (3) Business Days thereafter) meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Final Net Cash, which agreed upon Final Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and shall represent the Final Net Cash at the Final Net Cash Determination Time for purposes of this Agreement.

(e) If Parent and the Representative are unable to negotiate an agreed-upon determination of Final Net Cash as of the Final Net Cash Determination Time pursuant to this Section 2.5 within three (3) Business Days after delivery of the Dispute Notice (or such other period as Parent and the Representative may mutually agree upon), then any remaining disagreements as to the calculation of Final Net Cash shall be referred to for resolution to the Accounting Firm. Parent and the Representative shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Final Net Cash Schedule and the Dispute Notice, and Parent and the Representative shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within three (3) Business Days of accepting its selection. Parent and the Representative shall be afforded the opportunity to present to the Accounting Firm any materials related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, that no such presentation or discussion shall occur without the presence of each of Parent and the Representative. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The Accounting Firm’s determination of Final Net Cash shall be within the range of values for Final Net Cash asserted by Parent and the Representative in the dispute. The determination of the amount of Final Net Cash made by the Accounting Firm shall be made in writing delivered to each of Parent and the Representative, shall be final and binding on Parent and the Representative and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Final Net Cash at the Final Net Cash Determination Time for purposes of this Agreement. The fees and expenses of the Accounting Firm shall be allocated between Parent and the Representative (on behalf of the Holders) in the same proportion that the disputed amount of the Final Net Cash that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Final Net Cash amount.

Section 2.6 Tax Matters.

(a) Except to the extent any portion of the CVR Payment Amount is required to be treated as interest pursuant to applicable Law, the Buyer Entities and the Representative intend that, for all U.S. federal and applicable state and local income tax purposes, (i) the CVRs received in respect of Company Common Stock (which for the avoidance of doubt does not include the Equity Award CVRs) will be treated as additional consideration paid with respect to such Company Common Stock in connection with the Offer or the Merger, as the case may be, (ii) any CVR Payment Amount received in respect of such

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CVRs is treated as an amount realized on the disposition or partial disposition of the applicable CVRs, and (iii) any CVR Payment Amount paid in respect of any Equity Award CVR will be treated as compensation in the year in which the CVR Payment Amount is made (and not upon the receipt of such CVR). The Buyer Entities and their Affiliates (including the Company after the Closing) shall (and the Buyer Entities shall instruct the Rights Agent to) report to the extent required by applicable Law for all Tax purposes in a manner consistent with the foregoing (including as relates to any interest), and none of the parties will take any position to the contrary on any U.S. federal, state and local Tax Returns or for other U.S. federal and applicable state and local income tax purposes, unless otherwise required by changes in applicable Law or a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law).

(b) In addition to any Permitted Deductions, the Buyer Entities and their Affiliates (including the Company after the Closing) and the Rights Agent shall be entitled to, and the Buyer Entities will instruct the Rights Agent or its applicable Affiliate to, deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Tax Law. Prior to making (or causing to be made) any Tax deduction or withholding pursuant to this Section 2.6(b) (other than any deduction or withholding in respect of an Equity Award CVR), the Rights Agent will (and the Buyer Entities shall instruct the Rights Agent to) provide the opportunity for the Holders to provide properly completed and duly executed Internal Revenue Service Forms W-9 or applicable Form W-8, as applicable, or any other reasonably appropriate forms or information from Holders in order to eliminate or reduce withholding. The Rights Agent shall and the Buyer Entities shall (or shall cause their applicable Affiliate to), as applicable, promptly and timely remit, or cause to be promptly and timely remitted, any amounts withheld in respect of Taxes to the appropriate Governmental Body. To the extent any amounts are so deducted and withheld and properly remitted, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Promptly following such withholding, the Buyer Entities will (or will instruct their applicable Affiliate or the Rights Agent to) deliver to the Person to whom such amounts would otherwise have been paid reasonably acceptable evidence of such withholding.

Section 2.7 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or any of its Affiliates.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in Parent, any constituent corporation party to the Merger or any of their respective Affiliates. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent.

(c) Each Holder, by virtue of the approval of the Merger and this Agreement by the Initial Holders or the receipt of any consideration in connection with the Merger, and without any further action of any of the Holders or the Company, acknowledges and agrees to the appointment and authority of the Representative, to act as the exclusive representative, agent and true and lawful attorney-in-fact of such Holder and all Holders as set forth in this Agreement, which shall include the power and authority of the Representative, to (i) incur and pay expenses on behalf of the Holders as required hereunder, (ii) exercise the audit rights under Section 4.4, and (iii) take or refrain from taking the actions specified herein and any other actions relating to the subject matter of this Agreement reasonably deemed necessary or appropriate by the Representative. Notwithstanding the foregoing, the Representative shall have no obligation to act on behalf of the Holders, except as expressly provided herein and in the Representative Engagement Agreement, and for the avoidance of doubt, the Representative shall have no obligations under the Merger

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Agreement or any ancillary agreement, schedule or exhibit thereto other than this Agreement, or any other agreement, schedule or exhibit. The Representative shall act as a representative and agent only, and shall not owe any fiduciary duty to the Holders or any party/Person. All actions taken by the Representative under this Agreement or the Representative Engagement Agreement shall be binding upon each Holder and such Holder’s successors as if expressly confirmed and ratified in writing by such Holder, and all defenses which may be available to any Holder to contest, negate or disaffirm any such action of the Representative taken in good faith under this Agreement or the Representative Engagement Agreement are waived. Each Holder agrees that such Holder will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including the provisions relating to the authority of the Representative to act on behalf of such Holder and all Holders as set forth in this Agreement. The Representative shall be entitled to: (A) rely upon the CVR Register and associated list of Holders, (B) rely upon any signature reasonably believed by it to be genuine, and (C) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Holder or other party.

(d) Parent, its board of directors and its officers and Affiliates will not be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement.

(e) It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Parent’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. The parties acknowledge that it is possible that no Legacy Asset Transaction will occur during the Legacy Asset Transaction Period and that there will not be any Gross Proceeds that may be the subject of a CVR Payment Amount; provided, that any Gross Proceeds (if any) attributable to a Legacy Asset Transaction Agreement entered into prior to the Legacy Asset Transaction Period shall be included in the calculation of the CVR Payment Amount and paid to the Holders in accordance with the terms of this Agreement, so long as such Gross Proceeds become payable to Parent or its Affiliates prior to the Expiration Date.

Section 2.8 Ability to Renounce or Abandon CVR. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted CVR Transfer may, at any time, at such Holder’s option, agree to renounce, in whole or in part, its rights under this Agreement and abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to the Buyer Entities without consideration therefor, effected by written notice to the Rights Agent, the Representative and the Buyer Entities, which renouncement and abandonment notice, if given, shall be irrevocable. Nothing in this Agreement shall prohibit the Buyer Entities or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by the Buyer Entities or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and ARTICLE VI and Section 6.3 hereunder.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities. The provisions of this ARTICLE III below shall survive the termination of this Agreement, the exercise or expiration of the CVRs, and the resignation, replacement or removal of the Rights Agent and the exercise, termination and expiration of the CVRs. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its bad faith, gross negligence, fraud or willful breach or willful or intentional misconduct (in each case as determined by a court of competent jurisdiction). IN NO EVENT WILL THE RIGHTS AGENT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING LOST PROFITS, DAMAGE TO REPUTATION OR LOST SAVINGS), EVEN IF FORESEEABLE AND EVEN IF RIGHTS AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform only the duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition, the Buyer Entities and the Representative each agree that the Rights Agent shall have the following rights:

(a) the Rights Agent may rely on and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, power of attorney, endorsement, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed, executed and, where necessary, verified or acknowledged or presented by the proper party or parties;

(b) the Rights Agent may rely on and shall be held harmless by Parent in acting upon written (including electronically transmitted) instructions from the Buyer Entities, the Representative or any Holder with respect to any matter relating to its acting as Rights Agent;

(c) whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and (ii) the Rights Agent shall, in the absence of bad faith, gross negligence, fraud, willful breach or willful or intentional misconduct on its part (in each case as determined by a court of competent jurisdiction), incur no liability and be held harmless by Parent for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(d) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will, in the absence of bad faith, gross negligence, fraud, willful breach or willful or intentional misconduct (in each case as determined by a court of competent jurisdiction), provide full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon and that does not constitute bad faith, gross negligence, fraud, willful breach or willful or intentional misconduct;

(e) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(f) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the CVR Proceeds;

(g) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(h) the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

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(i) the Rights Agent shall not be required to perform any action if such action would cause the Rights Agent to violate any applicable law, regulation or court order;

(j) the Rights Agent shall not be deemed to have any knowledge of any event of which it was to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith, unless and until it has received such notice in writing;

(k) the Rights Agent shall not assume any obligations or relationship of agency or trust with the Representative or any Holder;

(l) Parent agrees to indemnify the Rights Agent and its affiliates, and its and their respective employees, officers, directors, representatives and advisors for, and hold such Persons harmless against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement or enforcing its rights hereunder, unless such Loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith, fraud or willful misconduct; provided, that this Section 3.2(l) shall not apply with respect to income, receipt, franchise or similar Taxes;

(m) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof and (ii) to reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses paid or incurred by the Rights Agent in connection with the administration by the Rights Agent of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt any income, receipt, franchise or similar Taxes) and governmental charges, except that Parent will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b), Section 2.4(b), Section 2.4(d) or Section 3.2(i), if Parent is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit; and

(n) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent (with a copy to the Representative) specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. The Representative shall have the right to remove the Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by the Representative to Rights Agent (with a copy to Parent), which notice will be sent at least sixty (60) days prior to the date so specified.

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(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent and the Representative, acting in concert, will, as soon as is reasonably possible, appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

(d) Notwithstanding anything else in this Section 3.3, unless consented to in writing by the Acting Holders, Parent shall not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of an international commercial bank.

Section 3.4 Transition Support. As long as all fees and charges that are due and payable to the Rights Agent for the Rights Agent’s services performed under this Agreement have been paid, the Rights Agent will cooperate with Parent, the Representative and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including transferring the CVR Register to the successor Rights Agent. The Rights Agent shall be entitled to reimbursement by Parent for costs and expenses related to such transition services.

Section 3.5 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts and duties of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders; Books and Records.

(a) Parent will furnish or cause to be furnished to the Rights Agent (with a copy to the Representative, if applicable) in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for Parent), the names, email addresses and addresses of the Holders of such securities within thirty (30) days of the Closing Date.

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(b) Parent shall, and shall cause its Subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to determine the amounts payable hereunder.

Section 4.2 Payment of CVR Payment Amounts. The Buyer Entities shall, promptly following receipt of a payment of CVR Proceeds or otherwise on or before an applicable CVR Payment Date, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the CVR Payment Amount to each Holder; provided, that:

(a) the Buyer Entities shall aggregate multiple payments of CVR Proceeds until the aggregate amount reaches $500,000 and that such exception does not apply to the final payment of CVR Proceeds which shall occur no later than thirty (30) days following the applicable CVR Payment Date; provided, that Parent shall provide the Representative with written notice within five (5) Business Days each time Gross Proceeds are received but held pending the aggregation threshold set forth in this clause (a); and

(b) with respect to any CVR Proceeds received during the Maintenance Reserve Period, Parent may withhold an IP Maintenance Reserve from such CVR Proceeds; provided, that (i) such reserve shall be used solely to pay for the prosecution, maintenance or enforcement of Legacy Assets during the subsequent period; (ii) the establishment, use and remaining balance of any IP Maintenance Reserve shall be detailed in the CVR Payment Notice with reasonable supporting documentation; and (iii) any portion of an IP Maintenance Reserve that remains unused twelve (12) months after the related CVR Payment Date shall be promptly released and treated as CVR Proceeds and paid with the next CVR Payment Amount (or if there is no next CVR Payment Amount, promptly following the determination that there are no further CVR Payment Amounts under this Agreement).

Section 4.3 Discretion and Decision-Making Authority. Subject to Parent’s obligations as set forth herein (including Section 4.6(b)), (i) Parent and its Affiliates shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products), and subject to its compliance with the terms of this Agreement, Parent and its Affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of Parent and its Affiliates and its and their stockholders, rather than the interest of the Holders, and (ii) starting on the day following the expiration of the Legacy Asset Transaction Period, the Company shall be permitted to take any action in respect of the Legacy Assets; provided, that:

(a) Parent shall not terminate or abandon the required maintenance of Legacy Assets, including by failing to use commercially reasonable efforts to preserve and maintain the Legacy Assets, except, following the expiration of the Legacy Asset Transaction Period, to the extent that Parent reasonably determines in good faith that such Legacy Assets are no longer commercially viable; and

(b) Parent shall, and shall cause its Affiliates, including the Company (after the Closing), to use commercially reasonable efforts to comply with all prosecution, maintenance and other obligations relating to the Intellectual Property Rights within the Legacy Assets required by any license or related term set forth in any Legacy Asset Transaction Agreement, to the extent such Intellectual Property Rights are contemplated by said Legacy Asset Transaction Agreement.

Section 4.4 Audit Right. Parent agrees to maintain, for at least twelve (12) months after the applicable CVR Payment Date, all books and records relevant to the calculation of a CVR Payment Amount and the amount of Gross Proceeds, Net Proceeds and Permitted Deductions. Subject to reasonable advance written notice from the Representative, as applicable, and prior execution and delivery by it and an

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independent accounting firm of national reputation chosen by the Representative (the “Accountant”) of a reasonable and customary confidentiality/nonuse agreement, Parent shall permit the Representative and the Accountant, acting as agent of the Representative (on behalf of the Holders), to have access during normal business hours to the books and records of Parent as may be reasonably necessary to audit the calculation of such CVR Payment Amount, the calculation of the amount of Gross Proceeds, Net Proceeds, Permitted Deductions and IP Maintenance Reserve.

Section 4.5 Assignments. The Buyer Entities shall not, in whole or in part, assign any of their obligations under this Agreement other than in accordance with Section 6.3. The Representative shall act solely for the limited purposes expressly set forth in this Agreement and only during the period specified in its written designation. At any time, the Acting Holders may replace the Representative by designating a successor Representative in writing to the Buyer Entities, which designation shall specify the scope of the Representative’s authority and the time period for which such Representative shall serve. The Representative may resign at any time, and upon such resignation, the Acting Holders may appoint a successor Representative (reasonably acceptable to the Buyer Entities) and provide written notice thereof to the Buyer Entities. Any successor Representative shall execute a written joinder to this Agreement assuming the rights and obligations of the Representative hereunder.

Section 4.6 Additional Covenants.

(a) If Parent files, or causes to be filed, an investigational new drug application or clinical trial protocol with the U.S. Food and Drug Administration (the “FDA”) for a clinical study of a product candidate derived from the Legacy Assets, and the applicable FDA review period expires or is terminated without the imposition of a clinical hold, in each case by the second (2nd) anniversary of the Closing (such event, “Initiation of a Clinical Study”), then, Parent shall notify the Representative thereof no later than thirty (30) days after the Initiation of a Clinical Study and from the Closing Date through the Expiration Date, CVR Holders will be entitled to receive, without duplication, cash payments upon the occurrence of each of the following events, in each case with respect to such product candidate or another product candidate derived from the Legacy Assets:

A.	“Legacy Asset Milestones” shall mean:

1.

$500,000 upon the first dosing of the first patient enrolled after the tenth (10th) patient in a Phase 2 or Phase 3 clinical trial of a product candidate derived from the Legacy Assets, where such patient is not required to undergo 24-hour in-unit monitoring;

2.	$5,000,000 upon submission of a new drug application (“NDA”) to the FDA;

3.	$12,500,000 upon NDA approval;

4.	$20,000,000 if Legacy Asset Net Sales are equal to or greater than $500,000,000 in any calendar year; and

5.	$50,000,000 if Legacy Asset Net Sales are equal to or greater than $1,000,000,000 in any calendar year.

B.	“Legacy Asset Royalty” shall mean royalty payments in the amount of 3% of the aggregate Legacy Asset Net Sales.

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(b) During the period commencing on the Closing and ending on the earlier of (i) the first (1st) anniversary of the Closing and (ii) Parent’s decision to seek a Legacy Asset Transaction Agreement (the “Development Period”), Parent shall, and shall cause its Affiliates (including the Company) to, use commercially reasonable efforts to develop a product candidate derived from the Legacy Assets, including by using commercially reasonable efforts to effect the Initiation of a Clinical Study. If Parent has not effected the Initiation of a Clinical Study during the Development Period, then, during the period commencing at the end of the Development Period and ending on the second (2nd) anniversary of the Closing, Parent shall, and shall cause its Affiliates (including the Company) to, use commercially reasonable efforts to enter into one or more Legacy Asset Transaction Agreements; provided that this sentence shall not restrict Parent from effecting the Initiation of a Clinical Study at any time prior to the second (2nd) anniversary of the Closing.

(c) During the period commencing on the Closing and ending on the second (2nd) anniversary of the Closing, Parent shall: (i) maintain the CVRs (including fees and expenses related to the Rights Agent and the Representative); (ii) continue any activity related to the manufacturing, management or disposition of the inventory related to raw materials, starting materials, intermediate materials, drug substance or drug product related to the Legacy Assets, including maintenance and/or closeout of stability studies and storage of the Legacy Assets; and (iii) continue the prosecution, maintenance and other obligations relating to the Intellectual Property Rights related to the Legacy Assets.

(d) In the event that any of the Buyer Entities desires to consummate a Change of Control prior to the final CVR Payment Date, such Buyer Entity or its successor, as applicable depending upon the structure of the Change of Control, will cause the Person acquiring the Buyer Entity to assume the Buyer Entity’s or its successor’s (as applicable depending upon the structure of the Change of Control) obligations, duties and covenants under this Agreement. No later than five (5) Business Days after the consummation of any Change of Control, the Buyer Entity will deliver to the Rights Agent (with a copy to the Representative) an Officer’s Certificate, stating that such Change of Control complies with this Section 4.6(b) and that all conditions precedent herein relating to such transaction have been complied with.

(e) Until such time as the Expiration Date occurs, (i) Parent shall, and shall cause its Subsidiaries to, maintain records in the ordinary course of business pursuant to record-keeping procedures normally used by Parent and its Subsidiaries regarding its and their activities (including its and their resources and efforts) with respect to entering into Legacy Asset Transaction Agreements and (ii) to the extent Parent or any Affiliate licenses, sells, assigns or otherwise transfers intellectual property and other rights (including, without limitation, all data, marketing authorizations and applications for marketing authorization), assets, rights, powers, privileges and Contracts (in each case to the extent comprising Legacy Assets), Parent will require the licensee, purchaser, assignee, or transferee, as applicable to provide the information necessary for Parent to comply with its obligations under this Agreement.

(f) Upon the reasonable written request from the Representative, as applicable, and subject to the Representative executing a customary confidentiality agreement in the event the information provided would constitute material non-public information of Parent, Parent will provide during the Legacy Asset Transaction Period, the Representative with a written update in reasonable detail describing the progress, status and anticipated trajectory of (i) Parent’s efforts in respect of Legacy Asset Milestones, Legacy Asset Transactions, the Everest Collaboration and the Enodia Asset Purchase Agreement, and (ii) Parent’s estimated timing of receiving payments with respect of such Legacy Asset Milestones, Legacy Asset Transactions, the Everest Collaboration and the Enodia Asset Purchase Agreement, in each case up to one time a fiscal quarter of each calendar year.

(g) Parent shall, and shall cause its Affiliates, including the Company (after the Closing), to, until such time as this Agreement is terminated pursuant to Section 6.8, (i) comply in all material respects with their respective covenants and obligations under each Legacy Asset Transaction Agreement, the Everest Collaboration and the Enodia Asset Purchase Agreement, and (ii) consider the interests of the Holders under this Agreement in good faith, and not take any action, or fail to take any action, the primary purpose of which is to circumvent the purpose of this Agreement and the intent of the parties, including by reducing the amount of Legacy Asset Transaction Proceeds, Everest Collaboration Proceeds or Enodia Proceeds.

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(h) Following receipt by the Buyer Entities or any of its Affiliates of Gross Proceeds in excess of $25,000, the Buyer Entities or the Company shall wire $25,000 of the Gross Proceeds to the Representative, and such amount shall be considered a Permitted Deduction (the “Representative Expense Amount”).

(i) Certain Holders have entered into an engagement agreement (the “Representative Engagement Agreement”) with the Representative to provide direction to the Representative in connection with its services under this Agreement and the Representative Engagement Agreement (such Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Representative Group”), shall be liable to any Holder for any action or failure to act in connection with the acceptance or administration of the Representative’s responsibilities hereunder or under the Representative Engagement Agreement, unless and only to the extent such action or failure to act constitutes gross negligence, fraud, or willful misconduct. The Holders shall indemnify, defend and hold harmless the Representative Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines, or amounts paid in settlement (collectively, the “Representative Expenses”) incurred without gross negligence, fraud, or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of its duties hereunder or its duties (or any duties of any member of the Advisory Group) under the Representative Engagement Agreement. Such Representative Expenses may be recovered first, from the Representative Expense Fund, second, from any distribution of CVR Payment Amounts otherwise distributable to the Holders at the time of distribution, and third, directly from the Holders. The immunities and rights to indemnification shall survive the Closing, the resignation or removal of the Representative or any member of the Advisory Group or any termination of this Agreement or the Representative Engagement Agreement. The Holders acknowledge that the Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Representative shall not be required to take any action unless the Representative has been provided with funds, security or indemnities which, in its reasonable determination, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in performing such actions. The powers, immunities and rights to indemnification granted to the Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Holder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Holder of the whole or any fraction of his, her or its interest in the CVR Proceeds or other interest herein. The Representative Expense Amount shall be held by the Representative in a segregated client account and shall be used (A) for the purposes of paying directly or reimbursing the Representative for any Representative Expenses incurred pursuant to this Agreement or the Representative Engagement Agreement, or (B) as otherwise determined by the Advisory Group (such fund, the “Representative Expense Fund”). The Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Representative Expense Fund other than as a result of its gross negligence, fraud, or willful misconduct. The Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Expense Fund and has no tax reporting or income distribution obligations. The Holders will not receive any interest on the Representative Expense Fund and assign to

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the Representative any such interest. Subject to the prior written approval of the Advisory Group, the Representative may instruct the Rights Agent to contribute funds to the Representative Expense Fund from Gross Proceeds or other amounts otherwise distributable to any Holders, which such amount shall be considered a Permitted Deduction. As soon as reasonably determined by the Representative that the Representative Expense Fund is no longer required to be withheld, the Representative shall distribute the remaining Representative Expense Fund, if any, to the Rights Agent for further distribution to the Holders in such proportions as though the amount of the remaining Representative Expense Fund constituted CVR Proceeds hereunder.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders, the Representative, the Buyer Entities and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes; provided, that the Buyer Entities and the Rights Agent shall promptly notify the Representative and the Holders of any such amendment:

A.	to evidence the succession of another Person to the Buyer Entities and the assumption by any such successor of the covenants of the Buyer Entities herein as provided in Section 6.3;

B.

to add to the covenants of the Buyer Entities such further covenants, restrictions, conditions or provisions as the Representative, the Buyer Entities and the Rights Agent will consider, in good faith, to be for the protection of the Holders; provided, that, in each case, such provisions do not adversely affect the interests of the Holders in any material respect;

C.

to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;

D.

as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities laws outside of the United States; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;

E.	as may be necessary to ensure that the Company complies with applicable Law; or

F.

to evidence the succession of another Person as a successor Rights Agent or the Representative and the assumption by any such successor of the covenants and obligations of the Rights Agent or the Representative, as applicable, herein in accordance with Section 3.3 and Section 3.4.

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(b) Without the consent of any Holders, the Representative, the Buyer Entities and the Rights Agent, in their sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to renounce and abandon such Holder’s rights under this Agreement in accordance with Section 2.8.

(c) Promptly after the execution by the Representative, the Buyer Entities and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, the Buyer Entities shall mail (or cause the Rights Agent to mail at the Buyer Entities’ sole cost and expense) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, the Representative, the Buyer Entities and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interests of the Holders.

(b) Promptly after the execution by the Buyer Entities, the Representative and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Buyer Entities will mail (or cause the Rights Agent to mail at the Buyer Entities’ sole cost and expense) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this ARTICLE V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by the Buyer Entities stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this ARTICLE V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Notwithstanding anything in this Agreement to the contrary, the Rights Agent and the Representative shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Buyer Entities, the Rights Agent and the Representative.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given (i) when delivered in person, or by overnight courier, (ii) upon email transmission (provided that the sender of such email does not receive a written notification of delivery failure), or (iii) three (3) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), provided, that any notices or other communications to the Representative must be delivered solely by email, as follows:

If to the Rights Agent, to it at:

[•]

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If to the Representative, to it at:

[•]

If to the Buyer Entities:

Aurinia Pharma U.S., Inc.

77 Upper Rock Circle

Rockville, Maryland 20850

Attention: Kevin Tang; Stephen Robertson

Email: ***

Any party may specify a different address by giving notice in accordance with this Section 6.1.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3 The Buyer Entities may assign any or all of their rights, interests and obligations hereunder in their sole discretion and without the consent of any other party, (i) to any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent, (ii) in compliance with Section 4.6(b), or (iii) otherwise with the prior written consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed), to any other Person (any permitted assignee under clauses (i), (ii), or (iii), an “Assignee”), in each case provided, that the Assignee agrees to assume and be bound by all of the terms of this Agreement, and except in the case of a Change of Control, each Assignee agrees to enter into a joinder agreement or other acknowledgement in form and substance reasonably satisfactory to the Acting Holders or the Representative, as instructed by the Advisory Group, to expressly agree to and assume and be bound by all of the terms and conditions of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as the Buyer Entities pursuant to the prior two (2) sentences. In connection with any assignment to an Assignee described in clause (i) above in this Section 6.3 and clause (ii) above in this Section 6.3, the Buyer Entities shall agree to remain liable for the performance by each Assignee of all obligations of the Buyer Entities hereunder with such Assignee substituted for the Buyer Entities under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of the Buyer Entities’ successors and each Assignee. Subject to compliance with the requirements set forth in this Section 6.3 relating to assignments, this Agreement shall not restrict the Buyer Entities’, any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue or dispose of its stock or other equity interests or assets to, any other Person. Each of the Buyer Entities’ successors and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent (with a copy to the Acting Holders and the Representative), the due and punctual payment of the aggregate CVR Proceeds and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by the Buyer Entities. The Rights Agent may not assign this Agreement without the Acting Holders’ written consent, except to an affiliate of the Rights Agent in connection with a corporate restructuring or to a successor Rights Agent in accordance with the terms of this Agreement. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

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Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, the Representative, the Buyer Entities, the Buyer Entities’ successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted CVR Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted CVR Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary herein, the Representative shall not commence any legal proceeding under this Agreement on behalf of or to enforce the rights of the Holders except at the direction of and with the prior written consent of the Acting Holders. Except for the rights of the Rights Agent and the Representative set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. Reasonable expenditures incurred by such Holders in connection with any enforcement action hereunder may be deducted from any damages or settlement obtained prior to the distribution of any remainder to Holders generally. Holders acting pursuant to this provision on behalf of all Holders shall have no liability to the other Holders for such actions. The Representative and all Holders (including the Acting Holders) must enforce any such legal or equitable rights, remedies or claims under this Agreement against the Buyer Entities and not against the Rights Agent.

Section 6.5 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) Each of the parties hereto (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.1. Each of the parties irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in the Delaware Courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.5(C).

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Section 6.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

Section 6.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

Section 6.8 Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by the Buyer Entities to the Rights Agent or the Representative), and no payments will be required to be made, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register of all CVR Payment Amounts (if any) required to be paid under the terms of this Agreement, (b) the delivery of a written notice of termination duly executed by the Buyer Entities and the Acting Holders, or (c) subject to Section 4.4, the Expiration Date. For the avoidance of doubt and notwithstanding anything to the contrary, nothing herein shall terminate or otherwise negatively affect any of the rights or remedies of the Representative Group with respect to the Holders pursuant to this Agreement or otherwise.

Section 6.9 Entire Agreement. This Agreement, the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersede all prior agreements, written or oral, among the parties with respect hereto and thereto.

Section 6.10 Legal Holiday. In the event that the CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

Section 6.11 Obligations of Parent. Parent shall ensure that Merger Sub, and Merger Sub shall ensure that Parent, duly perform, satisfy and discharge each of the covenants, obligations and liabilities applicable to such party under this Agreement, and Parent shall be jointly and severally liable with Merger Sub for the performance and satisfaction of each of said covenants, obligations and liabilities.

Section 6.12 Ultimate Parent Guarantee. Ultimate Parent absolutely, unconditionally and irrevocably guarantees to the Holders and the Representative, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of all obligations of the Buyer Entities pursuant to this Agreement (the “Guaranteed CVR Obligations”). In furtherance of the foregoing, Ultimate Parent acknowledges that the Representative or the Acting Holders may, in their sole discretion, bring and prosecute a separate action or actions against Ultimate Parent for the full amount of the Guaranteed CVR Obligations, regardless of whether any action is brought against the Buyer Entities.

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Except for the defense of payment, to the fullest extent permitted by Law, Ultimate Parent hereby expressly and unconditionally waives any and all rights or defenses arising by reason of any Law, promptness, diligence, notice of the acceptance of this guaranty and of the Guaranteed CVR Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, and notice of the Guaranteed CVR Obligations incurred. Ultimate Parent shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants and obligations of the Buyer Entities under this Agreement. The obligations in this Section 6.12 shall automatically and immediately terminate (and Ultimate Parent shall have no further obligations hereunder) upon the earlier to occur of the payment in full of the aggregate CVR Proceeds payable pursuant to this Agreement and the valid termination of this Agreement in accordance with its terms. Ultimate Parent is a company duly incorporated, validly existing and in good standing under the laws of the Province of Alberta and has all necessary power and authority to deliver and perform its obligations under this Section 6.12. This Section 6.12 constitutes the legal, valid and binding obligation of Ultimate Parent, and, assuming due authorization, execution and delivery by the other parties hereto, is enforceable against it in accordance with its terms, subject to the Enforceability Exceptions (as defined in the Merger Agreement). The execution and delivery of this Agreement by Ultimate Parent for the purposes set forth herein will not cause a violation of any of the provisions of its organizational documents or any Law applicable to Ultimate Parent, except for such violations as would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Ultimate Parent to perform its obligations under this Section 6.12. No vote of Ultimate Parent’s shareholders is necessary to approve this Agreement or any of the transactions contemplated hereby.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

AURINIA PHARMACEUTICALS INC., as Ultimate Parent, solely for purposes of Section 6.12

By
Name	Kevin Tang
Title	Chief Executive Officer

AURINIA PHARMA U.S., INC., as Parent

By
Name	Kevin Tang
Title	Chief Executive Officer

AURINIA MERGER SUB, INC., as Merger Sub

By
Name	Kevin Tang
Title	Chief Executive Officer

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

[•], solely in its capacity as Rights Agent

By
Name
Title

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

[•], solely in its capacity as Representative

By
Name:
Title:

EXHIBIT D

FORM OF TENDER AND SUPPORT AGREEMENT

EXHIBIT D

FORM OF TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of March 30, 2026, is made by and among Aurinia Pharma U.S., Inc., a Delaware corporation (“Parent”), Aurinia Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Kezar Life Sciences, Inc., a Delaware corporation (the “Company”), and the undersigned holder (“Stockholder”) of shares of common stock, par value $0.001 per share of the Company (the “Company Common Stock”). Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, Stockholder is, as of the date hereof, the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of shares of Company Common Stock set forth opposite the name of Stockholder on Schedule 1 attached hereto (all such Shares, together with any securities convertible into or exercisable or exchangeable or redeemable for Shares, and any New Shares (defined in Section 3 below), the “Shares”);

WHEREAS, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of March 30, 2026, by and among Parent, Merger Sub and the Company (as such agreement may be subsequently amended or modified, the “Merger Agreement”), which provides, among other things, for Parent and Merger Sub to commence a tender offer for all of the issued and outstanding shares of Company Common Stock (as it may be amended from time to time in accordance with the terms of the Merger Agreement, the “Offer”) and, following the completion of the Offer, the merger of Merger Sub with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Board”) has, prior to the execution and delivery of this Agreement, taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the transactions contemplated hereby (the “203 Approval”); and

WHEREAS, as an inducement and a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, Stockholder (solely in Stockholder’s capacity as a stockholder of the Company) has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent and Merger Sub entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Parent and Merger Sub in connection therewith, the parties hereto agree as follows:

1. Agreement to Tender Shares.

(a) Subject to the terms of this Agreement and the 203 Approval (which has been obtained prior to the execution of this Agreement), Stockholder hereby agrees that it shall irrevocably tender its Shares, or cause its Shares to be validly and irrevocably tendered, into the Offer pursuant to and in accordance with the terms of the Offer, free and clear of all Liens (as defined below) (except for Permitted Liens (as defined below)).

(b) Upon receipt of payment in full for all of its Shares pursuant to the Merger Agreement and the full and complete satisfaction of the terms of the Offer, Stockholder agrees that any and all rights incident to its ownership of Shares (including any rights to recover amounts, if any, that may be determined to be due to any stockholder or former stockholder of the Company), including but not limited to rights arising out of Stockholder’s ownership of Shares prior to the transfer of such Shares to Parent and Merger Sub pursuant to the Offer or pursuant to the Merger Agreement, shall be transferred to Parent and Merger Sub upon the transfer to Parent and Merger Sub of Stockholder’s Shares.

(c) If the Offer is terminated or withdrawn by Parent or Merger Sub, or this Agreement is terminated pursuant to Section 2, in each case prior to the Offer Closing Time, Parent shall, and shall cause any depository acting on its behalf to, promptly (and in any event within no more than five (5) Business Days following such termination or withdrawal) return to Stockholder any Shares that Stockholder has tendered into the Offer and that have not been accepted for payment.

(d) Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Stockholder to exercise any Company Equity Award or otherwise require Stockholder to purchase or acquire any Shares in order to fulfill Stockholder’s obligations hereunder.

2. Termination Date. As used in this Agreement, the term “Termination Date” shall mean the earliest to occur of: (a) the Effective Time; (b) such date and time as the Merger Agreement shall be validly terminated upon the terms and subject to the conditions set forth therein; (c) an amendment of the Merger Agreement, without the prior written consent of Stockholder, in a manner that negatively or adversely affects the Offer or that decreases the amount, or changes the form, of consideration payable to any stockholder of the Company pursuant to the terms of the Merger Agreement (including any amendment or modification that adversely changes the terms of the CVR in a manner that would be adverse to the holders thereof); (d) the mutual written agreement of the parties hereto to terminate this Agreement; (e) any material breach of this Agreement or the Merger Agreement by Parent or Merger Sub; or (f) the Board approves, recommends, encourages or supports an alternative transaction in compliance with Section 6.02 of the Merger Agreement. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination shall not relieve any party from liability for any common law fraud or willful, knowing and material breach of this Agreement prior to termination hereof.

3. Additional Purchases. Stockholder agrees that any Shares of the Company (and any securities convertible into or exercisable or exchangeable or redeemable for Shares) that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the execution of this Agreement and prior to the Termination Date, including, without limitation, by the exercise of a Company Stock Option or the vesting or settlement of a Company Restricted Stock Unit (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof and the representation and warranties in Section 5 below shall be true and correct as of the date that beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of such New Shares is acquired.

4. Agreement to Retain Shares and Other Covenants.

(a) From and after the date hereof until the Termination Date, except as otherwise provided herein (including pursuant to Section 1 or Section 7) or in the Merger Agreement, Stockholder shall not, and Stockholder shall direct its Affiliates not to: (i) voluntarily transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale or merger, liquidation, dissolution, dividend or distribution, by operation of Law or otherwise) of, enter into any derivative arrangement with respect to, create or suffer to exist any Liens (except for Permitted Liens) on or consent to any of the foregoing

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(“Transfer”), any or all of the Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares with respect to any matter that is, or is reasonably likely to be exercised in a manner, inconsistent with the transactions contemplated by the Merger Agreement or the terms and provisions thereof; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; or (v) directly take or cause the taking of any other action that would restrict, limit or interfere with Stockholder’s ability to timely perform Stockholder’s obligations under this Agreement, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to timely perform its obligations under this Agreement; provided, that Stockholder and its Affiliates shall be permitted to Transfer Shares to Affiliates, so long as such transferees agree to remain subject to the terms of this Agreement. Without limiting the foregoing, at all times commencing with the execution and delivery of this Agreement and continuing until the Termination Date, Stockholder shall not tender the Shares into any tender or exchange offer commenced by a Person other than Parent, Merger Sub or any other subsidiary of Parent.

(b) Stockholder hereby agrees not to commence or knowingly participate in any Proceeding, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors or their Affiliates and each of their successors and assigns and their respective directors and officers (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Offer Closing Time or the Merger Closing) or (ii) alleging a breach of any duty of the Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

5. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants, as of the date hereof, to the Company, Parent and Merger Sub as follows:

(a) Stockholder (i) is the beneficial owner of the Shares set forth opposite Stockholder’s name on Schedule 1 to this Agreement and (ii) except as set forth in Schedule 1 to this Agreement, neither holds nor has any beneficial ownership interest in any other shares of Company Common Stock or any performance based stock units, restricted stock, restricted stock units, deferred stock units, options, warrants or other right or security convertible into or exercisable, exchangeable or redeemable for shares of Company Common Stock.

(b) Stockholder has the full power and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder, subject to applicable federal securities laws and the terms of this Agreement; if Stockholder is not an individual, it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has taken all action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and no other proceedings on the part of Stockholder are necessary to authorize this Agreement, the performance of Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby.

(c) This Agreement (assuming this Agreement constitutes a valid and binding agreement of the Company, Parent and Merger Sub) has been duly executed and delivered by or on behalf of Stockholder and constitutes a valid and binding agreement with respect to Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

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(d) The shares of Company Common Stock and the certificates, if any, representing the Shares owned by Stockholder are now held by Stockholder, by a nominee or custodian for the benefit of Stockholder or by the depository under the Offer, free and clear of any liens, claims, charges, proxies, powers of attorney, rights of first offer or rights of first refusal, voting agreement or voting trust or any other agreement, arrangement, or restriction with respect to the voting of such Shares, or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares, except for (i) any such Liens arising hereunder (in connection therewith any restrictions on transfer or any other Liens have been waived by appropriate consent) and (ii) Liens imposed by federal or state securities laws (collectively, “Permitted Liens”).

(e) Neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder with any provisions herein will: (i) if such Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of such Stockholder, (ii) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or other legally binding instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its assets may be bound, (iii) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any assets (including Shares) of such Stockholder (other than one created by Parent or Merger Sub), or (iv) violate any Law applicable to such Stockholder or by which any of its assets (including Shares) are bound, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to timely perform its obligations under this Agreement.

(f) Stockholder has not directly engaged any broker, investment banker, financial advisor, finder, agent or other Person such that such Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement.

(g) Stockholder understands and acknowledges that the Company, Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

6. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby represents and warrants to Stockholder as follows:

(a) Each of Parent and Merger Sub is a corporation, both duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization, and each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery of this Agreement on behalf of Stockholder, constitutes the valid and binding obligations of each of Parent and Merger Sub, enforceable against each of them in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

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(c) Except for violations and defaults that would not adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement or the Merger Agreement, the execution and delivery of this Agreement or the Merger Agreement by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby will not cause a violation by Parent or Merger Sub of any legal requirement applicable to Parent or Merger Sub. Neither Parent nor Merger Sub is required to make any filing with or to obtain any consent from any Person at or prior to the Offer Closing Time or the Effective Time in connection with the execution and delivery of this Agreement and the Merger Agreement or the consummation by Parent or Merger Sub of any of the transactions contemplated by this Agreement or the Merger Agreement, except: (i) as may be required by the Exchange Act, General Corporation Law of the State of Delaware (the “DGCL”) or other applicable Laws; or (ii) where the failure to make any such filing or obtain any such consent would not adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement and the Merger Agreement.

7. Survival. All representations, warranties, covenants and agreements of or on behalf of Stockholder in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement will terminate upon, and not survive, the closing of the transactions contemplated by the Merger Agreement. Stockholder and its Affiliates will not have any liability or obligation to any other party or any other person or entity for any breach or inaccuracy of any representation, warranty, covenant or agreement in this Agreement or in any such certificate, document or instrument.

8. No Limitation on Discretion as Director or Fiduciary. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent Stockholder: (a) if applicable, from exercising his, her or its duties and obligations as a director of the Company or otherwise taking any action while acting in such capacity as a director of the Company, (b) if Stockholder or any of its Representatives is an officer of the Company, from exercising his or her duties and obligations as an officer of the Company or otherwise taking any action permitted by the Merger Agreement, or (c) if Stockholder is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his duties and obligations as a trustee or fiduciary of such ERISA plan or trust. Stockholder is executing this Agreement solely in his, her or its capacity as a stockholder of the Company. Notwithstanding anything to the contrary in this Agreement or any other agreement or document executed or delivered in connection with the transactions contemplated hereby, nothing in this Agreement or any such other agreement or document shall (i) release, waive, discharge, compromise, settle or affect any rights or claims that Stockholder or its Affiliates may have for (A) indemnification, advancement of expenses, contribution or reimbursement under any applicable law, the certificate of incorporation, bylaws or other organizational documents of any person or party, any agreement or arrangement providing for such indemnification, advancement, contribution or reimbursement, or any insurance policy covering Stockholder or any of its Affiliates, (B) any breach of or default under this Agreement, the Merger Agreement or any other agreement or document executed or delivered by Parent or Merger Sub, (C) any rights under this Agreement or the Merger Agreement, or (D) any rights or claims that are expressly reserved, acknowledged or granted by this Agreement or any other agreement or document executed or delivered in connection with the transactions contemplated hereby; or (ii) limit, impair or affect any rights or claims that Stockholder and/or its Affiliates may have against any other person or party arising out of or relating to any matter, event, circumstance, action, omission, transaction or occurrence that is outside the transactions contemplated hereby or the subject matter of this Agreement or any other agreement or document executed or delivered in connection therewith. For the avoidance of doubt, neither Parent nor Merger Sub shall assert any claim against Stockholder that any action taken by Stockholder solely in Stockholder’s capacity as a director or officer of the Company constitutes a violation of any provision of this Agreement.

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9. No Ownership Interest. Except as expressly set forth herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, or administer any of the policies or operations of the Company, or to direct Stockholder in the voting or disposition of any of the Shares, except as otherwise expressly provided in this Agreement. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent or Merger Sub, for purposes of Rule 13d-5(b)(1) under the Exchange Act or any other applicable Law, or as conferring upon Parent or Merger Sub beneficial ownership of any Shares at any time prior to the Offer Closing Time.

10. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered if delivered in person, (ii) on the next business day if transmitted by national overnight courier, or (iii) on the date delivered if sent by e-mail (provided confirmation of email receipt is obtained), to Parent, Merger Sub or the Company to the applicable address or email address set forth in Section 10.02 of the Merger Agreement and to each Stockholder at its, his or her address or email address set forth opposite such Stockholder’s name on Schedule 1 attached hereto (or at such other address or email address for a party hereto as shall be specified by like notice).

11. Certain Restrictions. Subject to the other terms of this Agreement, Stockholder hereby (a) waives and agrees not to exercise any rights (including under Section 262 of the DGCL) to demand appraisal of any Shares or rights to dissent from the Merger which may arise with respect to the Merger and (b) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other proceeding, against Parent, Merger Sub, the Company or any of their respective directors, officers or successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any proceeding (i) challenging the validity of, or seeking to enjoin the operation of, any provision of the Merger Agreement or this Agreement or (ii) alleging a breach of any fiduciary duty of the Board in connection with the Merger Agreement or the transactions contemplated thereby.

12. Disclosure.

(a) Stockholder shall permit the Company, Parent and Merger Sub to disclose in all documents and schedules filed with the U.S. Securities and Exchange Commission (the “SEC”) that Parent or the Company determines to be necessary in connection with the Merger and any transactions related to the Merger, Stockholder’s identity and ownership of Shares and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement; provided that Stockholder shall have a reasonable opportunity to review, comment on, and approve such disclosure prior to any such filing, and Parent and the Company shall use commercially reasonable efforts to incorporate any reasonable comments of Stockholder with respect thereto. Stockholder agrees to promptly notify Parent and the Company of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure.

(b) From and after the date hereof until the Termination Date, Stockholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent and the Company, except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent, the Company and Stockholder shall reasonably consult with Parent, Merger Sub and the Company with respect to such disclosure).

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13. Adjustments. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and the term “Shares” shall be deemed to refer to and include such securities.

14. Spousal Consent. If Stockholder is married and any of the Shares may constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, Stockholder shall deliver to Parent, Merger Sub and the Company, concurrently herewith, a duly executed consent of Stockholder’s spouse, in the form attached hereto as Exhibit A.

15. Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. This Agreement shall not be assignable by operation of Law or otherwise; provided that Parent may designate, prior to the Effective Time, by written notice to Stockholder, another subsidiary to be a party to this Agreement; provided that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of Stockholder or due to Parent or such other subsidiary. Any assignment in contravention of the preceding sentence shall be null and void.

16. No Waivers. No waivers of any breach of this Agreement extended by Parent or the Company to Stockholder shall be construed as a waiver of any rights or remedies of Parent or the Company with respect to any other stockholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other such stockholder of the Company. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

17. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflict of laws. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in such state (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

18. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH AND THE MATTERS CONTEMPLATED HEREBY AND THEREBY.

19. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s amended and restated certificate of incorporation, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto. If the Stockholder is married, and any of the Shares may constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, valid and binding, this Agreement has been duly and validly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Stockholder’s spouse, enforceable against Stockholder’s spouse in accordance with its terms.

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20. Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. Notwithstanding anything to the contrary in this Agreement, solely as between the Company, on the one hand, and Parent and Merger Sub, on the other hand, in the event of any conflict between this Agreement and the Merger Agreement, the Merger Agreement shall control.

21. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

22. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

23. Specific Performance. The parties hereto agree that irreparable damage may occur and that the parties hereto may not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts without proof of damages and, in any action for specific performance, each party hereto waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived. The parties hereto further agree that by seeking the remedies provided for in this Section 23, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that the remedies provided for in this Section 23 are not available or otherwise are not granted.

24. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

25. Counterparts; Effectiveness; Signatures. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile or.pdf signature and a facsimile or.pdf signature shall constitute an original for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, Parent, Merger Sub, the Company and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

[STOCKHOLDER]

By:
Name:

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

AURINIA PHARMA U.S., INC.

By:
Name:	Kevin Tang
Title:	Chief Executive Officer

AURINIA MERGER SUB, INC.

By:
Name:	Kevin Tang
Title:	Chief Executive Officer

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

KEZAR LIFE SCIENCES, INC.

By:
Name:	Christopher Kirk, Ph.D.
Title:	Chief Executive Officer

SCHEDULE 1

Stockholder Name, Address & Email Address	Company Common Stock	Company Stock Options	Company Restricted Stock Units

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EXHIBIT A

CONSENT OF SPOUSE

In consideration of the execution of that certain Tender and Support Agreement (the “Support Agreement”), dated March 30, 2026, by and among [•] (“Stockholder”), Aurinia Pharma U.S., Inc., a Delaware corporation (“Parent”), Aurinia Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and Kezar Life Sciences, Inc., a Delaware corporation, I, the undersigned, spouse of Stockholder, have been given a copy of, and have had an opportunity to review, the Support Agreement and clearly understand the provisions contained therein.

I hereby approve the Support Agreement and appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Support Agreement. I agree to be bound by and accept the provisions of the Support Agreement in lieu of all other direct or indirect legal, equitable, beneficial, representative community property or other interest I may have in the Shares (as defined in the Support Agreement) held by my spouse under the laws in effect in the state or other applicable jurisdiction of our residence as of the date of the signing of the Support Agreement.

(Signature)

Name: _________________________
(Please print)

Dated: _________________, 2026